As filed with the Securities and Exchange Commission on November 28, 2000

                                                 Registration No. --------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           TENGTU INTERNATIONAL CORP.
                  ---------------------------------------------
             (Exact name of registrant as specified in its charter)

                                    Delaware
             -------------------------------------------------------
            (State or jurisdiction of incorporation or organization)

                                      6799
             -------------------------------------------------------
            (Primary Standard Industrial Classification Code Number)

                                   77-0407366
                      ------------------------------------
                      (I.R.S. Employer Identification No.)

          206-5050 Kingsway, Burnaby, B.C., Canada V5H 4H2 604-438-9827
          -------------------------------------------------------------
                        (Address, including zip code, and
                    telephone number, including area code, of
                    registrant's principal executive offices)

       Hecht & Steckman, P.C., 60 East 42nd Street, Suite 5101, New York,
                              New York 10165-5101
                                  212-490-3232
 -------------------------------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                    including area code of agent for service)

    From time to time after the effective date of this Registration Statement
   --------------------------------------------------------------------------
        (Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933 please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.




                         CALCULATION OF REGISTRATION FEE

      TITLE OF EACH CLASS          AMOUNT TO BE        PROPOSED MAXIMUM              PROPOSED MAXIMUM          AMOUNT OF
SECURITIES TO BE REGISTERED       REGISTERED(1)(8)  OFFERING PRICE PER UNIT (3)  AGGREGATE OFFERING PRICE   REGISTRATION FEE
---------------------------     ------------------- --------------------------   ------------------------   ----------------
I. Common Stock, $.01 par
value(2)...................         39,420,00                $.46875            $18,478,125                      $4878.22

II. Common Stock, $.01 par
value underlying
Commitment Warrants(4).......        1,200,000                $0.745            $   894,000                       $236.02

III. Common Stock, $.01 par
value underlying
Purchase Warrants (5)........        4,380,000               $.46875            $ 2,053,125                       $542.03

IV. Common Stock, $.01 par
value underlying
Convertible Debenture(6).....        3,000,000                 $0.50            $ 1,500,000                       $396.00

V. Common Stock, $.01 par
value underlying
Warrants issued to Top
Eagle (7)....................        1,500,000                $1.00             $1,500,000                        $396.00

VI. Common Stock, $.01 par
value underlying
Warrants issued to
Orion Capital Incorporated (8)..       100,000                 $.50             $   50,000                       $  13.20

VII. Common Stock, $.01 par
value pledged to Orion Capital
Incorporated (9)................     1,000,000              $.46875             $  468,750                        $123.75

VIII. Common Stock, $.01 par
value (10)......................       500,000              $.46875             $  234,375                        $ 61.88

Totals                              51,100,000                                 $25,178,375                      $6,647.09


(1) In the event of a stock split, stock dividend or similar transaction involving our common stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.

(2) Issuable pursuant to our Investment Agreement with Swartz Private Equity, L.L.C. ("Swartz"). Under the Investment Agreement, for each share of our $.01 par value per share common stock issued to Swartz pursuant to a put right, Swartz will pay the us the lesser of (1) the market price for each share, minus $.075, or (2) 92% of the market price for each share, except that Swartz must pay at least the designated minimum per share price, if any, we specify in a notice provided to Swartz prior to a put. Market price is defined as the lowest closing bid price for our common stock during the 20 business day pricing period immediately following a put date. The maximum amount of our common stock to be purchased by Swartz under the Investment Agreement is $30,000,000. See "The Investment Agreement" and "Selling Securityholders."

(3) The aggregate offering price of shares of our common stock is estimated solely for purposes of calculating the registration fees, as determined in accordance with Rule 457, as follows:


         -- For the common stock indicated in rows I., VII. and VIII., above, in accordance with Rule 457(c), the aggregate offering price of shares of our common stock is estimated using the average of the high and low sales prices reported by the over-the-counter Bulletin Board for the common stock on November 24, 2000, which was $.46875 per share;

         -- For the common stock underlying warrants in rows II., III. and VI, above, the filing fee is based upon the higher of (i) the average of the high and low sales prices reported by the over-the-counter Bulletin Board for the common stock on November 24, 2000 or (ii) the exercise price of such warrants pursuant to Rule 457(g);




(4) Represents shares of common stock issuable to Swartz upon exercise of an outstanding Commitment Warrant issued pursuant to our Investment Agreement with Swartz. The Commitment Warrants bear an initial exercise price of $0.745 per share. The initial exercise price is subject to adjustment every six
(6) months and is tied to the lowest closing price for the five trading days preceding the adjustment.

(5) Represents shares of our common stock issuable to Swartz upon exercise of warrants issuable to Swartz under our Investment Agreement with Swartz. Pursuant to the Investment Agreement, we are required to issue to Swartz warrants to purchase a number of shares of common stock equal to 10% of the number of shares that we sell to Swartz in puts under the Investment Agreement at exercise prices equal to 110% of the market price when the warrant is issued. The exercise price is subject to adjustment every six (6) months and is tied to the lowest closing price for the five trading days preceding the adjustment.

(6) Represents shares of our common stock issuable upon conversion of a $1,500,000 Convertible Debenture issued to Top Eagle Holdings, Ltd. under Rule 506, due December 23, 2003. Until December 23, 2000, the conversion price os $.50 per share. After December 23, 2000, the conversion price becomes $1.00 per share. After December 23, 2001, the conversion price becomes $2.00 per share. After December 23, 2002, the conversion price becomes $4.00 per share.

(7) Represents shares of our common stock issuable upon the exercise of 1,500,000 warrants issued to Top Eagle Holdings, Ltd. in a Rule 506 offering. The warrants expire on December 23, 2002. Until December 23, 2000, the exercise price is $1.00 per share. After December 23, 2000, the exercise price becomes $2.00 per share. After December 23, 2001, the exercise price becomes $4.00 per share.

(8) Represents shares of our common stock issuable upon exercise of 100,000 warrants issued to Orion Capital Incorporated in connection with a $500,000 loan made to us on November 15, 2000. The warrants have a five year term and are exercisable at $.50 per share.

(9) Represents shares of our common stock outstanding and held by the following five of our officers and/or directors which has been pledged to Orion Capital Incorporated as security for a loan made to us: Pak Kwan Cheung, Jing Lian, Xiaofeng Lin, Zhang Fan Qi and Hai Nan.

(10) Represents shares of our common stock to be offered by us to consultants and service providers promptly and on a continuous basis for a period in excess of 30 days from the date of effectiveness of this registration statement.

                                   PROSPECTUS

                                51,100,000 SHARES
                      $.01 PAR VALUE PER SHARE COMMON STOCK

                           TENGTU INTERNATIONAL CORP.

         This prospectus relates to:

         (1) the resale by Top Eagle Holdings, Ltd. of up to 4,500,000 shares of our $.01 par value per share common stock issuable upon conversion of a $1,500,000 Convertible Debenture and upon exercise of 1,500,000 warrants, both of which were issued in connection with a financing transaction in December, 1999.

         (2) the resale by Orion Capital Incorporated of 100,000 shares of our $.01 par value per share common stock issuable upon exercise of 100,000 warrants granted in connection with a loan made to us on November 17, 2000.

         (3) the resale by Orion Capital Incorporated of 1,000,000 shares of our $.01 par value per share common stock, owned by the following of our officers and/or directors, which was pledged as security for a loan made to us by Orion Capital Incorporated: Pak Kwan Cheung, Jing Lian, Xiaofeng Lin, Zhang Fan Qi and Hai Nan.

         (4) the offering, by us, of up to 500,000 shares of our $.01 par value per share common stock in exchange for public relations and investor relations services.

         (5) the resale by Swartz Private Equity, L.L.C. ("Swartz") of up to 45,000,000 shares of our $.01 par value per share common stock.

         Pursuant to our Investment Agreement with Swartz dated October 25, 2000 (the "Investment Agreement"), we have established an equity line under which we have the right to sell up to $30 million of our $.01 par value per share common stock to Swartz in "puts" at a price equal to the lesser of (1) the market price for each share, minus $.075, and (2) 92% of the market price for each share, except that Swartz must pay at least the designated minimum per share price, if any, that we specify in a notice provided to Swartz prior to a put. Market price is defined as the lowest closing bid price for our Class A common stock during the 20 business day pricing period immediately following the date on which we notify Swartz of our intention to commence a put.

         Swartz may sell the stock purchased from us on the over-the-counter Bulletin Board or in negotiated transactions. Of the shares offered,

         -- up to 39,420,000 shares are issuable to Swartz based on the Investment Agreement, and

         -- up to 1,200,000 shares are issuable upon the exercise of the outstanding Commitment Warrant issued to Swartz under the Investment Agreement.

         -- up to 4,380,000 shares issuable upon the exercise of the Purchase Warrants issuable to Swartz under the Investment Agreement.

We will not receive the proceeds of any of the shares sold by Swartz. However, we may receive up to $30 million from the sale of shares to Swartz, and we may receive additional proceeds from the sale to Swartz of shares issuable upon the exercise of any warrants that may be exercised by Swartz.

         The offering to Swartz is being made on a firm commitment basis. See "Determination of the Offering Price" on page 16.

         Our common stock is traded on the over-the-counter Bulletin Board under the symbol "TNTU."

         Investing in our common stock involves certain risks. See "RISK FACTORS" beginning on page 7.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

         The information in this prospectus is not complete and may be changed.

         These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

         The date of this prospectus is November 27, 2000.

                                TABLE OF CONTENTS

                                     PART I

Table of Contents........................................................... 3-4

Prospectus Summary.......................................................... 5-7

Risk Factors................................................................7-15

Use of Proceeds.............................................................  16

Determination of Offering Price ............................................  16

Dilution ..................................................................16-17

Selling Security Holders ..................................................17-22

Plan of Distribution ......................................................22-23

Description of Securities to Be Registered.................................23-25

Interests of Named Experts and Counsel.....................................25-26

Information with Respect to the Registrant ................................26-53

         (a)  Description of Business .....................................26-35

         (b)  Description of Property .....................................35-36

         (c)  Legal Proceedings ...........................................   36

         (d)  Market Price of and Dividends on the
              Registrants Common Equity and Related
              Stockholder Matters .........................................   36

         (e)  Index to Financial Statements and
              Financial Statements .......................................F1-F44

         (f)  Selected Financial Data .....................................   37

         (g)  Supplementary Financial Information..........................   37

         (h)  Management's Discussion and Analysis
              of Financial Condition and Results
              of Operations................................................37-44

         (i)  Changes in and Disagreements with
              Accountants on Accounting and Financial
              Disclosure...................................................   44

         (j)  Quantitative and Qualitative Disclosures
              about Market Risk............................................44-45

         (k)  Directors and Executive Officers.............................45-47

         (l)  Executive Compensation.......................................48-51

         (m)  Security Ownership of Certain Beneficial
              Owners and Management........................................51-52

         (n)  Certain Relationships and Related Party
              Transactions.................................................52-53

Disclosure of Commission Position on Indemnification
for Securities Act Liabilities.............................................   53

                                     PART II

Other Expenses of Issuance and Distribution ...............................   54

Indemnification of Directors and Officers .................................   55

Recent Sales of Unregistered Securities ...................................55-56

Index to Exhibits and Financial Statement Schedules .......................56-58

Undertakings ..............................................................   58

         NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFERING DESCRIBED IN THIS PROSPECTUS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY TENGTU INTERNATIONAL CORP. OR SWARTZ PRIVATE EQUITY, L.L.C. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE PURSUANT TO THIS PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE THE DATE OF THIS PROSPECTUS OR THAT THE INFORMATION CONTAINED IN IT IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               PROSPECTUS SUMMARY

         The following is a summary of the pertinent information regarding this Offering. This summary is qualified in its entirety by the more detailed information and financial statements and related notes appearing elsewhere in this Prospectus. The Prospectus should be read in its entirety, especially the risks of investing in our common stock discussed under "RISK FACTORS," as this summary does not constitute a complete recitation of facts necessary to make an investment decision. References in this prospectus to the "Company", "We", "Our" and "Us" refer to Tengtu International Corp., a Delaware corporation.

The Offering

Common Stock
offered *                           51,100,000 shares

Common Stock Outstanding
Prior to this Offering              24,176,321 shares

Common Stock Outstanding
After this Offering                 75,276,321 shares

Offering Price             The shares being registered hereunder are being
                           offered by Swartz, Top Eagle Holdings, Ltd. and
                           Orion Capital Incorporated from time to time at the then current market price or such other price as they may negotiate. The shares to be offered by us are to be exchanged for public relations and investor relations services at the then current market rate.

Dividend Policy We do not anticipate paying dividends on our Common Stock in the foreseeable future.

Use of Proceeds            The shares offered herein are being sold by
                           Swartz, Top Eagle Holdings, Ltd. and Orion
                           Capital Corp. and exchanged by us for services, and, as such, we will not receive any of the proceeds of this Offering other than services rendered to us.
                           (See "Use of Proceeds").

Material Risk Factors      This Offering involves a high degree of risk,
                           elements of which include possible lack of profitability, default on our funding commitment, legal and other uncertainties of doing business in China and with the Chinese
                           Government, and competition. There is a risk to investors due to the speculative nature of this investment, historical losses from operations, a shortage of capital, lack of dividends, dilution factors, control by present shareholders and economic conditions in general.
                           There is a material risk that we may have insufficient funding to engage in any or all of the activities we have proposed (See "Risk Factors" and "Dilution").

* Assumes the issuance of 39,420,000 Put Shares and the exercise by Swartz of 5,580,000 warrants to acquire common shares. Includes up to 6,100,000 shares to be offered by us and the Selling Securityholders other than Swartz - Top Eagle Holdings, Ltd. and Orion Capital Incorporated.

                                   THE COMPANY

         Tengtu International Corp., through a joint venture in mainland China, and subsidiaries in mainland China and Hong Kong,

         -- develops and markets educational software for the Chinese schools,

         -- markets and sells hardware and performs systems integration services for the Chinese schools, and

         -- provides animation and multimedia services in China.

         We were incorporated on May 6, 1988 in the State of Delaware under the name Galway Capital Corporation. The name was subsequently changed to Tower Broadcast, Inc. and then Tengtu International Corp. on May 24, 1996 to better reflect our business operations. Our principal offices are located at 206-5050 Kingsway, Buraby, B.C., Canada M5H 4H2, and our phone number is 604-438-9729.

                      THE INVESTMENT AGREEMENT WITH SWARTZ

         On October 25, 2000, we entered into an Investment Agreement with Swartz Private Equity, L.L.C. ("Swartz") under which we, from time to time, have the option to issue Swartz shares of our common stock up to a maximum aggregate offering amount of $30,000,000. Under the Investment Agreement, shares are issued to Swartz, and Swartz pays for the shares in transactions referred to as "Puts." We have the right, at our sole discretion, to put shares of our $.01 par value per share common stock, to Swartz, which Swartz must purchase, for a dollar amount of up to $2,000,000 in each Put, subject to additional limitations on the timing of our exercise of Put rights and on the number of shares Swartz is obligated to purchase. Our right to Put shares to Swartz is for a period of 36 months beginning on the effective date of the registration statement of which this prospectus is a part.

         The purchase price to be paid for the Put Shares by Swartz is equal to the lesser of (i) the Market Price (as defined below), minus $.075, or (ii) 92% of the Market Price. The "Market Price" for each Put equals the lowest closing bid price of the our common stock on the principal trading exchange or market for our common stock during the Pricing Period (as defined below) for the applicable Put. The "Pricing Period" means, unless otherwise shortened under the terms of the Investment Agreement, the period beginning on the business day immediately following the Put Date (as defined below) and ending on and including the date which is 20 business days after such Put Date. The "Put Date" is the date that is specified in a written notice delivered to Swartz (the "Put Notice") in which we notify Swartz of our intention to commence a Put. We have the option, on the date we notify Swartz of a Put, to designate a minimum price for the shares to be purchased by Swartz in the Put which is no greater than the lesser of 80% of the closing bid price of our common stock on the day preceding the notice or the closing bid price on that day minus $.125. If we designate a minimum price, Swartz must pay at least that price for our common stock.

         For each Put, Swartz will receive an amount of warrants (the "Purchase Warrants") equal to 10% of the number of Put Shares purchased. The exercise price of the Purchase Warrants shall initially be an amount equal to the Market Price for the applicable Put, with semi-annual reset provisions.

         As compensation for entering into the Investment Agreement, we granted to Swartz a warrant to purchase 1,200,000 shares of our common stock (the "Commitment Warrants"). The initial exercise price for the Commitment Warrants is $0.745 per share; if the date of exercise is more than six months after the date of issuance, the exercise price is the lesser of (i) the exercise price then in effect or (ii) an amount equal to the lowest closing bid price of our stock for the five trading days ending on each six month anniversary of the date of issuance.

         The Put Shares have demand registration rights and both the Purchase Warrants and Commitment Warrants have piggyback registration rights, semi-annual reset provisions and a 5-year term.

         For a detailed discussion of the Investment Agreement, see "Selling Securityholders."

                             SUMMARY FINANCIAL DATA

         The information set forth below for the years ended June 30, 2000 and 1999 and for the three months ended September 30, 2000, are derived from our audited consolidated financial statements and the unaudited interim consolidated financial statements, respectively, included elsewhere in this prospectus. Unless indicated otherwise, all financial information and dollar amounts in this prospectus are in U.S. dollars.


                                             12 MONTHS ENDED                  3 MONTHS ENDED
                              -------------------------------------------   -------------------
                              JUNE 30, 2000   JUNE 30, 1999 June 30, 1998   September 30, 2000
                              -------------   ------------- -------------   -------------------

total assets                   $ 2,407,842     $ 1,911,912    $ 2,871,926       $2,080,239
total sales                        358,026         624,121      3,233,170        1,143,446
income (loss) from              (4,701,285)     (1,886,399)    (4,402,014)        (597,835)
continuing operations
income (loss) from continuing         (.23)           (.10)          (.23)           (.025)
operations per common share
dividends declared per                   0               0              0                0
common share

                                  RISK FACTORS

         Prospective investors should carefully consider the specific factors set forth below, as well as the other information contained in this prospectus, before deciding to invest in the common stock offered hereby.

WE HAVE ONLY BEEN AN OPERATING BUSINESS FOR A SHORT TIME AND
IT MAY BE DIFFICULT TO EVALUATE OUR BUSINESS AND PROSPECTS

         While we were organized in May, 1988, we have only been an operating company since May, 1996 and are subject to all of the business risks associated with a new enterprise, including, but not limited to, risks of unforeseen capital requirements, failure of market acceptance, failure to establish business relationships, and competitive disadvantages as against larger and more established companies. The effect of any or all of these risks could affect the trading price of our common stock and you may lose all or part of your investment

WE HAVE HAD OPERATING LOSSES AND THESE OPERATING LOSSES MAY CONTINUE

         We have experienced sustained significant operating losses that have resulted in substantial consumption of our cash reserves. The majority of our research, development and engineering activities are dedicated to the development of new software. As a result, we are not generating sufficient revenue from the sales of our existing products to cover the expenses associated with the development of new products and the costs of distribution, which in the case of our Total Solution product requires the training of teachers and installers in the Peoples Republic of China ("PRC"). For the fiscal years ended June 30, 2000 and June 30, 1999, we had a net loss of $4.7 million and $1.9 million, respectively. For the three months ended September 30, 2000, we had a net loss of $597,835.

         Educational software requires extensive continuing development which may result in continuing operating losses notwithstanding any greatly increased sales of our products or the products of others for which we act as the PRC distributor. There is no assurance that the profits from our existing products or from acting as the distributor of Microsoft (China) Ltd.'s products used in the PRC K-12 market will be sufficient to offset the software development costs and related costs unique to the PRC, such as training of teachers and employees of our distributors.

OUR AUDITED FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED
JUNE 30, 2000 CONTAIN "GOING CONCERN" LANGUAGE

         The independent auditor's report for our financial statements for the year ended June 30, 2000 states that because of the significant operating loss of $4.7 million, negative cash flows from operations of $1.2 million and a working capital deficit of $2.9 million, that as of June 30, 2000, there is substantial doubt about our ability to continue as a going concern. A "going-concern" opinion indicates that the financial statements have been prepared assuming we will continue as a going-concern. Management is addressing the going concern opinion with a plan of equity and debt financing, anticipated near-term profits from the sale of our Total Solution product, profits from future sales of our products, our Microsoft distributorship and sales from our Edsoft Platforms (H.K.), Ltd. subsidiary.

WE ARE IN DEFAULT ON OUR COMMITMENT TO FUND BEIJING TENGTU UNITED
ELECTRONICS DEVELOPMENT CO., LTD.

         We have a 57% ownership interest in Beijing Tengtu United Electronics Development Co., Ltd. ("Tengtu United"), our joint venture with Beijing Tengtu Culture & Education Development Co., Ltd. (Tengtu China"). A major consideration for our 57% ownership interest in the Tengtu United joint venture was our commitment to provide $12 million in capital funding pursuant to an amended and restated joint venture agreement with Tengtu China. To date, we have only furnished $6.7 million of the $12 million commitment. Due to our operating losses and the lack of proper funding to Tengtu United, it is now being funded by one of the shareholders of Tengtu China, Beijing Oriental Lian Fa Technology and Trade Group, Co. Ltd. ("Oriental Lian Fa"). Although Zhang Fan Qi, one of our directors, is also the controlling shareholder of Oriental Lian Fa, there is no assurance that Oriental Lian Fa will, through Tengtu China, continue to fund Tengtu United, especially if we do not promptly satisfy the balance of our funding commitment to Tengtu United, of which there is no assurance. If Tengtu United has no funding, then our ability to operate in the PRC K-12 educational market would be materially and adversely affected.

DEPENDENCE ON FINANCING

         Our long-term ability to meet our liquidity requirements and to continue operations will depend on the following:

         -- our ability to raise additional capital, including our ability to draw down money pursuant to the Swartz equity line;

         -- our ability to raise additional capital - we may need additional funds both prior to and after the Swartz equity line is available to accelerate our development and marketing plans. Our inability to obtain necessary capital or financing to fund these needs could adversely affect our business, results of operations and financial condition. Additional financing may not be available when needed or may not be available on terms acceptable to us. If additional funds are raised by issuing equity securities, stockholders may incur dilution. If adequate funds are not available, we may be required to delay, scale back or eliminate one or more of our development or marketing programs or otherwise limit the development or marketing of our products, which may affect our business, results of operations and financial condition and reduce the value of your investment.

         -- our ability to profitably market our Total Solution product and generate profits from our distributorship arrangements with Microsoft (China), Ltd. and others;

         --    Edsoft Platforms (H.K.), Ltd.'s ability to generate a profit;

         -- our ability to develop new products for or related to the PRC K-12 market and then produce, market and/or distribute those products at a profit; and

         -- our ability to promptly fund the balance of our commitment to Tengtu United.

         Our future working capital and capital expenditure requirements may vary materially from those now planned depending on numerous factors, including:

         -- our ability to sell and install our Total Solution product at a profit;

         -- our ability to market and distribute our Digital Library System and the General School Networking System products;

         -- our ability to develop and market new software products to be used by or directly related to the PRC K-12 market;

         -- the ability of our TIC Beijing Digital Pictures Co., Ltd. ("TIC Beijing") subsidiary to transform itself from a highly skilled post-production facility into a meaningful and profitable producer or packager of programs for the K-12 educational and entertainment market in the PRC; and

         -- our ability to upgrade our staff, products and services as a systems integrator and software developer to enable us to also become an Application Service Provider/Internet Content Provider to put us in the position to become a leading provider of products and services over the internet to PRC children between 5 and 18 and their parents.

WE MAY BE UNABLE TO OBTAIN SUFFICIENT FUNDS FROM THE EQUITY LINE AGREEMENT WITH SWARTZ TO MEET OUR LIQUIDITY NEEDS

         To continue operations, we must obtain sufficient funds from the equity line agreement with Swartz. However, the amount of money we can obtain under the equity line is limited by the future market price and volume of trading of our common stock. If the price of our common stock remains at its current level, or trading volume in our common stock is low, we may be unable to obtain sufficient funds to meet our liquidity needs, including the balance of our commitment to Tengtu United and the capital needed to make TIC Beijing a meaningful producer of animation and educational digital products. Although we have obtained short term bridge loans, these loans, to date, are insufficient to meet our financing and liquidity needs.

WE INCUR SIGNIFICANT EXPENSES TO SUPPORT OUR NEW PRODUCT DEVELOPMENT

         In order to support anticipated growth and new product development, we expect to incur significantly increased operating expenses and capital expenditures in the future. We expect to continue to incur significant expenses in the near future, primarily as a result of the following:

         -- increased research and development associated with keeping our existing educational software products competitive and developing new products for the rapidly developing PRC K-12 market;

         -- expansion of direct distribution of products related to the national roll-out of the Total Solution and Microsoft (China), Ltd. products for the PRC K-12 market, expansion of our products in Hong Kong through Edsoft Platforms (H.K.), Ltd. and then Southeast Asia;

         -- our plan to attempt to become an Application Service Provider/Internet Service Provider; and

         -- our plan to transform TIC Beijing into a major producer rather than a provider of only post-production technical services.

Research and development expenditures for the fiscal year ended June 30, 2000 and 1999 were minimal, primarily as a result of insufficient capital. Tengtu China, our 43% joint venture partner in Tengtu United funded almost all of Tengtu United's development costs in the past 9 months. The future level of research and development expenditures will depend on significant profits or financings, of which there is no assurance, delays or changes in PRC central and local governmental policies and approval procedures, technological and competitive developments and strategic marketing decisions.

LEGAL UNCERTAINTIES UNDER THE CURRENT CHINESE LEGAL ENVIRONMENT

         The Chinese legal system is based on written statutes and, unlike common law systems, decided legal cases in China have little precedential value. In 1979, China began the process of developing its legal system by undertaking to promulgate a comprehensive system of laws. Its development is an ongoing process. On December 29, 1993, the National People's Congress promulgated the Company Law of The People's Republic of China. The Company Law, the rules and regulations promulgated under and legal prescriptions relating to Chinese companies, provide the core of the legal framework governing the corporate behavior of companies such as our subsidiaries and joint venture and their respective directors, shareholders and participants. Because these laws, regulations and legal requirements are relatively new, their interpretation and enforcement involve significant uncertainty. Although we believe considerable progress has been made in the promulgation of laws and regulations dealing with economic matters such as corporate organization and governance, foreign investment, commerce and taxation, the legal effect of various arrangements, contracts and actions, or lack thereof, such as (i) impact of our inability to date to fully fund the $12,000,000 commitment to Tengtu United, (ii) the enforceability of the provisions of our strategic alliance with Microsoft (China), Ltd., and (iii) the enforceability of TIC Beijing co-production agreements and (iv) the legal effect and scope of our various licenses, cannot be determined with certainty at this time. Also, at the present time PRC governmental policies have taken on more importance than rules of law. PRC governmental policies are subject to rapid change, which could adversely affect our operations in the PRC. In view of the foregoing, Chinese counsel has not been retained to pass on these matters.

FINANCIAL UNCERTAINTIES UNDER THE CURRENT PRC BUDGETARY CONSTRAINTS

         At the present time, many PRC schools, especially those in the rural areas, do not have sufficient funds to purchase the appropriate computer hardware and/or establish a local area network. Also, at the present time, the PRC central government, and most of the provincial and local governments, are unwilling to raise taxes to adequately fund the institution of information technology in all of the PRC schools, which the central government has mandated must have at least one computer classroom by the end of 2005. With respect to that category of potential purchasers of our Total Solution product, which is also marketed in the PRC as the Network Classroom, we have worked out the following program with the PRC government in an attempt to enable the schools to purchase the necessary infrastructure to utilize our computer software. The PRC central government will fund a portion of the costs. The PRC provincial and local governments will also fund a portion. Together, we estimate that the governmental sources will fund approximately 50%-60% of these costs. We have been advised that bank financing will be available for the difference, if the banks are satisfied that they will be repaid. In that connection, the central government has recently authorized certain provinces and local governments within those provinces to assess an information technology use tax on the parents of school children to fund information technology in the PRC school system. Because this involves an annual tax per student, we, and the PRC central government believe that the Chinese families, especially with the PRC one child per family rule, have sufficient funds and motivation to pay this tax. The inability to properly fund the necessary infrastructure would have a material and adverse effect on our sale of the Network Classroom, the Digital Library and other educational software products that we may develop.

         With respect to schools that already have the necessary infrastructure, the use of our software will be dependent on appropriate teacher training. In addition to Microsoft (China), Ltd.'s commitment to provide such training, the PRC central government is administering a program bringing in teachers from the rural areas and training them on computer use, in general, and the Network Classroom, in particular. In the event that the PRC government were to discontinue this program, there would be an insufficient number of trained teachers to operate the Network Classroom and/or teach other teachers at their school on how to operate the Network Classroom, which would adversely affect our potential sales of educational software to the PRC schools.

ADDITIONAL RULES OF DOING BUSINESS IN CHINA

         Through one of our subsidiaries and joint venture, we conduct a substantial portion of our operations in the PRC subject to licenses granted by the PRC government. Accordingly, we are subject to special considerations and significant risks not typically associated with investment in equity securities of United States and Western European companies. These include the risks associated with, among others, the political, economic, and legal environments and foreign currency exchange. As a result, the development, production and distribution of our products in the PRC may be adversely affected by changes in the political and social conditions in the PRC and by, among other things, changes in governmental policies and changes in key personnel at the PRC Ministries of Information Technology and Education which are responsible for administering our licenses.

ONE OF THE TORCH PROJECTS HAS NOT YET BEEN FORMALLY AWARDED TO TENGTU UNITED

         The General School Networking System is a "Torch Project" that was awarded to Tengtu China by the PRC Government. However, the PRC Government has not yet given its formal written approval of the General School Networking System to Tengtu United. While Tengtu United anticipates that it will receive formal written approval, there is no assurance this approval will be obtained.

TENGTU CHINA'S ELECTRONIC PUBLISHING LICENSE HAS NOT FORMALLY BEEN RENEWED

         Tengtu China's electronic publishing license was granted by the Chinese Bureau of News on December 1, 1998, is for one year, and is renewable each year thereafter upon approval from the PRC Government. A renewal application has been filed and is still pending as of November, 2000. While Tengtu China has received verbal assurances that the license has been renewed, no formal written renewal has been received. Therefore, there is no guarantee that the verbal renewal is effective. In addition, until we raise additional capital, we will not be able to participate in any meaningful way in electronic publishing activities.

DEPENDENCE UPON PRC GOVERNMENT FUNDING

         The PRC Ministry of Education under the auspices of the National Center for Audio/Visual Education ("NCAVE"), Tengtu China and Legend Computer Group entered into a cooperation agreement on September 20, 2000 known as the "Relief for Disadvantaged Regions Project." Under this cooperation agreement, the NCAVE is obligated to direct the purchase of 5,000 units of Tengtu United's Total Solution by PRC schools. However, there can be no guarantee that this commitment will continue or that the necessary funds will continue to be available for this purpose.

LACK OF SIGNIFICANT COMPUTER INFRASTRUCTURE

         One of the reasons for our prior operating losses was that the software programs we developed could not be sold in sufficient volume because there was no application software platform in the PRC schools to enable teachers and students to utilize those programs. In addition, we found that the school systems lacked adequate computer hardware, networks and appropriate teacher familiarity and training. As a result, Tengtu United is working with the PRC Ministries of Education and Information Technology to assist in developing an educational computer infrastructure, especially in the rural areas of the PRC, which have a population of approximately 1.2 billion people. There is no assurance that, within the immediate future, a significant portion of the PRC school system will be able to develop the appropriate educational software infrastructure to enable developers and/or distributors of educational software to operate profitably.

OUR CURRENT ALLIANCES COULD ADVERSELY AFFECT REVENUES

         The terms of our current alliances may require us and our partners to share revenues and expenses from joint activities, or for us to grant our partners licenses to manufacture, market, and sell our products. While the leveraging of our resources through these alliances may have a favorable effect on our financial condition the sharing of revenues may have a negative effect on our results of operations.

WE HAVE LIMITED EXPERIENCE IN DIRECTLY SELLING AND MARKETING OUR PRODUCTS IN THE PRC AND HONG KONG AND MAY NOT BE ABLE TO EXPAND AND SUPERVISE A DIRECT SALES AND MARKETING FORCE THAT CAN MEET OUR CUSTOMERS' NEEDS

         Outside the Beijing, China metropolitan area, the PRC central government is currently either purchasing the Total Solution directly, or, through its recommendation of the product, working directly with the PRC provincial and local governmental education departments. We have limited experience in direct marketing, sales and distribution and the educational software market is new and developing in the PRC. Our future profitability will depend, in part, on our ability to expand and supervise a direct sales and marketing force, or distributors to sell educational software and other products and services to our customers, and the training and reliability of distributors if the PRC government ceases to assist in the marketing and sale of our products. In that event, we may not be able to attract and retain qualified salespeople or be able to build an efficient and effective sales and marketing force. Failure to attract or retain qualified salespeople or to build an efficient and effective sales and marketing force in the PRC could negatively impact sales of our products, thus reducing our revenues and profitability.

         Conducting business in foreign countries will expose us to the risks of dealing with foreign governmental policies, regulations, tariffs, import and export restrictions, transportation, currency translations and taxes and local regulations. Consummation of such foreign marketing activities could lead to unanticipated and fluctuating expenses and revenues and sales and marketing dislocations that are beyond our ability to control, and which could negatively impact sales of our products, thus reducing our revenues and profitability.

NO INTELLECTUAL PROPERTY PROTECTION

         The Business Software Alliance estimated in 1999 that 91 percent of the software used in PRC was pirated or stolen. There are two distinct markets for educational software: (i) individuals and families and (ii) the educational system. Software piracy is currently largely confined to the market for individual and families because at the current time PRC governmental agencies insist on the use of only authorized products. If their audits of a school disclose the use of pirated software, we have been advised that governmental funding will be cut off and, thus, that school system will be unable to fulfill the requirement of at least one computerized classroom per school by 2005. Absent those governmental audits, software piracy will continue to be a major risk because there is a lack of sufficient law enforcement and regional protection.

         Also, recently we became aware that certain Microsoft (China), Ltd. components to the Total Solution were being improperly sold into the K-12 market by some of the Microsoft (China), Ltd. channel managers in contravention of the terms of the strategic alliance between us and Microsoft (China), Ltd. Although we believe PRC governmental agencies and Microsoft (China), Ltd. have taken the necessary steps to ensure that we are its exclusive distributor for its products to the PRC K-12 market, there is no assurance that this will not reoccur or that other entities will be able to copy all or a portion of the products we produce or distribute as software piracy is, and will continue to be, a major problem in the PRC, absent a stringently applied governmental audit program of the school systems.

THE MARKETS IN WHICH WE OPERATE ARE HIGHLY COMPETITIVE AND SUBJECT TO RAPID TECHNOLOGICAL CHANGE

         A large number of companies are involved, or are becoming involved, in the development and commercialization of products directed to the PRC K-12 software market. With respect to the development and sale of application software platforms to the K-12 market in mainland China, we are aware of the following competitors: IBM China, Novell China and companies marketing Linux based platforms. Although we believe that at the current time Tengtu China/Tengtu United is considered the leading PRC developer of educational software for the PRC K-12 market, in view of Tengtu United's limited capital, there is no assurance that we will be able to maintain our position much longer.

         We have no information as to the nature and extent of our competitors' sales of application software platforms to the PRC K-12 market. There are a number of domestic Chinese companies, as well as foreign companies, which produce individual software programs which can be utilized by teachers and students. We have no knowledge of their sales into the K-12 market at the school and school district level, although we have been advised that these other companies' sales of educational software in the PRC is negligible. Certain of these programs are marketed by other companies directly to the students and their parents, but this is not the market in which we are initially focusing. Tengtu United's actual and potential competition, with respect to educational software programs for use the PRC, consists of numerous Chinese and foreign software manufacturers.

         In view of the reduced cost of hardware and software necessary for many types of animation, there are now a number of small independent companies with low overhead which can produce computerized animation of almost equal quality at lower costs than TIC Beijing. TIC Beijing is thus in the process of emphasizing its ability to act as a producer in addition to its post-production services. TIC Beijing recently leased its facilities and personnel until September 2001 to an unaffiliated third party. However, it has retained the exclusive use of these facilities and personnel for two days each week and the right to the use of these facilities and personnel when the lessee is not using them, thus, enabling TIC Beijing to furnish any post-production services required by its strategic alliances. There is no assurance that TIC Beijing or its strategic partners will be able to raise the capital required to continue the development of its current projects. There are many major producers of animation, including Walt Disney & Co., who are larger, more experienced and better financed. In the event TIC Beijing is unable to become a profitable producer, it is doubtful that it can continue to compete successfully as a post-production facility.

         The markets in which we compete and intend to compete are undergoing, and are expected to continue to undergo, rapid and significant technological change, and we expect competition to intensify as technological advances in such fields are made and other companies seek to enter the PRC markets we service.

         Several of our competitors have developed or may develop educational software products that are similar in design and capability to our existing products, or products under development, for markets other than the PRC. We further anticipate that additional products for similar applications will be developed and marketed by our competitors. Further, many of our competitors and potential competitors have substantially greater resources, research and development staffs, capabilities and facilities than we do for developing, manufacturing and marketing educational software products. For Tengtu United to remain competitive, we must continue to enhance and improve our existing products: the Total Solution, the General School Networking System and Digital Library System and develop acceptable and useful new products for the PRC K-12 market, of which there is no assurance.

POSSIBLE PAYMENT PROBLEMS

         Some U.S.-based companies engaged in business in the PRC have experienced problems in collecting money and/or in getting money out of the PRC. We believe that because education is such a high priority under the current political environment, payment for our products and services should not be a problem. However, if the political climate should change, the inability to promptly collect for our products or services could materially and adversely affect our operations.

WE DEPEND ON OUR KEY PERSONNEL

         Because of the specialized, technical nature of our business, we are highly dependent upon our ability to retain our current personnel, including, but not limited to, Pak Kwan Cheung, our founder and presently our Chairman of the Board. In addition, we believe that Jing Lian, a vice president and director, as well as Zhang Fang Qi, are also key to our ability to successfully do business in the PRC. The loss of any of these persons could have an adverse effect on our business. We have no key man insurance. In addition, our ability to effectively pursue our business strategy will depend upon, among other factors, the successful recruitment and retention of additional highly skilled and experienced software programmers, managerial, marketing, and accounting personnel who can function effectively in the PRC. In some cases, the market for these skilled employees is highly competitive, which makes it difficult to attract and retain key employees. We cannot assure you that we will be able to retain or recruit such personnel, and the inability to do so could materially and adversely affect our business, financial condition and results of operations.

CERTAIN CURRENT STOCKHOLDERS OWN A LARGE PORTION OF OUR VOTING STOCK WHICH COULD INFLUENCE DECISIONS THAT WOULD ADVERSELY AFFECT NEW INVESTORS

         Our officers, directors, and affiliates beneficially own or control approximately 30% of our outstanding common stock with Pak Kwan Cheung, Chairman and Chief Executive Officer controlling approximately 16% of the common stock outstanding. These stockholders may be able to influence matters requiring stockholder approval and thereby, our management and affairs. Matters that typically require stockholder approval include:

         --    election of directors;

         --    mergers or consolidations; and

         --    sales of all or substantially all of our assets.

         This concentration of ownership could delay or prevent another person or persons from acquiring control or causing a change in control, even if such change would increase the price of our common stock. Preventing a change in control in favorable circumstances may affect your ability to sell your securities at a higher price.

WE HAVE OPTIONS, WARRANTS AND RESTRICTED SECURITIES OUTSTANDING WHICH MAY CAUSE DILUTION OF OUR SHAREHOLDERS AND ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK

         As of November 27, 2000, we had outstanding 2,800,000 warrants. 1,500,000 of those warrants have an exercise price of $0.50. The exercise price of those warrants is to increase to $1.00 after December 21, 2000, $2.00 after December 21, 2001 and $4.00 after December 21, 2002. 1,200,000 of those warrants were issued to Swartz and have an exercise price of $.745 which is to be reset every six months.

         As of November 27, 2000, we also had outstanding 2,600,000 options with exercise prices ranging from $0.218-$0.968. We have reserved additional shares for issuance pursuant to options. If the holders exercise these stock options and warrants, it will dilute the percentage ownership interest of our current shareholders. In addition, the terms upon which we would be able to obtain additional money through the sale of our stock may be negatively affected by the existence of these warrants and options because new investors may be concerned about the impact upon the future market price of our common stock if these warrants and options were exercised and the underlying stock sold.

         In addition, as of November 27, 2000 we had outstanding a $1,500,000 principal amount convertible debenture. Each $1.00 principal amount is convertible into shares of our common stock at the rate of $0.50 per share until December 21, 2000. For each of the following twelve month periods, the rate of conversion increases to $1.00 then $2.00 and then $4.00 per share. If converted on November 15, 2000, the Convertible Debenture would have been convertible into 3 million shares of our common stock. If the holder converts its convertible debenture into our common stock, it will dilute the percentage ownership interest of our current shareholders.

         Top Eagle Holdings, Ltd., the holder of the convertible debenture and a warrant exercisable for 1,500,000 shares of common stock have certain registration rights under a registration rights agreement with us.

YOU WILL SUFFER DILUTION BECAUSE OF OUR INVESTMENT AGREEMENT WITH SWARTZ

         The common stock issuable to Swartz upon exercise of our put rights will be issued at a price equal to the lesser of (i) the market price for each share of our common stock minus $.075 or (ii) 92% of the market price for each share of our common stock, unless we exercise our right to designate a price in advance, in which case the price can be no greater than the lesser of (iii) 80% of the closing bid price on the day preceding delivery of notice of our intention to put shares to Swartz or (iv) the closing bid price on the day preceding that date minus $0.125. Accordingly, the exercise of our put rights may result in substantial dilution to the interests of the other holders of our common stock. Depending on the price per share of our common stock during the three year period of the investment agreement with Swartz, we may need to register additional shares for resale to access the full amount of financing available. If we are unable to register the additional shares of common stock, we may experience delays in, or be unable to, access some of the $30 million available pursuant to our put rights.

         In addition the assumed price at which you will purchase shares is substantially higher than the net tangible book value per outstanding share of common stock. You will therefore incur immediate and substantial dilution in the net tangible book value of the shares that you purchase.

THE SALE OF MATERIAL AMOUNTS OF OUR COMMON STOCK COULD REDUCE THE PRICE OF OUR COMMON STOCK AND ENCOURAGE SHORT SALES

         If and when we sell shares of our common stock to Swartz pursuant to our put rights, if and to the extent that Swartz sells the common stock, our common stock price may decrease due to the additional shares in the market. If the price of our common stock decreases, and if we decide to exercise our right to put shares to Swartz, we will be required to issue more shares of our common stock for any given dollar amount invested by Swartz, subject to a designated minimum put price specified by us. This may encourage short sales, which could place further downward pressure on the price of our common stock.

OUR STOCK PRICE IS VOLATILE

         The following items, among others, could cause the market price of the common stock to fluctuate substantially:

         --    results of our sales efforts in the PRC,

         --    financing for TIC Beijing production projects,

         --    our competitors' sales of competitive products in the PRC,

         --    evidence of the acceptance of our products or our competitors,

         -- technological innovations or new products introduced by us or our competitors,

         --    changes in governmental regulations,

         --    changes in governmental personnel,

         -- developments in our proprietary and distribution rights or those of our competitors,

         --    litigation,

         --    fluctuations in our operating results, and

         -- changes in market conditions for K-12 educational and animation software.

These fluctuations, as well as general economic, political and market conditions, may adversely affect the market price of the common stock. Historically, the market price of the common stock has been volatile.

         Our quarterly and annual operating revenues, expenses, and operating results may fluctuate. They have varied widely in the past, and we expect they will continue to fluctuate in the future. Fluctuations in quarterly and annual results will also adversely impact management's ability to accurately project the available revenue necessary for growing our sales and revenue through internal funding. Because we have a limited operating history and our future operating results may be below the expectations of securities analysts and investors, the market price of our common stock may decline.

WE DO NOT EXPECT TO PAY CASH DIVIDENDS

         We have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings for use in the operation and expansion of our business. We do not expect to pay any cash dividends in the foreseeable future.

LISTING ON OTC BULLETIN BOARD; LIMITED TRADING MARKET

         Our common stock is quoted on the over-the-counter Bulletin Board and therefore, has only a limited trading market. There can be no assurance that a more active trading market will develop or, if developed, that it will be maintained. No prediction can be made as to the effect, if any, that the sale of shares of common stock or shares of common stock issuable to Swartz upon exercise of the Commitment Warrants or Purchase Warrants or the availability of such securities for sale will have on the market price of our common stock from time to time.

         In addition, as the trading price of our common stock is less than $5.00 per share, trading in our common stock is subject to the requirements of Rule 15g-9 promulgated under the Exchange Act. Under this rule, broker-dealers who recommend such low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements, including a requirement that they make an individualized written suitability determination for the purchase and receive the purchaser's written consent prior to the transaction. Our common stock is also subject to the Securities Enforcement Remedies and Penny Stock Reform Act of 1990, which requires additional disclosure in connection with any trades involving a stock defined as a "penny stock" (generally, any equity security not traded on an exchange or quoted on Nasdaq that has a market price of less than $5.00 per share, subject to certain exceptions), including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the associated risks. Such requirements could severely limit the market liquidity of the common stock and the ability of purchasers in this offering to sell their securities in the market.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Some of the statements made in this prospectus constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to the safe harbor provisions of the Reform Act. Forward-looking statements may be identified by the use of terminology such as may, will, expect, anticipate, intend, believe, estimate, should, or continue or the negatives of these terms or other variations on these words or comparable terminology. To the extent that this prospectus contains forward-looking statements regarding the financial condition, operating results, business prospects or any other aspect of our company, you should be aware that our actual financial condition, operating results and business performance may differ materially from that projected or estimated by us in the forward-looking statements. We have attempted to identify, in context, some of the factors that we currently believe may cause actual future experience and results to differ from their current expectations. These differences may be caused by a variety of factors, including but not limited to adverse economic conditions, intense competition, including entry of new competitors, ability to obtain sufficient financing to support our operations, progress in research and development activities, variations in costs that are beyond our control, changes in capital expenditure budgets for cable companies, adverse government regulation, inadequate capital, unexpected costs, lower sales and net income, or higher net losses than forecasted, price increases for equipment, inability to raise prices, failure to obtain new customers, the possible fluctuation and volatility of our operating results and financial condition, inability to carry out marketing and sales plans, loss of key executives, and other specific risks that may be alluded to in this prospectus.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale by Swartz, Top Eagle Holdings, Ltd. or Orion Capital Incorporated (referred to herein as the "Selling Securityholders") of the shares offered under this prospectus. We will, however, receive:

         -- services in exchange for the shares that we offer to service providers,

         -- the sale price of any common stock we sell to Swartz under our Investment Agreement with Swartz,

         -- the exercise price of the Swartz warrants, if exercised by Swartz, and if not exercised pursuant to the cashless exercise provisions of those warrants,

         -- the exercise price of the warrants issued to Top Eagle Holdings, Ltd, if exercised by Top Eagle Holdings, Ltd;

         -- the conversion price of the convertible debenture issued to Top Eagle Holdings, Ltd., if converted by Top Eagle Holdings, Ltd., and

         -- the exercise price of the warrants issued to Orion Capital Incorporated, if exercised by Orion Capital Incorporated.

         Subject to effective registration and applicable volume and other limitations, we can sell a maximum of $30,000,000 of our common stock to Swartz. We cannot provide a specific breakdown of the use of proceeds that we will receive from the Selling Securityholders as the amounts we will receive from Swartz may vary greatly depending upon the price of our common stock and the volume of trading in our common stock. However, assuming we receive at least this amount from the Selling Securityholders, we expect to use $5,300,000 of the net proceeds to fund the remainder of our commitment to Tengtu United under the joint venture agreement with Tengtu China. If sufficient net proceeds are available, we also expect to use monies received form the Selling Securityholders for software development, working capital, marketing and other general corporate purposes.

     We will have significant discretion in the use of the net proceeds received form the Selling Securityholders. Investors will be relying on the judgment of our management regarding the application of those proceeds.

                         DETERMINATION OF OFFERING PRICE

         The shares being registered herein to be sold by the Selling Securityholders will not be sold by us, and are therefore being sold at the market price as of the date of sale or such other price as may be negotiated in a private sale. The shares to be offered by us in exchange for services will be exchanged at the then current market rate. Our common stock is traded on the over-the-counter Bulletin Board under the symbol "TNTU." On November 24, 2000 the reported closing price for our common stock on the over-the-counter Bulletin Board was $.4375.

                                    DILUTION

         Purchasers of common stock offered hereby will suffer an immediate and substantial dilution in the net tangible book value per share. Dilution is the amount by which the offering price paid by the purchasers of the shares of common stock will exceed the net tangible book value per share of common stock after the offering. The net tangible book value per share of common stock is determined by subtracting total liabilities from the total book value of the tangible assets and dividing the difference by the number of shares of common stock deemed to be outstanding on the date the book value is determined.

         As of September 30, 2000, we had 24,176,321 shares of common stock issued and outstanding with a net tangible book value of -($3,946,525) or -($.163) per share. The following table sets forth the dilution (excess of assumed purchase price per share over net tangible book value per share) to be incurred by investors acquiring common stock. This dilution effect will not be reflected in our financial statements.

         Assumed Purchase Price (1)                         $.4375



         Net tangible book value per share at               ($.163)
         September 30, 2000



         Increase to net tangible book value per(2)          $0.00
         per share attributable to the cash
         payments made by purchasers of the
         shares being offered

         Dilution to Purchasers of Common Stock              $.275

         Dilution to Purchasers as Percentage                 62.7%
         of Purchase Price



(1) Assumes a purchase price of $.4375. The closing price of our common stock on the over-the-counter Bulletin Board on November 24, 2000 was $.4375.

(2) There is no increase to the net tangible book value of our shares from this offering because we will not receive any proceeds from these sales.

                             SELLING SECURITYHOLDERS

         Common stock registered for resale under this prospectus constitutes approximately 213% of our issued and outstanding common shares as of November 27, 2000. The shares offered by this prospectus are being offered by the following Selling Securityholders: Swartz Private Equity, L.L.C., Top Eagle Holdings, Ltd. and Orion Capital Incorporated.

SWARTZ
------

         This prospectus covers 35,000,000 shares of common stock issuable to Swartz under the Investment Agreement and shares issuable upon exercise of the warrants we previously issued to Swartz. Swartz is engaged in the business of investing in publicly-traded equity securities for its own use.

         Swartz does not beneficially own any of our common stock or any other of our securities as of the date of this prospectus other than 1,200,000 shares underlying the warrants we issued to Swartz in connection with the closing of the Investment Agreement. Other than its obligations to purchase common stock under the Investment Agreement and the warrant, it has no other commitments or arrangements to purchase or sell any of our securities.

         Swartz is an "underwriter" within the meaning of the Securities Act of 1933, as amended, in connection with the sale of these shares. Swartz has not had any relationship with us, any predecessor or affiliate within the past three years.

                     The Tengtu-Swartz Investment Agreement

OVERVIEW

         On October 25, 2000, we entered into an Investment Agreement with Swartz Private Equity, L.L.C. The Investment Agreement entitles us to issue and sell up to $30 million of our common stock to Swartz, subject to a formula based on our stock price and trading volume, from time to time over a three year period following the effective date of this registration statement. We refer to each election by us to sell stock to Swartz as a "Put."

         Each time we sell shares to Swartz, we will also issue five (5) year warrants (referred to as "purchase warrants") to Swartz in an amount equal to 10% of the number of shares in the Put. Each purchase warrant will be exercisable at 110% of the market price for the applicable Put. The purchase warrants have anti-dilution and reset provisions as described below.

         In addition, as consideration for making its financing commitment to us, Swartz was also issued a warrant to purchase 1,200,000 shares of common stock initially exercisable at $.745 per share until October 25, 2005, which is referred to as the "commitment warrant." The commitment warrant has anti-dilution and reset provisions as described below.

PUT RIGHTS

         We may begin exercising Puts on the date of effectiveness of this registration statement and continue for the shorter of a three year period, or until we have Put amounts of common stock to Swartz totaling $30 million. To exercise a Put, we must have an effective registration statement on file with the Securities and Exchange Commission covering the resale to the public by Swartz of any shares that it acquires under the Investment Agreement. Also, we must give Swartz at least 10, but not more than 20, business days advance notice of the date on which we intend to exercise a particular Put right. The notice must indicate the date we intend to exercise the Put and the maximum number of shares of common stock we intend to sell to Swartz. At our option, we may also specify a maximum dollar amount (not to exceed $2 million) of common stock that we will sell under the Put. We may also specify a minimum purchase price per share at which we will sell shares to Swartz. The minimum purchase price cannot exceed the lesser of 80% of the closing bid price of our common stock on the day prior to the date we give Swartz notice of the Put or such closing bid price minus $.125.

         The number of shares of common stock sold to Swartz in any Put may not exceed the lesser of (i) the maximum put amount set forth in an Advance Put Notice to Swartz, (ii) 1,500,000 shares of our common stock, (iii) $2,000,000 worth of our common stock, (iv) 15% of the aggregate daily reported trading volume of our common stock, excluding block trades of 20,000 or more shares of our common stock, during the 20 business days after the date of our Put notice, excluding any trading days in which the common stock trades below a minimum price, if any, that we specify in our Put notice, (v) 15% of the aggregate daily reported trading volume of our common stock, during the 20 days before the Put Date, or (vi) a number of shares that, when added to the number of shares acquired by Swartz under the Investment Agreement during the 61 days preceding the Put Date, would exceed 9.99% of our total number of shares of common stock outstanding (as calculated under Section 13(d) of the Securities Exchange Act of 1934, as amended).

         Swartz will pay us a percentage of the market price for each share of common stock in a Put. The market price of the shares of common stock during the 20 business days immediately following the date we exercise a Put is used to determine the purchase price Swartz will pay and the number of shares we will issue in return. This 20 day period is referred to in the Investment Agreement as the "pricing period." For each share of common stock, Swartz will pay us the lesser of:

         -- the market price for each share, minus $.075; or

         -- 92% of the market price for each share.

         The Investment Agreement defines market price as the lowest closing bid price for our common stock during the 20 business day pricing period. However, if we designate a minimum price in our Put notice, Swartz must pay at least that price and the above formula will not apply. If the price of our common stock is below the greater of the price we designate plus $.075, or the price we designate divided by .92 during any of the 20 days during the pricing period, that day is excluded from the 15% volume limitation described above. Therefore, the amount of cash that we can receive for that Put may be reduced if we elect to designate a minimum price per share and our stock price declines.

         We must wait a minimum of five business days after the end of the 20 business day pricing period for a prior Put before exercising a subsequent Put. We may, however, give advance notice of our subsequent Put during the pricing period for the prior Put. We can only exercise one Put during each pricing period.

WARRANTS

         Within five business days after the end of each pricing period, we are required to issue and deliver to Swartz a warrant to purchase a number of shares of our common stock equal to 10% of the common shares issued to Swartz in the applicable Put. Each warrant will be exercisable at a price that will initially equal 110% of the market price for the applicable Put. Each warrant will be immediately exercisable and have a term beginning on the date of issuance and ending five years later.

LIMITATIONS AND CONDITIONS TO OUR PUT RIGHTS

         Our ability to Put shares of our common stock, and Swartz's obligation to purchase the shares, is subject to the satisfaction of certain conditions. These conditions include:

         -- satisfaction all obligations under the agreements entered into between us and Swartz in connection with the Investment Agreement;

         -- our common stock being listed and traded on Nasdaq, the over-the-counter Bulletin Board, or an exchange;

         -- our representations and warranties in the Investment Agreement must be accurate as of the date of each Put;

         -- reservation for issuance a sufficient number of shares of our common stock to satisfy our obligations to issue shares under any Put and upon exercise of warrants;

         -- the registration statement for the shares we will be issuing to Swartz must remain effective as of the Put date and no stop order with respect to the registration statement is in effect;

         -- shareholder approval is required by the Investment Agreement if the number of shares Put to Swartz, together with any shares previously Put to Swartz, would equal 20% of all shares of our common stock that would be outstanding upon completion of the Put.

         Swartz is not required to acquire and pay for any additional shares of our common stock once it has acquired $30 million worth of Put Shares. Additionally, Swartz is not required to acquire and pay for any shares of common stock with respect to any particular Put for which, between the date we give advance notice of an intended Put and the date the particular Put closes:

         -- we announced or implemented a stock split or combination of our common stock;

         -- we paid a dividend on our common stock;

         -- we made a distribution of all or any portion of our assets or evidences of indebtedness to the holders of our common stock; or

         -- we consummated a major transaction, such as a sale of all or substantially all of our assets or a merger or tender or exchange offer that results in a change in control. We may not require Swartz to purchase any subsequent Put shares if:

         -- we, or any of our directors or executive officers, have engaged in a transaction or conduct related to our operations that resulted in:

         -- a Securities and Exchange Commission enforcement action, administrative proceeding or civil lawsuit; or

         -- a civil judgment or criminal conviction or for any other offense that, if prosecuted criminally, would constitute a felony under applicable law;

         -- the aggregate number of days which this registration statement is not effective or our common stock is not listed and traded on Nasdaq, the O.T.C. Bulletin Board or an exchange exceeds 120 days;

         -- we file for bankruptcy or any other proceeding for the relief of debtors; or

         -- we breach covenants contained in the Investment Agreement.

COMMITMENT AND TERMINATION FEES

         If we do not Put at least $2,000,000 worth of common stock to Swartz during one year period following the effective date of this registration statement, we must pay Swartz a non-usage fee. This fee equals the difference between $200,000 and 10% of the value of the shares of common stock we Put to Swartz during the one year period.

         If the Investment Agreement is terminated, we must pay Swartz the greater of (i) the non-usage fee described above, or (ii) the difference between $200,000 and 10% of the value of the shares of common stock Put to Swartz during all Puts to date.

SHORT SALES

         The Investment Agreement prohibits Swartz and its affiliates from engaging in short sales of our common stock unless Swartz has received a Put notice and the amount of shares involved in the short sale does not exceed the number of shares we specify in the Put notice.

CANCELLATION OF PUTS

         We must cancel a particular Put if:

         -- we discover an undisclosed material fact that would amount to a material misstatement or omission from this prospectus;

         -- the registration statement registering resales of the common stock becomes ineffective; or

         -- our shares of common stock are either delisted from, or no longer trading on, Nasdaq, the over-the-counter Bulletin Board or an exchange.

         If we cancel a Put, it will continue to be effective, but the pricing period for the Put will terminate on the date we notify Swartz that we are canceling the Put. Because the pricing period will be shortened, the number of shares Swartz will be required to purchase in the canceled Put may be smaller than it would have been had we not canceled the Put.

TERMINATION OF THE INVESTMENT AGREEMENT

         We may terminate our right to initiate further Puts or terminate the Investment Agreement at any time by providing Swartz with written notice of our intention to terminate. However, any termination will not affect any other rights or obligations we have concerning the Investment Agreement or any related agreement.

CAPITAL RAISING LIMITATIONS

         During the term of the Investment Agreement and for a period of sixty
(60) days after the termination of the Investment Agreement, we are prohibited from issuing certain debt or equity securities, and from entering into any private equity line agreements similar to the Swartz Investment Agreement without obtaining Swartz's prior written approval.

         We have agreed to give Swartz a Right of First Refusal during this same period, the term of the Investment Agreement plus sixty (60) days. Under the right of first offer, we must give at least ten (10) days written notice to Swartz of a proposed transaction at least ten (10) days prior to the transaction closing. Swartz may elect to participate in the transaction during this ten (10) day period.

         Neither of the above restrictions apply to the following items and we may engage in and issue securities in the following transactions without notifying or obtaining approval from Swartz;

         -- in connection with a merger, consolidation, acquisition, or sale of assets;

         -- in connection with a strategic partnership or joint venture, the primary purpose of which is not simply to equity capital;

         -- in connection with our disposition or acquisition of a business, product or license;

         -- upon exercise of options by employees, consultants or directors; provided that no more than 1,000,000 option per year are issued to consultants and no more than 250,000 options per consultant;

         -- in an underwritten public offering of our common stock;

         -- upon conversion or exercise of currently outstanding options, warrants or other convertible securities;

         -- under any option or restricted stock plan for the benefit of employees, directors or consultants;

         -- upon the issuance of debt securities with no equity feature for working capital purposes; or

         -- the issuance of up to $2 million of convertible debt or equity securities which are convertible at a fixed price that is not less than 75% of the closing price of our common stock on the date of the closing or purchase of the convertible security.

SWARTZ'S RIGHT OF INDEMNIFICATION

         We have agreed to indemnify Swartz, including its owners, employees, investors and agents, from all liability and losses resulting from any misrepresentations or breaches we make in connection with the Investment agreement, the registration rights agreement, other related agreements, or this registration statement. We have also agreed to indemnify these persons for any claims based on violation of Section 5 of the Securities Act caused by the integration of the private sale of our common stock to Swartz and the public offering pursuant to the registration statement.

EFFECT ON OUTSTANDING COMMON STOCK

         The issuance of common stock under the Investment Agreement will not affect the rights or privileges of existing holders of common stock except that the issuance of shares will dilute the economic and voting interests of each shareholder. See "Risk Factors" and "Dilution."

         As noted above, we cannot determine the exact number of shares of our common stock issuable under the Investment Agreement and the resulting dilution to our existing shareholders, which will vary with the extent to which we utilize the Investment Agreement, the market price of our common stock, and exercise of the related warrants. The potential effects of any dilution on our existing shareholders include the significant dilution of the current shareholders' economic and voting interests in us.

         The Investment Agreement provides that we cannot issue shares of common stock that would exceed 20% of the outstanding stock on the date of a Put unless and until we obtain shareholder approval of the issuance of common stock.

TOP EAGLE HOLDINGS, LTD.
------------------------
         This prospectus covers 4,500,000 shares of common stock issuable upon the conversion of a convertible debenture and exercise of warrants issued to Top Eagle Holdings, Ltd. ("Top Eagle") on December 23, 1999.

         Top Eagle paid $1,500,000 in exchange for a four year Floating Convertible Debenture ("Debenture") convertible into shares of our common stock and a separate Common Stock Warrant ("Warrant") for the purchase of 1,500,000 shares of our common stock. Top Eagle is a British Virgin Islands company that is wholly owned by Yugang International Limited, a Hong Kong company engaged in the trading of audio visual products and components, industrial equipment, automobile parts, agricultural products, raw materials and other products in the Central and Western parts of China.

         The Debenture is due December 15, 2003 and provides for accrual of interest beginning December 15, 2000 at a rate equal to the best lending rate of The Hong Kong and Shanghai Banking Corporation plus two percent. The Debenture is convertible into our common stock at a conversion price of $.50 during the first year, $1.00 during the second year, $2.00 during the third year and $4.00 on any date thereafter. The unpaid balance of principal and interest outstanding at maturity, if any, may be converted by the holder into our common stock at the then existing market price minus twenty percent.

         The Warrant gives the holder the right to purchase 1,500,000 shares of our common stock at $1.00 per share during the first year, $2.00 per share during the second year and $4.00 thereafter. The Warrant shall become void three years after issuance.

         In connection with the purchase of the Debenture and Warrant, we entered into an Investor Rights Agreement with Top Eagle which provides the holder(s) of the Debenture, Warrant and or the shares issued upon conversion or exercise thereof, with registration and certain other rights. The 4,500,000 shares included in this prospectus are being registered pursuant to Top Eagle's piggyback registration rights pursuant to the Investor Rights Agreement.

         Top Eagle has not had any relationship with us, any predecessor or affiliate within the past three years.

         Top Eagle has not yet converted the Debenture or Exercised the Warrant. If it were to do so prior to December 23, 2000, it would own 4,500,000 shares of our common stock which would represent 15.5% of our stock then outstanding, assuming no purchases by Swartz. If it were to do so after December 23, 2000, , but before December 23, 2001, Top Eagle would own 3,000,000 shares of our common stock which would represent approximately 11% of our common stock then outstanding, assuming no purchases by Swartz.

ORION CAPITAL INCORPORATED
--------------------------

         Orion Capital Incorporated ("Orion") is a Toronto, Canada based personal holding and investment company.

         On November 17, 2000, we entered into a loan agreement with Orion (the "Loan Agreement") under which Orion loaned us $500,000 until December 31, 2001, with an interest rate of 10%. In connection with the loan, we granted Orion a warrant to purchase 100,000 shares of our common stock with an exercise price of $.50. The following of our officers and/or directors pledged a total of 1,000,000 shares of our common stock owned by them as security for the loan: Pak Kwan Cheung, Jing Lian, Xiaofeng Lin, Zhang Fan Qi and Hai Nan. We have agreed with Orion to register the 1,000,000 shares pledged under the Loan Agreement.

         Orion has not yet exercised the warrant issued under the Loan Agreement. If it were to do so, it would own 100,000 shares of our common stock which would represent less than 1% of our common stock then outstanding. If we were to default in the payment of principal or interest under the Loan Agreement, Orion would be entitled to sell some or all of the pledged shares to satisfy any amounts we own it under the Loan Agreement.

         Orion has not had any relationship with us, any predecessor or affiliate within the past three years.

                              PLAN OF DISTRIBUTION

         The shares of common stock to be offered directly by us are to be used as compensation to outside providers of public relations and investor relations services. We are currently reviewing a proposed contract from a provider of these services which calls for payment in the form of freely tradeable stock in lieu of cash payments. In order to conserve cash for our operations, we plan to use our stock to pay for public relations and investor relations services.

         The Selling Securityholders, and the service providers to whom we offer our common stock, may sell the common stock directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire common stock as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The Selling Securityholders may effect the distribution of the common stock in one or more of the following methods:

         -- ordinary brokers transactions, which may include long or short sales;

         -- transactions involving cross or block trades or otherwise on the open market;

         -- purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts under this prospectus;

         -- "at the market" to or through market makers or into an existing market for the common stock;

         -- in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

         -- through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); or

         -- any combination of the above, or by any other legally available means.

         In addition, the Selling Securityholders, and service providers to whom we offer our common stock ("service providers"), or their successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of common stock in the course of hedging the positions they assume with the Selling Securityholders. The Selling Securityholders or service providers or successors in interest may also enter into option or other transactions with broker-dealers that require delivery by such broker-dealers of the common stock, which common stock may be resold thereafter under this prospectus.

         Brokers, dealers, underwriters or agents participating in the distribution of the common stock may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders, service providers and/or the purchasers of common stock for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions).

         Swartz is an underwriter within the meaning of Section 2(11) of the Securities Act and Top Eagle, Orion, us, and any broker-dealers acting in connection with the sale of the common stock by this prospectus, may be deemed to be an underwriter within the meaning of Section 2(11) of the Securities Act. Therefore, any commissions or any profits realized by Swartz, Top Eagle, Orion or us on the resale of common stock as principals, may be underwriting compensation under the Securities Act. Neither we nor the Selling Securityholders can presently estimate the amount of such compensation. We do not know of any existing arrangements between the Selling Securityholders or service providers and any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the common stock.

         We and the Selling Securityholders, service providers and any other persons participating in a distribution of our common stock will be subject to applicable provisions of the Securities Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of securities by, us and the Selling Securityholders and other persons participating in a distribution of securities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions subject to specified exceptions or exemptions.

         Any securities covered by this prospectus that qualify for sale under Rule 144 under the Securities Act may be sold under that Rule rather than under this prospectus.

         We cannot assure you that the Selling Securityholders will sell any or all of the shares of common stock offered by the Selling Securityholders.

         In order to comply with the securities laws of certain states, if applicable, the Selling Securityholders will sell the common stock in jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, we and the Selling Securityholders may not sell or offer the common stock unless the shares of common stock have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         We have agreed to indemnify Swartz, including its owners, employees, investors and agents, from all liability and losses resulting from any misrepresentations or breaches we make in connection with the Investment Agreement and other related agreements, or this registration statement. We have also agreed to indemnify these persons for any claims based on violation of
Section 5 of the Securities Act caused by the integration of the private sale of our common stock to Swartz and the public offering pursuant to this registration statement.

                   DESCRIPTION OF SECURITIES TO BE REGISTERED

COMMON STOCK

         We are authorized to issue 100,000,000 shares of our $.01 par value per share common stock, of which 24,176,321 shares were issued and outstanding as of November 27, 2000. Our common stock has the following characteristics:

         1. Voting Rights - each share of our common stock is entitled to one vote at a meeting of shareholders. Pursuant to our Certificate of Incorporation and By-Laws, a majority of the votes present, in person or by proxy, are necessary to take action; except that any "Business Combination Transaction" requires a vote of 80% of all outstanding shares. "Business Combination Transaction" is defined in our Certificate of Incorporation as:

               (a) any merger or consolidation of the Corporation or any Subsidiary with (i) an Interested Stockholder or (ii) any other Person (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate or Associate of an Interested Stockholder; or

               (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with, or proposed by or on behalf of, an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder, of any of our assets or our subsidiaries' assets constituting not less than 5% of our total assets as reported in our consolidated balance sheet as of the end of the most recent quarter with respect to which such balance sheet has been prepared; or

               (c) the issuance or transfer by us or any of our subsidiaries (in one transaction or a series of transactions) of any of our securities, or the securities of a subsidiary, to, or proposed by or on behalf of an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) constituting not less than 5% of our total assets as reported in our consolidated balance sheet as of the end of the most recent quarter with respect to which such balance sheet has been prepared; or

               (d) the adoption of any plan or proposal for our liquidation or dissolution, or any spin-off or split-up of any kind of us or any subsidiary, proposed by or on behalf of an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder; or

               (e) any reclassification of securities (including any reverse stock split), or recapitalization of the Company, or any merger or consolidation of us with any subsidiary or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the percentage of the outstanding shares of (i) any class of equity securities of the Corporation or any Subsidiary or (ii) any class of our securities or those of any subsidiary convertible into our equity securities or those of any subsidiary, represented by securities of such class which are directly or indirectly owned by an Interested Stockholder and all of its Affiliates and Associates.

         2. Liquidation Rights - pursuant to our Certificate of Incorporation, on any dissolution, liquidation or winding up of our affairs, after there shall have been paid to or set aside for the holders of all outstanding shares of preferred stock the full preferential amount to which they are respectively entitled to receive, pro rata in accordance with the number of shares of each class outstanding, all of our remaining assets will be available for distribution to its common stock holders. Presently, we do not have any shares of preferred stock outstanding.

         3. Preemption Rights - there are no preemption rights with respect to our common stock.

         4. Liability to Further Calls or Assessment by the Registrant and for Liabilities of the Registrant Imposed on its Stockholders under State Statutes - under Delaware law, our common stock is non-assessable. Therefore, once our stock is paid for, there can be no further calls or assessment by us for our liabilities.

         5. Transfer Agent - the transfer agent for our common stock is U.S. Stock Transfer Corp., 1745 Gardena Avenue, Glendale, CA 91204-2991.


SWARTZ WARRANTS

         Pursuant to our Investment Agreement with Swartz, Swartz is the holder of warrants to purchase our common stock, and will be issued additional warrants at various periods during the term of the Investment Agreement.

         As consideration for making its financing commitment to us, Swartz was issued a warrant to purchase 1,200,000 shares of our common stock initially exercisable at $.745 per share until October 25, 2005, which is referred to as the "commitment warrant." The commitment warrant has an exercise price reset provision. At each six month anniversary of issuance of the commitment warrant, we are to calculate a "reset price" which is equal to the average closing price of our common stock for the five trading days preceding each six month anniversary date. If the commitment warrant is exercised after the first six months following the date of issuance, the exercise price is to be the lower of the initial exercise price or the lowest reset price which has been calculated to date.

         We may also be required to issue "additional warrants" to Swartz in the future under the terms of the Investment Agreement. On each six month anniversary of the Investment Agreement, during its term, we will be obligated to issue additional warrants to Swartz if the number of shares represented by the commitment warrant, plus the number of shares represented by any additional warrants do not equal a certain percentage of the total number of our fully diluted common stock. That percentage is initially 4% and shall decline by .5% on each six month anniversary of the Investment Agreement.

         The additional warrants, if any, will have an initial exercise price equal to the then current exercise price of the commitment warrants, a term of five years and an exercise price reset provision. At each six month anniversary of issuance of the additional warrant, we are to calculate a "reset price" which is equal to the average closing price of our common stock for the five trading days preceding each six month anniversary date. If the commitment warrant is exercised after the first six months following the date of issuance, the exercise price is to be the lower of the initial exercise price or the lowest reset price which has been calculated to date.

         In connection with each Put to Swartz under the Investment Agreement, we are required to issue and deliver to Swartz a warrant to purchase a number of shares of our common stock equal to 10% of the number of common shares issued to Swartz in the applicable Put (the "purchase warrants"). Each purchase warrant will be exercisable at a price that will initially equal to the market price for the shares in the applicable Put. Each purchase warrant will be immediately exercisable and have a term beginning on the date of issuance and ending five years later.

         The purchase warrants have an exercise price reset provision. At each six month anniversary of issuance of the purchase warrant, we are to calculate a "reset price" which is equal to the average closing price of our common stock for the five trading days preceding each six month anniversary date. If the purchase warrant is exercised after the first six months following the date of issuance, the exercise price is to be the lower of the initial exercise price or the lowest reset price which has been calculated to date.

         Each of the above Swartz warrants contains anti-dilution provisions as well as a cashless exercise feature. Under the cashless exercise provision, Swartz may convert a premium of market price of our shares over the exercise price and use it to exercise the warrants. The Swartz warrants provide that Swartz may exercise a number of warrants equal to the following formula:
X=Y(A-B/A) where X is the number of shares that may be obtained upon exercise, A is the average closing price of our common stock in the five days prior to exercise and B is the warrant exercise price.

TOP EAGLE WARRANTS

         In connection with its purchase from us of a $1,500,000 convertible debenture on December 23, 1999, Top Eagle received 1,500,000 warrants with an initial exercise price of $1.00. The warrant has a three year term and the exercise price is to increase to $2.00 on the first anniversary of issuance and $4.00 on the second anniversary of issuance. The Top Eagle warrant contains anti-dilution provisions.

ORION WARRANTS

         In connection with its loan to us of $500,000 on November 17, 2000, Orion Capital Incorporated was granted a warrant to purchase 100,000 shares of our common stock with an exercise price of $.50. The Orion warrant has a five year term, anti-dilution provisions and piggyback registration rights.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

EXPERTS

         The Consolidated Financial Statements of Tengtu International Corp. in this registration statement have been audited by Moore Stephens, P.C., 331 Madison Avenue, New York, New York 10017, independent certified public accountants, to the extent, and for the periods set forth in their reports thereon, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

COUNSEL

         The following common stock and options to purchase our common stock are held by Hecht & Steckman, P.C. and its principals and attorneys. Hecht & Steckman, P.C. acted as counsel to us in connection with this registration statement and issued the opinion herein as to the legality of our securities.

Stock Ownership

Charles J. Hecht, Esq. -                159,600
Lawrence Steckman, Esq. -                50,400
Staff & Attorneys -                       3,000
                                        -------
Total Stock                             213,000

Options Outstanding

Hecht & Steckman, P.C.-                 145,000 - strike price $.325
Darren Ofsink, Esq.-                      2,000 - strike price $.325
Hecht & Steckman, P.C. -                150,000 - strike price $.9375
                                        -------
Total Options                           297,000

                   INFORMATION WITH RESPECT TO THE REGISTRANT

(a)  DESCRIPTION OF BUSINESS

BACKGROUND INFORMATION ON THE COMPANY
AND ITS SUBSIDIARIES

ORGANIZATIONAL HISTORY

         We are now known as Tengtu International Corp. We were incorporated on May 6, 1988, in the State of Delaware, under the name of Galway Capital Corporation. We were formed as a development stage enterprise for the purpose of seeking potential business ventures. Other than our activities in seeking potential business ventures, we ceased operations during fiscal year 1990 -1991, and were inactive until May, 1996. On August 20, 1993, we changed out name to Tower Broadcast, Inc. in order to search for a suitable merger or reorganization candidate. On March 20, 1996, under the name Tower Broadcast, Inc., we were cleared by the National Association of Securities Dealers for an unpriced quotation on the over-the-counter Bulletin Board. We sought such clearance because successful negotiation of one or more acquisition or joint-venture opportunities seemed imminent and management foresaw a resultant need to raise capital.

         On May 24, 1996, in connection with a change in management, we changed our name to Tengtu International Corp. This name change was accomplished to reflect our intended business direction and affiliation with certain Chinese firms in the Chinese educational software industry. In the Chinese language, "Teng" is a verb meaning "to grow, carry out or execute properly" and "tu" is a noun generally meaning a "vision."

         There have been several changes in our management and control from the time of our formation in 1988. We were incorporated by Patrick C. Brooks and our initial management and directors consisted of Patrick C. Brooks and Stephanie A. Brooks. Patrick C. Brooks and Stephanie A. Brooks continued in their positions until February, 1995. On February 16, 1995, Patrick C. Brooks resigned as a director and President and Chief Financial Officer, and Stephanie A. Brooks resigned as a director and Secretary. On the same date, Mark A. DiSalvo became a director and President and Chief Financial Officer, and Leah DiSalvo became a director and Secretary. On January 16, 1996, William C. Pierce was also elected as a director.

         On May 31, 1996, Mark DiSalvo resigned as a director and President and Chief Financial Officer, Leah DiSalvo resigned as a director and Secretary and William C. Pierce resigned as a director. On that date, Pak Kwan Cheung was elected Chairman of the Board of Directors and President and Chief Executive Officer, Stephen Dadson was elected a director and appointed as Secretary, John Donald Watt was elected a director and appointed Treasurer, and Francis Fox and Gordon Reid were elected directors.

         In June, 1996, Francis Fox resigned as a director and Jing Lian and Hai Nan became directors. In or about January, 1997, Michael Corneillissen became President and a director. On March 14, 1997, Stephen Dadson was removed as Secretary and as a director and Michael Corneillissen was removed a President and a director by our Board of Directors in order to clear a management impasse and promote more efficient management.

         On April 25, 1997, Barry Clark and Millard Roth were elected directors. Barry Clark was also appointed as President and Millard Roth as a Vice President. In June, 1997, Michael Nikiforuk was elected a Director of the Company. On January 19, 1998, Mr. Roth's consulting agreement was terminated by the Company and Mr. Roth was no longer a Director or Vice President of the Company after that date. On August 31, 1999, Zhang Fan Qi was elected as a director of the Company. On September 15, 2000 Michael Nikiforuk was appointed Executive Vice President of Corporate Affairs and John Watt was appointed Vice President of the Multimedia Division.

                           THE BUSINESS OF THE COMPANY

         Our operations are now carried out through a joint venture, Beijing Tengtu United Electronics Development, Co. Ltd. ("Tengtu United"), and three subsidiaries, TIC Beijing Digital Pictures Co., Ltd. ("TIC Beijing")(wholly owned by us), Edsoft Platforms (Canada) Ltd(60.2% owned by us) and Edsoft Platforms (H.K.) Limited (wholly owned by Edsoft Platforms (Canada) Ltd. and therefore, 60.2% owned by us). These companies engage in the following lines of business in China: systems integration, development and marketing of educational and entertainment software, animation and multimedia. On October 6, 2000, Iconix International, Inc. ("Iconix") (which was 44% owned by us but in which we had only a 30% voting interest) was sold for $5,000,000 (Canadian). Barry Clark, who was the President of Iconix, and former employees of Iconix will own approximately 8% of the stock in the acquiring company.

         The shareholders, other than us, in Edsoft Platforms (Canada) Ltd. are:
Goodwill Technologies, Ltd., a British Virgin Islands ("BVI") company (17.7%) and Wing Fat Hong, Ltd., a BVI company (22.1%). A shareholders agreement grants the two minority shareholders one representative each on the five person Board of Directors of Edsoft Platforms (Canada) Ltd. and also provides that the two principals of Wing Fat Hong, Ltd. shall be employed by Edsoft Platforms (Canada) Ltd. as its Executive Vice President and Vice President of Administration and Corporate Development. Those persons are no longer serving as officers of Edsoft. Gregory Mavroudis, who was appointed our Vice President of Business Development on September 15, 2000, is now the responsible officer pursuant to our consulting agreement with 1334945 Ontario Limited, a company owned by Mr. Mavroudis, pursuant to which Mr. Mavroudis' services are retained.

         Consent of a majority of the members of the Edsoft Platforms (Canada) Ltd. Board of Directors is necessary for the following actions: amendment of the charter, issuance of stock, mergers, asset sales, consolidations or exchanges of Edsoft Platforms (Canada) Ltd. shares, issuance of dividends, dissolution of the company or a subsidiary, changes in legal counsel or auditors, changes in corporate structure, changes in lines of business, bonus and incentive compensation, incurring indebtedness or expenditures in excess of U.S.$50,000 in the ordinary course of business and incurring expenditures in excess of U.S.$10,000 outside of the ordinary course of business.

                                  TENGTU UNITED

         Tengtu United is based in Beijing, China, and is 57% owned by us. The remaining 43% is owned by Beijing Tengtu Culture & Education Development Co., Ltd. ("Tengtu China"), our joint venture partner, which is owned by the following four Chinese companies: Legend Computer Group, Taiji Computer Corporation, Great Wall Computer Group and Beijing Oriental Lian Fa Technology & Trade Group, Co. Ltd. Zhang Fan Qi, one of our directors, is the Chairman of Beijing Oriental Lian Fa Technology & Trade Group Co., Ltd. The other three companies are controlled by either the Chinese Academy of Science or the Chinese Ministry of Electronics. Tengtu United had two full time employees as of September 30, 2000.

         Current Chinese government policy requires that all government contracts involving educational software for use in the Chinese schools be with other Chinese governmental entities or Chinese-owned entities. Therefore, all of Tengtu United's business with any government entity is done in Tengtu China's name. Tengtu China has 16 employees engaged in marketing Tengtu United's Network Classroom product and 8 engineering technical employees who, in addition to product development, assist in marketing Tengtu United's products.

         Tengtu United develops educational and entertainment software for sale to kindergarten through grade 12 ("K-12") schools in China. The potential market for such software consists of almost 800,000 Chinese schools with over 200 million students. Tengtu United commenced operations in the first quarter of 1997 and has developed over 30 CD-ROM titles. The majority of the software titles developed by Tengtu United are designed to assist students to prepare for Chinese high school and university entrance examinations. These software titles are available by subject matter such as physics, mathematics and chemistry. The remainder of Tengtu United's software titles are animated entertainment games for children.

         Pursuant to our joint venture agreement with Tengtu China, we committed an additional $6,000,000 in funding to Tengtu United for the fiscal year ended June 30, 1998 to develop the application platforms needed by the K-12 market. At that time, Tengtu United realized that the software titles developed by it could not be sold in sufficient volume because there was no application software platform to enable the Chinese teachers and students to utilize these programs and also because of the existence of software piracy. Accordingly, Tengtu United's marketing focus changed from sales of individual titles through Chinese retail channels to direct marketing of a "Total Solution" to the school systems, including the necessary application software platform and the development and implementation of governmental audit and other programs to ensure that the schools only use authorized software.

         Our current principal products are the Network Classroom, The Web School and the Distance Learning Project. The Network Classroom is a multimedia electronic classroom that permits the teacher to utilize computers at each student's and the teacher's desks as the principal teaching and learning medium. The application software platform includes audio broadcasting, classroom discussion, rush-answering, electronic hand raising, video broadcasting, dialogue between the teacher and individual students or the entire class, distance coaching, electronic examinations and screen monitoring.

         The Web School is an Internet classroom whose main functions are free forum, free home page making, question answering and chat rooms, the use of a distance learning platform to search for information and to use virtual internet access. The Distance Learning Project is to permit Chinese rural/disadvantaged areas, with an estimated population of 1.2 billion, that do not have access to the Internet, or where the access cost is too expensive to utilize satellite dishes and other non-internet devices to download and export information and teaching resources. The project includes the development of the required software and installation of the required hardware. The two principal functions are classroom teaching via live broadcasting and the digital broadcasting of digitized teaching materials. Also, our technical and engineering personnel are focused on developing programs and products to enhance the application software program such as the necessary technology to permit the downloading of content from satellites for use by the Network Classroom.

         In November, 2000 we sent $700,000 to Tengtu United pursuant to our funding commitment, but $5.3 million of that commitment remains outstanding. Because we were unable to fulfill our funding commitment to Tengtu United, it was forced to downsize its operations and research and development activities in 1998 and 1999 causing substantial disruption of its business plan. This lack of funding combined with the low sales for non-pirated educational software in China sold through traditional retail channels led to most of the operating losses reflected in our financial statements.

         Since August 1999, Tengtu China has provided substantially all of the operating and research funds for Tengtu United. Despite its downsizing, Tengtu United, with the assistance of Tengtu China, has continued to work with the Chinese Ministries of Education and Information Technology to find ways to enable Chinese schools to incorporate information technology into teaching. The Chinese Minister of Education has advised us that our Network Classroom is the only recommended PRC multimedia classroom. However, the Chinese provincial and local educational agencies are not required to buy our Network Classroom.

         As a result of a lack of computer hardware in many of the Chinese schools, we have sometimes been required to provide systems integration services to the Chinese schools, including the hardware and software of other companies, which results in a far lower profit margin than the sale of the software components we produce. For example in the quarter ended September 30, 2000 more than 50% of Tengtu United revenues were as a result of three systems integration contracts entered into in the end of July 2000. Tengtu United expects to generate most of its future revenues from software sales of its products bundled with certain Microsoft (China), Ltd. software products. We believe that at the present time there are enough local companies or governmental agencies willing and able to provide systems integration where the school does not have the necessary infrastructure. Tengtu United expects to be able to transfer many books onto CD ROM which can be easily accessed and shared once the schools have the necessary infrastructure to be able to use software titles and there is a way of preventing piracy of this type of product so that we can realize revenues and profits on those sales.

         Tengtu China is one of only eight companies that has been granted an electronic publishing license in China and believes that it is the only privately owned company in China with a license to publish educational software. The license, which was granted by the Chinese Bureau of News on December 1, 1998, is for one year, and is renewable each year thereafter upon approval from the Chinese Government. A renewal application has been filed and is still pending as of November, 2000. Upon receipt of sufficient financing, of which there is no assurance, we intend to enter into a strategic alliance, joint venture or other cooperative endeavor with the Tengtu Electronics Publishing House division of Tengtu China relating to Chinese based educational and game materials to be published outside of China, foreign materials to be localized for distribution into China and to locate key strategic partners for the electronic publishing division of Tengtu China.

         Tengtu United also is continuing its work on two "Torch Projects" awarded by the Chinese Ministries of Education and Information Technology. Torch Projects are national initiatives aimed at improving the quality of education designated by the Chinese government. The two Torch Projects are the development of a Digital Library System and a General School Computer Networking System, which includes the Network Classroom. The Digital Library System is to be a computerized database and catalog of educational books and reference materials. The purpose of the General School Computer Networking System is to introduce computer networking to Chinese schools to enable them to realize greater computer efficiency and sharing of computer software, including such programs as the Web School and Digital Library.

         As of June 30, 1999, Tengtu United's software sales performance had been poor because the educational software market had not yet developed in China as we anticipated due to two factors. First, many Chinese schools, especially those in rural areas, lack adequate computer hardware, networks and software platforms and Chinese teachers lack computer training. Second, there was substantial piracy of the educational software programs developed by us. However, Tengtu United has turned some of these problems into a business opportunity. Tengtu United has acted as a systems integrator in selling computer hardware, systems and systems integration services to Chinese schools that do not have the necessary infrastructure to support the use of information technology in teaching. It has also worked to develop programs with the Chinese National Center for Audio/Visual Education of the Ministry of Education (the "NCAVE"), the division of the Chinese government responsible for ensuring that every Chinese elementary, middle and high school has at least one computerized classroom by December 31, 2005. In particular, these programs address three concerns: (1) the need for a mechanism to ensure the development and maintenance of educational computer software by eliminating software piracy, (2) the unbalanced and very scattered educational framework in China and (3) enabling the many Chinese schools which do not have the necessary infrastructure to finance the acquisition of the necessary hardware and software without raising taxes.

         In August, 1999, Tengtu United and Tengtu China entered into a "Cooperation Agreement" with the Microsoft (China) Co., Ltd. ("Microsoft China") which generally provides as follows:

         1. Microsoft China will license proprietary operating software to Tengtu United;

         2. Microsoft China will appoint Tengtu United as its selling representative for its products in the Chinese K-12 school market;

         3. Microsoft China is to contribute funds for marketing Tengtu United's software products in an amount to be agreed upon;

         4. Microsoft China is to provide technical assistance, installation, training and technical support to Tengtu China with respect to installation of its products under the Torch Program;

         5. Microsoft China is to provide funding to Tengtu United to establish one or more educational product demonstration centers;

         6. Microsoft China's publishing division, pursuant to a copyright license agreement, will license Tengtu United to sell Microsoft China's educational software in China;

         7. The parties understand that this Agreement provides only a framework and substantial implementation plans are subject to further agreement.

         We realize revenue from the sales of our software combined with certain Microsoft China products. The "Total Solution" is a bundled package of software marketed under the name of "Tengtu-Microsoft Total Solution" to K-12 Schools. We are Microsoft China's exclusive selling representative for the K-12 market in mainland China.

         Both Tengtu United's and Microsoft China's software is integrated on one CD, with a serial number, with both companies' names on the CD. Microsoft China produces the joint CD and ships these CDs to Tengtu United on a COD basis. The programs that are visible to the end users developed by Tengtu United and Microsoft China have been converted to Chinese characters. Each party pays its own translation costs. Certain of the Microsoft China programs, which are not visible and commonly known as "back room" programs, may not be translated.

         Tengtu United ships the CDs received from Microsoft China to either the school districts directly, or, where applicable, to its local marketing partners, which install the CD and any related hardware. Tengtu United and Microsoft China are available at no charge to consult on the installation of the programs.

         Microsoft China is supposed to train and subsidize the cost of training for the designee for each school at a facility established by Legend Computer Group, one of the four owners of Tengtu China, and an authorized Microsoft China distributor in China.

                   CURRENT TENGTU UNITED BUSINESS DEVELOPMENTS

         Tengtu China, acting for the benefit of Tengtu United, has established a close working relationship with the NCAVE, the department of the Ministry of Education responsible for implementing the Chinese government directive of a computerized classroom in every school by the end of 2005. This division now recommends the Total Solution as the multimedia electronic classroom to be installed as part of this government directive. We believe, at the present time, that the Total Solution is the only recommended product of this type by the NCAVE. As part of this cooperation, and due to the NCAVE's determination that the Total Solution was the best product for the K-12 classrooms in China, the NCAVE has agreed that by January 20, 2001 it will direct Chinese schools to purchase 3,000 units of the Total Solution as part of "Operation Morning Sun," of which approximately 1,600 have been shipped to date. In addition, under the Relief for Disadvantaged Regions Project, the NCAVE is obligated to direct the purchase of an additional 5,000 units of the Total Solution. The Ministry of Education, as well as the provincial education departments, have the right to audit the school districts and individual schools. The Ministry of Education has advised us that if it finds that a school is utilizing an unauthorized version of a designated software program, such as a copy of our Network Classroom, or the Microsoft China components to the Total Solution, it will cut off information technology funding to that school.

         At the present time, the Chinese national and provincial governments provide between 40% and 60% of the funding for information technology to the Chinese schools. Because of current Chinese national priorities, we believe that the national and provincial governments have no present plans to raise the tax rate to fully fund the initiative of having a computerized classroom in every school by the end of 2005. A program developed by Tengtu China with the Chinese national government envisions that the national government and the provincial departments of education will continue to fund approximately 60% of the costs of the appropriate infrastructure, which includes, hardware, software, cabling and installation, and necessary software to have an appropriate computer classroom in every school. The balance will be made up by a special user tax imposed by the Chinese provinces and local schools on each family that has a child in the K-12 schools. The estimated user tax will be approximately US$10-$15 per year, per student. China has a one-family one-child policy. The Chinese government believes that not only is it appropriate but fair that the families with a child in K-12 pay this tax. Also, we believe that the Chinese policy of one child per family, combined with the governmental policy and cultural emphasis on the importance of education with an affordable user tax is the best solution to this potential barrier to having a computerized classroom in all K-12 schools by the end of 2005. To date, the Chinese central government has issued a directive to five provinces authorizing them to impose the use-tax. Chinese banks have advised us and the Ministry of Education that with the local use-tax plan in effect, they will be in a position to provide necessary financing because there will now be sufficient funds from the use-tax over the expected life of the computer equipment to finance the acquisition of the necessary materials.

         An additional initiative of the Chinese government is "self-reliance." Out of slightly less than 800,000 K-12 schools, there are approximately 60,000 schools that have the appropriate hardware installation sufficient to support the Total Solution, in general, and our Network Classroom, in particular. Those schools can purchase the Total Solution directly from us or at a lower price from the Ministry of Education. However, if they elect to purchase from the Ministry of Education, they may not get immediate use of the software because there are currently insufficient Total Solution units available to satisfy the demand. This is, in part, due to our insufficient financing to date. We believe that our Investment Agreement with Swartz Private Equity, L.L.C. may provide sufficient capital and cash flow to satisfy the demand for the Total Solution, which includes the requirement that we purchase the Microsoft China components before the bundling and then the sale of the Total Solution.

         Sales of the Total Solution are generally recorded after our product is accepted by the purchaser. Because Tengtu United views these contracts as the first of a series of a potential series of many sales, it has delayed invoicing, when requested, until installation is complete. Because the software offered by Tengtu United is new to the Chinese school system, we believe that many schools and school districts will observe how the Tengtu United Total Solution is working before deciding whether to place an order. Also, we want to be in a position to sell the follow-up software titles to the initial purchasers of the start-up package.

         As part of its Total Solution project, Tengtu United has also entered into agreements with two Chinese hardware manufacturers to supply their products to the Chinese K-12 schools. The first is with Legend Computer Group ("Legend"), a minority owner of Tengtu China, our joint venture partner, and also the largest hardware manufacturer in China. The second is with Taigu Computer Company ("Taigu"), which manufactures inexpensive desktop computers specifically for use in schools. Under these agreements, Legend, Taigu and Tengtu United are marketing partners recommending each other's products and if Tengtu United's software is sold as part of a package, the marketing partner is charged a wholesale price.

         If the end user school buys software directly from Tengtu United, it is invoiced the retail price. However, Tengtu United has found it is more cost effective and logistically more efficient to market to governmental agencies and distributors which are invoiced a wholesale price. While most orders received have been shipped, installation has not been completed for many schools because the schools and distributors do not have adequate technical personnel. We believe that this installation bottleneck has now been solved.

         The Total Solution now makes available, via intranet and Internet, a comprehensive set of tools not only for computerized class instruction, but for school office administration and the management of educational and multimedia resources. Designed specifically to accommodate broadband Internet connections via satellite and cable, the Total Solution software is now a vehicle for distance learning. Tengtu China is developing the software which will enable the schools in disadvantaged Chinese regions to use a satellite dish to download content for use in the Network Classroom.

                         EDSOFT PLATFORMS (CANADA) LTD.
                       AND EDSOFT PLATFORMS (H.K.) LIMITED

         In July, 1999, we formed a joint venture company, Edsoft Platforms (Canada) Ltd., in which we have a 60% interest, to market and sell educational software (including software developed in China by Tengtu United) through Edsoft Platforms (H.K.) Limited ("Edsoft"), a Hong Kong company wholly owned by Edsoft Platforms (Canada) Ltd., tailored to the educational market in Hong Kong. In July, 1999, Edsoft Platforms (Canada) Ltd. received an investment of H.K.$2,000,000 from private investors in the form of a loan. That loan is included in our financial statements on the line item titled "Related Party Loans Payable."

         After June 30th, 2000, Edsoft underwent a major restructuring in order to capitalize on previous sales efforts of its Multimedia Digital Classroom software in Hong Kong, and begin execution of its long-term e-education business strategy . This strategy facilitates a change in Edsoft's business direction from a systems integrator to an Application Service Provider and Internet Content Provider.

         Edsoft has recently completed modification of Tengtu China's Network Classroom software for the Hong Kong market which is sold as the "Digital Classroom" under an exclusive agreement with Tengtu China. Edsoft has also begun reference-site selling Web based e-education services during the quarter ended September 30th, 2000.

         "Web Schools," the code name for Edsoft's e-education line of products and services, was developed in co-operation with Netopia Inc. (NASDAQ: NTPA) and Youthline USA, Inc. (NASDAQ: YLNE). Netopia contributes the web and e-commerce server infrastructure with customization for the Southheast Asian markets and Youthline, USA provides daily updated e-learning content, teaching tools and news.

         "Web Schools" offers an integrated information management, teaching and service support solution to schools in Hong Kong and other Chinese and English speaking areas of Southeast Asia, exclusive of mainland China. This system is designed to have the following components to enable Edsoft to charge a monthly fee, rather than selling the individual hardware and software components. The current modules are: Title on Demand; Video on Demand; School Information System; E-learning; School Administration Integration; Library System; E-store and Parent Information System.

         Title and Video on Demand are prototypes and are being developed as a finished product to be integrated with "Web Schools" by Tengtu Electronic Publishing, a company owned by Tengtu China. The Hong Kong Education Department has its own information system ("SAMS") which is accessed and integrated by Web Schools through the use of an Application Programming Interface ("API") provided by Edsoft and Netopia, Inc. The School Administration component has been developed and the software for the Distance Learning component is under development by Tengtu China.

         The Parent Information System which includes video, audio, secure information via the Web is the foundation of our first version of Web Schools. It is now part of a prototype and on-going development with the assistance of several of the top schools in Hong Kong along with select groups of parents and students.

         Edsoft estimates that it will take approximately three months at a cost of approximately $500,000 to localize those components which are not in the appropriate Chinese dialect.

         Web Schools will be deployed from this flexible architecture of a unique interactive portal in Hong Kong that has seven important benefits: (1) schools can plug in their existing data on student academic records; (2) Information Technology teachers can create and maintain a school Web site without any technical expertise or program requirements; (3) parents may access secure information on their child's progress; (4) e-commerce and e-store enables parents that wish to order educational materials online; (5) the system provides an Application Program Interface with the existing IT architecture of the Board of Education in Hong Kong; (6) the portal delivers both general and education-specific content from Hong Kong and abroad to teachers, students and parents; and (7) a large database provides tutorials, online exercises and educational games for all grades.

         Edsoft is in discussion with several potential partners to enter into additional strategic alliances and joint ventures to provide capital and web service and technology expertise to enhance the functionality and expedite the commercial deployment of Web Schools.

                                   TIC BEIJING

         TIC Beijing is our wholly-owned subsidiary which commenced operations in July, 1997. It now has two full-time employees. TIC Beijing's primary business is to provide information technology services to the education and entertainment industries in China, focusing on animation and multimedia. Specifically, TIC Beijing has the capability to produce two and three dimensional animation, digital integration for television post-production and digital visual effects for movies. TIC Beijing provides its services to major television stations including Central China Television ("CCTV") and Beijing Television.

         Recently, relatively inexpensive hardware and software for animation became available, making it very difficult for TIC Beijing, with its expensive equipment and larger and more expensive staff, to compete for most of the post-production work now available in China. In August 2000, TIC Beijing rented out its facilities and employees to an unaffiliated company for thirteen months at RMB 100,000 per month, to cover its fixed expenses, and reduced its payroll. Under this agreement, TIC Beijing has the right to use its equipment on two full days each week and during the other five days, when the lessee is not using the equipment. TIC Beijing believes that this is a sufficient amount of time to enable it to provide its share of the required contribution under its existing strategic alliance and to service its existing contractual arrangements. TIC Beijing has hired Kevin Huang Pu, China's first independent producer, as its manager, to expand its business to include pre-production, co-production of television shows, distribution of foreign television programs and co-production of television cartoons. This expansion will require an additional investment of approximately U.S.$3 million. Governmental approval is required for the distribution and broadcast of foreign programs and it is initially contemplated that TIC Beijing will partner with entities already approved by the Chinese government, consisting of government and Chinese owned entities, until it can obtain approval, of which there is no assurance.

         TIC Beijing's services are marketed by its own in-house marketing staff with contacts in the Chinese television and advertising industry and through attendance at trade shows and conferences.

         TIC Beijing has a license to operate its business from the Chinese government, which was granted by the Chinese Bureau of News on October 11, 1997 and is valid until October 10, 2017, and which is reviewed each year in accordance with standard Chinese government policy. There is no other significant government approval or regulation of its business.

         TIC Beijing has entered into an arrangement with the Guongdong Southern Natural Museum Co., Ltd., which is providing a portion of the production cost, to produce and market an initial total of 28 episodes of science programs. It is contemplated that additional episodes will follow. TIC Beijing has also entered into a joint venture with Boomstone Entertainment, Inc. and Crawleys i Inc. to initially co-produce 26 episodes of an animated television series, "Germs," to commence on the receipt of appropriate financing, of which there is no assurance. Distribution for Germs is planned for Asia, North America and Europe. The joint venture is also to develop and market ancillary products to Germs and other animation series.

                              ebiztengtu.com, Inc.

         On March 6, 2000, we formed ebiztengtu.com, Inc. in Delaware as a wholly owned subsidiary to focus on internet related businesses but to date that subsidiary has been inactive.

                                   COMPETITION

         With respect to the development and sale of application software platforms to the K-12 market in mainland China, we are aware of the following competitors: IBM China, Novell China and companies marketing Linux based platforms. We have no information as to the nature and extent of their sales of application software platforms to the K-12 market. There are a number of domestic Chinese companies, as well as foreign companies, which produce individual software programs which can be utilized by teachers and students. We have no knowledge of their sales into the K-12 market at the school and school district level. Certain of these programs are marketed by other companies directly to the students and their parents, but this is not the market in which we are currently focusing. Tengtu United's competition, with respect to educational software programs for use in China, consists of numerous Chinese and foreign software manufacturers.

         Edsoft's competition consists of the following. First, a local dealer in Hong Kong, SunTech, sells a product similar to the Digital Classroom which was adapted from a similar product sold in mainland China. Second, there are a number of internet based web initiatives in Hong Kong which are similar to portions of Web Schools. None of the web initiatives however, offer all segments offered by Web Schools.

         TIC Beijing's competition consists of five local Beijing studios and a number of newly-formed independent post-production entities. However, none of these studios have both two and three dimensional animation and post-production facilities. In addition, TIC Beijing is the only studio that is foreign owned and believes it has easier access to foreign technology. Because of the reduction of the cost of hardware and software needed to produce animation, there are a number of small independent companies which have the capability to produce animation work, which does not require two- and three-dimensional animation, at a substantially lower cost than TIC Beijing. TIC Beijing therefore is now planning to become a producer, instead of only a post-production service provider, to re-establish its position as a leader in the Chinese animation industry. In addition, we plan to establish a connectivity and content partnership for TIC Beijing so as to migrate Internet based applications for the entertainment and multimedia industries.

                                    EMPLOYEES

         Exclusive of subsidiaries and our joint venture, we have 2 full time employees and six independent contractors. None of our revenues are derived from operations in the United States.

                       ENFORCEABILITY OF CIVIL LIABILITIES
                             AGAINST FOREIGN PERSONS

         Although we are incorporated in the State of Delaware, seven out of our eight directors are not residents of the United States. Only one officer is a resident of the United States. Therefore, investors wishing to sue our officers and directors can probably not effect service of process within the United States on those persons who are non-resident, and may have difficulty enforcing judgments obtained in U.S. courts against those foreign persons based upon the civil liability provisions of the U.S. federal securities laws. We have made no determination as to any such investor's ability to bring an original action in an appropriate foreign court to enforce liabilities against any non-resident of the United States based upon the U.S. federal securities laws or the investor's ability to enforce, in an appropriate foreign court, judgements of U.S. courts based upon the civil liability provisions of the U.S. federal securities laws.

WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the U.S. Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, a registration statement on Form S-1 under the Securities Act for the common stock offered by this prospectus. We have not included in this prospectus all the information contained in the registration statement and you should refer to the registration statement and its exhibits for further information.

         Any statement in this prospectus about any of our contracts or other documents is not necessarily complete. If the contract or document is filed as an exhibit to the registration statement, the contract or document is deemed to modify the description contained in this prospectus. You must review the exhibits themselves for a complete description of the contract or document.

         You may review a copy of the registration statement, including exhibits and schedules filed with it, at the SEC's public reference facilities in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC located at 7 World Trade Center, 13th Floor, New York, New York 10048 and at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of such materials from the Public Reference Section of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC maintains a Web site (http://www.sec.gov.) that contains the registration statement, reports, proxy and information statements and other information regarding registrants that file electronically with the sec such as us.

         You may also read and copy any reports, statements or other information that we have filed with the sec on Forms 10, 10-K, 10-Q and 8-K at the addresses indicated above and you may also access them electronically at the web site set forth above. These SEC filings are also available to the public from commercial document retrieval services.

(b) DESCRIPTION OF PROPERTY

         We do not own any significant physical properties. We have entered into a number of operating leases for office space. The minimum rental payments on these leases are as follows:


                            YEAR ENDING
                             JUNE 30,
                             --------
         2001               $ 66,075
         2002                 51,340
                            --------
         TOTAL              $117,415
                            ========

         Rent expense for the years ended June 30, 2000, 1999 and 1998 has been charged as follows:


                                                       YEAR ENDED JUNE 30,
                                                       -------------------
                                               2000         1999         1998
                                             --------     --------    ---------
General and administrative expense          $   62,671   $   54,551   $  790,065
Research and development                             0            0      110,810
Selling expense                                  6,281        8,900       79,531
Cost of sales                                   33,945       52,114       72,257
                                            ----------   ----------   ----------
Total rent expense                          $  102,897   $  115,565   $1,052,663
                                            ==========   ==========   ==========

(c) LEGAL PROCEEDINGS

         We are not currently a party to any pending legal proceeding, nor do we know of any proceeding that any governmental authority may be contemplating against us.

(d) MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANTS COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         The principal market where our common equity is traded is the over-the-counter Bulletin Board. The high and low bid prices of our common stock for each quarter within the last two fiscal years, and subsequent interim periods, were:

                                  HIGH/ASK          LOW/BID
                                  --------          -------
4th Quarter 1997 -                1/2               1/8
1st Quarter 1998 -                3/8               1/8
2nd Quarter 1998 -                3/16              1/16
3rd Quarter 1998 -                --                --
4th Quarter 1998 -                .09               1/16
1st Quarter 1999 -                9/16              .09
2nd Quarter 1999 -                1/4               1/8
3rd Quarter 1999 -                1/4               1/8
4th Quarter 1999 -                4 3/16            1/4
1st Quarter 2000 -                4 7/8             1 7/8
2nd Quarter 2000 -                2 11/16           .95
3rd Quarter 2000 -                1.80              9/16

         The high and low bid prices for our common stock on November 24, 2000 were: $.50 and $.4375.

         The above over-the-counter market high and low bid quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions. These high and low bid quotations were obtained from America Online.

         As of October 17, 2000 there was one class of common equity held by approximately 2526 holders of record, including those held in street name. No dividends have been declared during the last two fiscal years or the subsequent interim period.

         There are no restrictions which affect or are likely to affect our ability to pay dividends in the future. However, we do not expect to pay dividends in the foreseeable future.

         Assuming that the maximum number of shares are issued under the registration statement, the following chart summarizes the effect on the holdings of all current 5% shareholders, each director and all directors as a group:

                           CURRENT AMOUNT OF      CURRENT % OF          % OF COMMON STOCK
                           COMMON STOCK           COMMON STOCK          BENEFICIALLY OWNED
DIRECTOR OR 5% HOLDER      BENEFICIALLY OWNED     BENEFICIALLY OWNED    AFTER ISSUANCE
-----------------------    -------------------    -------------------   ------------------
Pak Kwan Cheung (1)            4,370,750             13.52%                5.8%
Director

Jing Lian (2)                  1,170,750              3.6                  1.6
Director

John D. Watt (3)                 112,000               *                    *
Director

Michael Nikiforuk (4)            225,000               *                    *
Director

Zhang Fan Qi                   1,035,714              3.2                  1.4
Director

Gordon Reid (5)                  271,448               *                    *
Director

Barry Clark (6)                  700,000              2.2                   *
Director

(1) Includes 300,000 Common Shares subject to options that are exercisable within 60 days.

(2) Includes 300,000 Common Shares subject to options that are exercisable within 60 days.

(3) Includes 75,000 Common Shares subject to options that are exercisable within 60 days.

(4) Includes 75,000 Common Shares subject to options that are exercisable within 60 days.

(5) Includes 75,000 Common Shares subject to options that are exercisable within 60 days.

(6) Includes 300,000 Common Shares subject to options that are exercisable within 60 days.

(e) FINANCIAL STATEMENTS

         Financial Statements are included on pages F-1 through F-44.

         The Table of Contents to the Financial Statements is as follows:

Independent Auditor's Report - June 30, 2000                         F-1

Consolidated Financial Statements - June 30, 2000

         Balance Sheet as of June 30, 2000                           F-2

         Statements of Operations for the Years Ended
           June 30, 2000 and 1999                                    F-3

         Statements of Stockholders' Deficit for the Years
           Ended June 30, 2000 and 1999                              F-4

         Statements of Cash Flows for the Years Ended
           June 30, 2000 and 1999                                    F-5

         Notes to Financial Statements                               F-6 TO F-20

Independent Auditor's Report - June 30, 1999                         F-21

Consolidated Financial Statements - June 30, 1999

         Balance Sheet as of June 30, 1999                           F-22

         Statements of Operations for the Years Ended
           June 30, 1999 and 1998                                    F-23

         Statements of Stockholders' Deficit for the Years
           Ended June 30, 1999 and 1998                              F-24

         Statements of cash flows for the years ended
           June 30, 1999 and 1998                                    F-25

         Notes to Financial Statements                              F-26 TO F-38

Unaudited Consolidated Balance Sheet as of September 30, 2000         F-39

Unaudited Consolidated Statements of Operations for the Quarters
Ended September 30, 2000 and 1999                                     F-40

Unaudited Consolidated Statements of Stockholders'                    F-41
Deficit for the Quarters Ended June 30, 2000 And
1999

Unaudited Consolidated Statements of Cash Flows for the Quarters       F-42
Ended September 30, 2000 and 1999

Unaudited Summary of Accounting Policies and Notes to
September 30, 2000 Consolidated Unaudited Financial Statements      F-43 TO F-44

                   Tengtu International Corp. and Subsidiaries
                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Shareholders
Tengtu International Corp.

We have audited the accompanying consolidated balance sheet of Tengtu International Corp. And its subsidiaries as of june 30, 2000 and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the two fiscal years in the period then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial. Statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tengtu International Corp. And its subsidiaries as of June 30, 2000, and the results of their operations and their cash flows for each of the two fiscal years in the period then ended in conformity with united states generally accepted accounting principles.

The accompanying statements have been prepared assuming that the company will continue as a going concern. As discussed in note 2, the company incurred a net loss of $4,701,285 for the year ended June 30, 2000, used cash in operations of $1,185,677, and, as of that date, had a working capital deficiency of $2,886,444. These conditions raise substantial doubt about the company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in note 2. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                  Moore Stephens, P.C.
                                                  Certified Public Accountants

New York, New York
August 28, 2000



                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                  JUNE 30, 2000

                                     ASSETS

CURRENT ASSETS


    Cash and cash equivalents                                      $    919,091
    Accounts receivable, net of
     Allowance for doubtful accounts
     Of $200,097                                                         36,009
    Due from related party                                              170,123
    Prepaid expenses                                                      3,715
    Inventories                                                          18,071
    Other receivables                                                     5,588
                                                                   ------------
                   Total Current Assets                               1,152,597
                                                                   ============

PROPERTY AND EQUIPMENT                                                  967,840
                                                                   ------------
OTHER ASSETS
     Notes receivable                                                    71,940
     Advance to director                                                 60,011
     License fees                                                       125,000
     Other assets                                                        30,454
                                                                   ------------
                                                                         287,405
                                                                   ------------
TOTAL ASSETS                                                       $  2,407,842
                                                                   ============
                      LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES
    Accounts payable                                               $  1,690,658
    Accrued expenses                                                    419,160
    Related party loan payable                                          100,000
    Due to related party consultants                                  1,415,026
    Other liabilities                                                   414,197
                                                                   ------------
                  Total Current Liabilities                           4,039,041
                                                                   ------------
OTHER LIABILITIES
     Related party loans payable                                        255,490
     Convertible debenture, net of discount                           1,194,334
                                                                   ------------
                                                                       1,449,824
                                                                   ------------
COMMITMENTS
STOCKHOLDERS' DEFICIT
        Preferred stock, par value $.01
        per share;authorized 10,000,000 shares;
        issued -0- shares common stock,
        par value $.01 Per share; authorized
        100,000,000 shares;
        issued 23,890,607 shares                                        238,907
        Additional paid in capital                                   11,871,444
        Accumulated deficit                                         (15,184,374)
        Accumulated Other Comprehensive Income (Loss):
                Cumulative translation adjustment                        (6,216)
                                                                   ------------
                                                                     (3,080,239)
    Less: treasury stock, at cost,
     78,420 common shares                                                  (784)
                                                                   ------------
          Total Stockholders' Deficit                                (3,081,023)
                                                                   ------------
TOTAL LIABILITIES AND
STOCKHOLDERS' DEFICIT                                              $  2,407,842
                                                                   ============




              The accompanying notes are an integral part of these
                       consolidated financial statements.


                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                           FOR THE YEARS ENDED JUNE 30


                                                        2000           1999
                                                   ------------    ------------
SALES                                              $    358,026    $    624,121
COST OF SALES                                           506,864         769,608
                                                   ------------    ------------
GROSS LOSS                                             (148,838)       (145,487)
                                                   ------------    ------------
OPERATING EXPENSES
  Research and development                                  -0-           1,440
  General and administrative                          1,537,833         699,582
  Related party consultants                           1,492,813         774,870
  Bad debts (recovery) expense                           (8,984)        143,347
  Advertising                                            28,991              19
  Selling                                                74,819          52,671
  Depreciation                                           58,698          43,217
                                                   ------------    ------------
                                                      3,184,170       1,715,146
                                                   ------------    ------------
OTHER INCOME (EXPENSE)
  Equity earnings in investee                           (80,147)        (65,274)
  Interest income                                        22,641           3,923
  Interest expense                                   (1,311,372)            -0-
  Other income                                            2,240          35,585
  Other expense                                         (29,839)            -0-
                                                   ------------    ------------
                                                     (1,396,477)        (25,766)
                                                   ------------    ------------
LOSS BEFORE MINORITY INTERESTS                       (4,729,485)     (1,886,399)
MINORITY INTERESTS IN SUBSIDIARY'S
 EARNINGS (LOSS)                                        (28,200)            -0-
                                                   ------------    ------------
NET LOSS                                           $ (4,701,285)   $ (1,886,399)
                                                   ============    ============
NET LOSS PER COMMON SHARE [BASIC AND DILUTED]             (0.23)          (0.10)

WEIGHTED AVERAGE NUMBER OF SHARES                    20,863,271      18,813,545



              The accompanying notes are an integral part of these
                       consolidated financial statements.


                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                       STATEMENTS OF STOCKHOLDERS' DEFICIT
                   FOR THE YEARS ENDED JUNE 30, 2000 AND 1999

                                                                                                             ACCUMULATED
                                        COMMON STOCK           ADDITIONAL                                       OTHER
                                        ------------            PAID-IN      COMPREHENSIVE    ACCUMULATED   COMPREHENSIVE
                                  SHARES          AMOUNT        CAPITAL      INCOME (LOSS)      DEFICIT     INCOME (LOSS)
                                  ------          ------        -------      -------------      -------     -------------

Balance-June 30,1998             19,297,107    $    192,972   $  9,394,651                  $ (8,596,690)   $     (9,335)

Issuance of common stock
 related to deferred
 compensation                       180,500           1,805          8,258              0               0              0
Amortization of deferred
compensation related to
stock options and common
stock for services                     --                 0              0              0               0              0
Other comprehensive income:
 Foreign currency adjustment           --                 0              0   $      2,583               0          2,583
Comprehensive income:
 Net loss                              --                 0              0     (1,886,399)     (1,886,399)             0
                                                                               ----------
Comprehensive Income                                                           (1,883,816)
                                                                               -----------
                                 ----------    ------------   ------------                   ------------    ------------

Balance-June 30, 1999            19,477,607         194,777      9,402,909                    (10,483,089)        (6,752)

Issuance of common stock            963,000           9,630        166,095              0               0              0
Issuance of common stock
 for promissory notes               330,000           3,300         68,640              0               0              0
Issuance of common stock
 For services                     3,120,000          31,200        733,800              0               0              0
AMORTIZATION OF DEFERRED
COMPENSATION RELATED TO
STOCK OPTIONS AND COMMON
STOCK FOR SERVICES                     --                 0              0              0               0              0
PAID-IN CAPITAL RELATED TO
 BENEFICIAL CONVERSION
 FEATURE-DEBENTURE                     --              --        1,153,846              0               0              0
PAID-IN CAPITAL RELATED TO
 DETACHABLE WARRANT-
 DEBENTURE                             --              --          346,154              0               0              0
OTHER COMPREHENSIVE INCOME:
 FOREIGN CURRENCY ADJUSTMENT           --                 0              0   $        536               0            536
COMPREHENSIVE INCOME:
 NET LOSS                              --              --             --       (4,701,285)       (4,701,285)           --
                                                                               ------------
COMPREHENSIVE INCOME                                                         $ (4,700,749)
                                ----------    ------------   ------------      ------------    ------------    ------------
BALANCE-JUNE 30,2000            23,890,607         238,907     11,871,444                      $(15,184,374)   $  (6,216)
                                ==========    ============   ============                      ============    ============









                                TREASURY        UNAMORTIZED
                                STOCK AT         DEFERRED     STOCKHOLDERS'
                                   COST         COMPENSATION    DEFICIT
                                   ----         ------------    -------

BALANCE-JUNE 30,1998           $       (784)   $   (476,563)  $    504,251

ISSUANCE OF COMMON STOCK
 RELATED TO DEFERRED
 COMPENSATION                             0               0         10,063
AMORTIZATION OF DEFERRED
COMPENSATION RELATED TO
STOCK OPTIONS AND COMMON
STOCK FOR SERVICES                        0         293,750        293,750
OTHER COMPREHENSIVE INCOME:
 FOREIGN CURRENCY ADJUSTMENT              0               0          2,583
COMPREHENSIVE INCOME:
 NET LOSS                                 0               0     (1,886,399)


COMPREHENSIVE INCOME
                               ------------    ------------   ------------
 BALANCE-JUNE 30, 1999                 (784)       (182,813)    (1,075,752)

ISSUANCE OF COMMON STOCK                  0               0        175,725
ISSUANCE OF COMMON STOCK
 FOR PROMISSORY NOTES                     0               0         71,940
ISSUANCE OF COMMON STOCK
 FOR SERVICES                             0               0        765,000
AMORTIZATION OF DEFERRED
COMPENSATION RELATED TO
STOCK OPTIONS AND COMMON
STOCK FOR SERVICES                        0         182,813        182,813
PAID-IN CAPITAL RELATED TO
 BENEFICIAL CONVERSION
 FEATURE-DEBENTURE                        0               0      1,153,846
PAID-IN CAPITAL RELATED TO
 DETACHABLE WARRANT-
 DEBENTURE                                0               0        346,154
OTHER COMPREHENSIVE INCOME:
 FOREIGN CURRENCY ADJUSTMENT              0               0            536
COMPREHENSIVE INCOME:
 NET LOSS                             --              --        (4,701,285)

COMPREHENSIVE INCOME

                                -----------    ------------   ------------
BALANCE-JUNE 30,2000            $      (784)   $          0   $ (3,081,023)
                                ===========    ============   ============


              THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE
                       CONSOLIDATED FINANCIAL STATEMENTS.



                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                          FOR THE YEARS ENDED JUNE 30,

                                                         2000           1999
                                                    ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES
NET LOSS                                             $(4,701,285)   $(1,886,399)
ADJUSTMENTS TO RECONCILE NET LOSS TO
 NET CASH USED BY OPERATING ACTIVITIES:
   DEPRECIATION AND AMORTIZATION                         266,614        292,808
   PROVISION FOR (RECOVERY OF) BAD DEBT                   (8,984)       143,081
   LOSS ON INVESTMENT AT EQUITY                           80,147         65,274
   NONCASH COMPENSATION EXPENSE ON
     SHARES ISSUED FOR SERVICES                          947,813        303,813
   NONCASH INTEREST EXPENSE-CONVERTIBLE DEBENTURE      1,194,334            -0-
   CHANGES IN OPERATING ASSETS
   AND LIABILITIES:
     DECREASE(INCREASE)IN OPERATING ASSETS:
       ACCOUNTS RECEIVABLE                                22,398        (76,644)
       DUE FROM RELATED PARTY                            138,208         (2,762)
       PREPAID EXPENSES                                   26,188          5,307
       INVENTORIES                                        16,377        191,164
       ADVANCES TO SUPPLIERS                                 -0-        122,415
       OTHER RECEIVABLES - CURRENT                         7,758         13,382
       DUE FROM INVESTEE                                     -0-         50,000
       ADVANCE TO DIRECTOR                               (30,011)       (30,000)
       OTHER ASSETS                                       28,390        (44,307)
     INCREASE (DECREASE)IN OPERATING LIABILITIES:
       ACCOUNTS PAYABLE                                   90,249         87,615
       ACCRUED EXPENSES                                   14,384         53,019
       DUE TO RELATED PARTY CONSULTANTS                  355,477        481,124
       OTHER LIABILITIES                                 366,267         (1,768)
                                                     --------------------------
   NET CASH USED BY OPERATING ACTIVITIES              (1,185,677)      (232,878)
                                                     --------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
 PURCHASE OF PROPERTY AND EQUIPMENT                      (42,535)       (63,959)
                                                     --------------------------
  NET CASH USED BY INVESTING ACTIVITIES                  (42,535)       (63,959)
                                                     --------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
 PROCEEDS FROM LOANS                                   1,858,064            -0-
 CASH RECEIVED FOR SHARES ISSUED                         175,725            -0-
                                                     --------------------------
  NET CASH PROVIDED BY FINANCING ACTIVITIES            2,033,789            -0-
                                                     --------------------------

EFFECT OF EXCHANGE RATE CHANGES ON CASH                   (2,038)         2,583
                                                     --------------------------
INCREASE(DECREASE) IN CASH
  AND CASH EQUIVALENTS                                   803,539       (294,254)
CASH AND CASH EQUIVALENTS,
BEGINNING OF YEAR                                        115,552        409,806
                                                     --------------------------
CASH AND CASH EQUIVALENTS, END OF YEAR               $   919,091    $   115,552
                                                     ==========================

                  TENGTU INTERNATIONAL CORP., AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. The Company

         Tengtu International Corp. (The "Company") was incorporated in Delaware On May 6, 1988 as Galway Capital Corporation for the purpose of seeking Potential ventures. After operating as a development stage enterprise through 1991, the Company became inactive and remained so until may 1996, when control of it was acquired by several individuals. On May 24, 1996 the Company changed its name to Tengtu International Corp. The Company's main activities, which are carried out through its subsidiaries and investee, are the development and marketing of educational software and other forms of electronic publishing in China, Hong Kong and Canada.

2. Going Concern

         As shown in the accompanying financial statements, the Company incurred a net loss of $4,701,285 for the year ended June 30, 2000, used cash in operations of $1,185,677, and, as of that date, had a working capital deficiency of $2,886,444. Those factors, as well as a continued downsizing of operations in its largest operating subsidiary for the year ended June 30, 2000, create an uncertainty about the Company's ability to continue as a going concern.

         Management has developed a plan to alleviate these factors to enable the Company to continue as a going concern. The plan includes a series of equity and debt financing. Currently, the Company has signed term sheets with two separate organizations that would, if finalized into contracts, provide the Company with $5,000,000 of debt financing and up to $30,000,000 in equity capital. Another term sheet has been signed with a different entity that would, if contracted, act as a placement agent, on a best efforts basis, to sell $5,000,000 of the company's common shares. Additionally, the Company's Canadian investee has signed a draft agreement with a potential purchaser of the investee's assets. If the deal is consummated, the Company would receive approximately $650,000. The Company has also entered into agreements with a number of its related party consultants (see note 10) to defer payment of their respective fees until the company completes a major financing transaction, either through equity or debt.

         The ability of the Company to continue as a going concern is dependent on the success of its plan. The financial statements do not include any adjustments that might be necessary if the company is unable to continue as a going concern.

3. Significant Accounting Policies

     a) Principles of Consolidation

         The consolidated financial statements include the accounts of the company and subsidiaries over which it owns more than a 50% equity interest. For the year ended June 30, 2000, the consolidated financial statements include two new subsidiaries, significant intercompany balances and transactions have been eliminated on consolidation.

                  TENGTU INTERNATIONAL CORP., AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)


3. Significant Accounting Policies (Continued)

     a) Principles of Consolidation (Continued)

         The Company contributed capital of $6,000,000 to a subsidiary in which the minority has a 43% interest. No portion of the $6,000,000 has been allocated to the minority as the joint venture agreement that concerns the subsidiary assigns all rights to that contribution to the company. In accordance with Accounting Research Bulletin 51, the company has charged to income the loss applicable to the minority interests that is in excess of the minorities' interests in the equity capital of the subsidiaries, including any guarantees or commitments from minority shareholders for further capital contributions.

         In the case of its joint venture subsidiary, the Company and the minority interest holder agreed that the contribution of software and hardware by the minority interest to the joint venture had no fair market value at the time of the contribution. The joint venture, therefore, assigned a $0 value to these assets. The minority also contributed a contract to the joint venture that gives the joint venture the right to provide the Chinese public school system with certain educational materials, including software and textbooks. A value of $0 was assigned to the contract by the joint venture, as it could not create a reliable model of revenue streams or cash flows associated with the contract at the time of the contribution.

     b) Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at June 30, 2000, and reported amounts of revenues and expenses during each of the two fiscal years then ended. Actual results could differ from those estimates.

     c) Revenue Recognition

         Revenue from the sale of hardware is recognized when the products are delivered to the customer. Revenue from the sale of software products, which do not require any significant production, modification or customization for the Company's targeted users and do not have multiple elements, is recognized in accordance with paragraphs 7 and 8 of sop 97-2. These paragraphs require four conditions to be present in order to recognize revenue: (1) persuasive evidence of an arrangement exists,
         (2) delivery has occurred, (3) the company's fee is fixed and determinable and (4) collectibility is probable.

         Revenue from software license fees is recognized on a straight-line basis over the term of the license.

                  TENGTU INTERNATIONAL CORP., AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

3. Significant Accounting Policies (Continued)

     c) Revenue Recognition (Continued)

         Hardware and software are delivered to customers at or at approximately the same time. Software is generally installed within approximately two weeks of delivery.

         The hardware sold includes personal desktop computers, printers, network servers, monitors, modems, hard drives and other storage media and cables. The Company's software cannot be installed until the hardware is delivered. Therefore, a delay in delivery of hardware will delay the recognition of software sales revenues.

     d) Inventories

         Inventories are priced at the lower of cost, on a weighted-average basis, or market and consist primarily of computer hardware and software.

     e) Long-lived Assets

         Property and equipment are stated at cost. Depreciation is provided primarily by the straight-line method over the estimated useful lives of the assets. Other long-lived assets are amortized using the straight-line method over the contract life or the useful life, whichever is shorter.

     f) Cash Equivalents

         The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

     g) Income Taxes

         The Company accounts for income taxes in accordance with statement of financial accounting standards ("SFAS") No. 109, "Accounting for Income Taxes", which requires an asset and liability approach to determine deferred tax assets and liabilities. The deferred assets and liabilities are determined based upon the differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are assumed to reverse.

                  TENGTU INTERNATIONAL CORP., AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

3. Significant Accounting Policies (Continued)

     g) Income Taxes (Continued)

         The Company files a consolidated return with its subsidiaries that are eligible to be consolidated. Separate provisions for income tax are calculated for subsidiaries that are not eligible for consolidation into the U. S. federal income tax return.

     h) Loss per Share

         Loss per common and common equivalent share is computed based on the weighted average number of common shares outstanding. Due to the antidilutive effect of the assumed exercise of outstanding common stock equivalents at June 30, 2000 and 1999, loss per share does not give effect to the exercise of these common stock equivalents in either year, but they may dilute earnings per share in the future.

     i) Advertising Expense

         The Company expenses advertising costs as incurred.

     j) Impairment

         The Company evaluates its long-lived assets to determine whether later events and circumstances warrant revised estimates of useful lives or a reduction in carrying value due to impairment.

     k) Foreign Currency Transactions/Translation

         The functional currency of the Company's subsidiary and joint venture in China is the renminbi. The Company's Canadian subsidiary uses the Canadian dollar as its functional currency and its hong kong subsidiary uses the Hong Kong dollar as its functional currency. Foreign transaction gains and losses in the functional currencies are immaterial. Transactions denominated in other than the functional currencies are insignificant and therefore, foreign currency transaction gains and losses in non-functional currencies are also immaterial.

         Assets and liabilities of the financial statements of foreign subsidiaries and joint venture are translated into U.S. dollars utilizing the exchange rate at the balance sheet date, and revenues and expenses are translated using average exchange rates in effect during the year. Translation adjustments are accumulated and recorded as a separate component of stockholders' equity.

                  TENGTU INTERNATIONAL CORP., AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

3. Significant Accounting Policies (Continued)

     k) Foreign Currency Transactions/Translation (Continued)


         Foreign currency transactions are translated into the functional currency at the exchange rate prevailing on the date of the transaction. Material gains and losses from foreign currency transactions are reflected in the financial period in which the exchange rate changes.

         The Chinese government imposes significant exchange restrictions on transferring funds out of China for purposes unrelated to business operations. These restrictions have not had a material impact on the company because it has not engaged in any significant transactions that are subject to the restrictions.

     l) Accumulated Other Comprehensive Income

         Accumulated other comprehensive income represents the change in equity of the company during the periods presented from foreign currency translation adjustments,

     m) Stock-based Compensation

         On July 1, 1996, the Company adopted the disclosure requirements of Financial Accounting Standards SFAS No. 123, "Accounting for Stock-Based Compensation" for stock options and similar equity instruments (collectively, "options") issued to employees; however, the Company will continue to apply the intrinsic value based method of accounting for options issued to employees prescribed by Accounting Principles Board ("APB") opinion no. 25, "Accounting for Stock Issues to Employees" rather than the fair value based method of accounting prescribed by SFAS No. 123. SFAS No. 123 also applies to transactions in which an entity issues its equity instruments to acquire goods or services from non-employees. Those transactions must be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

     n) Software Costs

         Software development costs are capitalized if they are incurred after technological feasibility has been established. Purchased software is capitalized if it has an alternative future use. Research and development costs for new products or enhancement of existing software and purchased software that do not meet these requirements are expensed as incurred. Capitalized costs are amortized over the lesser of five years or the useful life of the related product.

                  TENGTU INTERNATIONAL CORP., AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

4. PROPERTY AND EQUIPMENT

         Property and equipment at June 30, 2000 is comprised as follows:

                  Computer hardware                         $  131,590
                  Computer software                              9,057
                  Furniture and fixtures                        53,770
                  Automobiles                                  206,553
                  Office equipment                              95,528
                  Leasehold improvement                         29,061
                  Idle equipment                                73,305
                  Production equipment                       1,258,445
                                                             ---------
                  Total at cost                              1,857,309
                  Less: accumulated depreciation              (889,469)
                                                            ----------
                  Net property and equipment                $  967,840
                                                            ==========

         Depreciation charged to operations for the years ended June 30, 2000 and 1999 was $266,614 and $292,808, respectively, of which $207,916 and $214,601 was included in cost of sales for the years ended June 30, 2000 and 1999, respectively.

5. LICENSE FEES

         On June 21, 2000, the Company entered into a license agreement with Netopia, Inc. The agreement grants the Company a fee-bearing, non-exclusive license right to promote and otherwise market Netopia's web site product and service to the Company's customers. The agreement shall continue in perpetuity until terminated by either party. The cost of the agreement of $125,000 is being amortized on a straight line basis over five years. No amortization was recorded for the year ended June 30, 2000 due to the short amortization period of nine days.


6. LONG TERM DEBT

         On December 23, 1999, the Company received cash of $1,500,000 in exchange for a four year Floating Convertible Debenture ("Debenture") convertible into shares of Tengtu's $.01 par value common stock ("Common Stock") and a separate Common Stock Warrant ("Warrant") for the purchase of 1,500,000 shares of Common Stock. The purchaser of the Debenture and Warrant is Top Eagle Holdings Limited, a British Virgin Islands company ("Top Eagle"). The Debenture is due December 15, 2003 and provides for accrual of interest beginning December 15, 2000 at a rate equal to the best lending rate of the Hong Kong and Shanghai Banking Corporation plus two percent (approximately 9% at June 30,
         2000). The Debenture is convertible into Tengtu's Common Stock at a conversion price of $.50 during the first year,$1.00 during the second year $2.00 during the third year and $4.00 on any date thereafter. The unpaid balance of principal and interest outstanding at maturity, if any, may be converted by the holder into the Company's common stock at the then existing market price minus twenty percent.

                  TENGTU INTERNATIONAL CORP., AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

         The Warrant gives the holder the right to purchase 1,500,000 shares of the Company's Common Stock at $1.00 per share during the first year, $2.00 per share during the second year and $4.00 thereafter. The Warrant shall become void three years after issuance. In connection with the purchase of the Debenture and Warrant. The Company and Top Eagle entered into an Investor Rights Agreement which provides that on or before June 15, 2000, Top Eagle may purchase additional convertible debentures for up to $3.5 million and receive additional warrants on substantially the same terms. Top Eagle did not exercise these rights. The Investor Rights Agreement also provides the holder(s) of the Debenture, Warrant and or the shares issued upon conversion or exercise thereof with registration and certain other rights. The effective interest rate of the debenture is 8.5%.

         Because no portion of the price paid by Top Eagle was for the Warrants, the Warrants were assigned a value by the Company and the Debenture was discounted by that amount. The financial statements reflect entries of $346,154 for a discount to the Debenture and paid in capital for the Warrant. This value was assigned as follows. On the date that the Debenture and Warrant were sold to Top Eagle, the Company's stock was trading at $1.60 per share and the Warrant was exercisable at $1.00. Therefore, the Warrant had a value between $0 and $.60 per share. The Company chose to value the Warrant at $.30 per share. The gross amount of the Debenture and Warrant were therefore $1.5 million (Debenture) plus $450,000 (Warrant - $.30 X 1,500,000) for a total of $1.95 million. Of the $1.95 million, the Warrant represents 23.08% ($450,000/$1.95 million). The discount to the Debenture was calculated by multiplying the percentage of the total represented by the Warrant (23.08%) by the total proceeds received from the sale ($1.5 million). The discount to the Debenture was therefore equal to $346,154 and the Debenture was discounted to $1,153,846 ($1.5 million - $346,154).

         On the date the Debenture was issued, the conversion price was $.50 and the market price was $1.60. The conversion feature was valued at the full adjusted amount of the Debenture, after valuation of the Warrant, of $1,153,846. Because the Debenture was immediately convertible, the full discount was charged to interest expense for the year ended June 30, 2000.

         A group of private investors, in July 1999, advanced approximately $250,000 into Edsoft Platforms (Canada), Inc., one of the Company's subsidiaries, as a shareholder's loan, bearing a 10% interest rate. One half of the loan can be converted into common shares of the Company at $3 per share if the loan is not paid in full at the maturity date of July 27, 2002.

7. Income Taxes

         For the current year, none of the Company's operating subsidiaries will be included in its federal income tax return as these are all foreign entities and are therefore ineligible for consolidation. The Company has accumulated approximately $9,055,000 of operating losses that may be used to offset future federal taxable income. The utilization of the losses expires in years from 2005 to 2020.

                  TENGTU INTERNATIONAL CORP., AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

7. Income Taxes (Continued)


         Due to an ownership change in the year ended June 30, 1996, annual utilization of approximately $265,000 of the losses is expected to be limited to an estimated $60,000 by current provisions section 382 of the internal revenue code, as amended.

         As the Company is not liable for either current or deferred income taxes for the years ended June 30, 2000 and 1999, respectively, no provision is shown on the statement of operations. For U.S. tax purposes, the Company has recorded a deferred tax asset of approximately $3,079,000 at June 30, 2040 and $1,813,000 at June 30,
         1999 due principally to net operating losses. A valuation allowance of an identical amount has been recorded as the Company believes that it is more likely than not that the losses will not be utilized. The allowance has the effect of reducing the carrying value of the deferred tax asset to $0. The valuation allowance increased approximately $1,266,000 and $327,000 during the years ended June 30, 2000 and 1999, respectively. The Company's Hong Kong subsidiary has recorded a deferred tax asset of approximately $55,400, totally offset by a valuation allowance due to the uncertainty of realization.

         The Company is a U.S. company that operates through a branch office in Canada. As a U.S. company, it is required to file an income tax return and report those branch operations. The income tax returns have generated the above net operating losses.

         The net operating losses for the Company's Chinese joint venture and subsidiaries total approximately $6,700,000. Net operating losses in china can be carried forward for five years. The Company's Chinese net operating losses expire between 2002 and 2005. The net operating loss for the Hong Kong subsidiary is approximately $365,000 and expires only if there is an ownership change.

8. Concentration of Credit Risk

         The Company operates through subsidiaries located principally in Beijing, China, Hong Kong and an investee in Toronto, Canada; the administrative office is in Vancouver, Canada. The Company grants credit to its customers in these geographic regions.

         The Company performs certain credit evaluation procedures and does not require collateral. The Company believes that credit risk is limited because the Company routinely assesses the financial strength of its customers, and based upon factors surrounding the credit risk of its customers, establishes an allowance for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowances is limited.

         The Company established an allowance for doubtful accounts at June 30, 2000 of $200,097. The Company believes any credit risk beyond this amount would be negligible.

         At June 30, 2000, the company had approximately $815,700 of cash in banks uninsured.


         The Company does not require collateral or other securities to support financial instruments that are subject to credit risk.

                  TENGTU INTERNATIONAL CORP., AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)



8. Concentration of Credit Risk (Continued)

         As of June 30, 2000, three customers, each with more than 10% accounted for approximately 40% of accounts receivable. At June 30, 1999, no customer accounted for at least 10% of accounts receivable.

         For the fiscal years ended June 30, 2000 and 1999 no customer accounted for more than 10% of total sales.

9. Commitments and Contingencies

     a) The Company has entered into a number of operating leases for office space. The minimum rental payments on these leases are as follows:

                YEAR ENDING
                  JUNE 30,
                  -------
                  2001                      $  66,075
                  2002                         51,340
                                            ---------
                  TOTAL                     $ 117,415
                                            =========

         Rent expense for the years ended June 30, 2000 and 1999 has been charged as follows:


                                                            YEAR ENDED JUNE 30,

                                                           2000            1999
                                                           ----            ----

        General and administrative expense               $ 62,671       $ 54,551

        Selling expensetrative expense                      6,281          8,900
                                                         --------       --------
        Cost of sales                                      33,945         52,114
                                                         --------       --------

        Total rent expense                               $102,897       $115,565
                                                         ========       ========


     The Company has contracts with various executives and consultants. The minimum cash compensation due under these contracts is as follows:


                        YEAR ENDING
                          JUNE 30,
                          --------

                          2001           $248,400

                          2002            218,400

                          2003            128,400

                          2004            128,400

                          2005             42,800
                                         --------
                                         $766,400
                                         ========

                  TENGTU INTERNATIONAL CORP., AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

9. Commitments and Contingencies (Continued)


         b) The Company leased office space under an operating lease expiring in July 2001. In May 1998, the Company terminated its lease agreement and rent expense of approximately $538,000 was accrued as of June 30, 1998, representing the remainder of the lease payments due under such lease. The liability of $538,000 is included in accounts payable at June 30, 2000.


         c) The Company is committed to contribute $6,000,000 to the joint venture and to begin making deferred compensation payments to its related party consultants [See Note 3] upon the completion of its next major financing. However, the timing of the payment of the deferred compensation and additional contributions is discretionary and not defined in any agreement. The Company's board of directors has not defined a "major financing transaction," and such definition will be wholly within its discretion.

10. Related Party Transactions

         Due to the continued downsizing of the staff of the joint venture [See
         Note 2], the operations of the venture during the year ended June 30, 2000 were carried out by the minority interest holder. At June 30, the joint venture had a receivable balance of $170,123. At June 30, 1999, the joint venture had a receivable balance from the minority interest holder of $293,287. The Company advanced $30,000 to one of the officers during the year.

         During 2000 and 1999, respectively, the Company incurred consulting and related expenses of approximately $1,493,000 and $776,000 from officers and directors of the Company or its subsidiaries or companies controlled by these officers and directors. No payments have been made for the amounts incurred in either fiscal year.

         Of the total expenses incurred, approximately $182,800 in 2000 and $243,750 for 1999 represent the value of common shares issued for services to two officers. The officers entered into agreements with the company in the year ended June, 30, 1997 that entitled them to receive 500,000 and 100,000 shares, respectively, at the date the agreements were signed. Deferred compensation of $731,250 was recorded in the year ended June 30, 1997, and is being amortized over the three year term of each agreement.

         In January 2000, the Company and Comadex Industries, Ltd. entered into a consulting agreement for the employment of Pak Cheung as the Company's Chairman and CEO. Pursuant to that agreement Comadex received 3,000,000 common shares for past services rendered, resulting in a charge to related party consultants expense of $750,000. If Pak Cheung is able to raise $3,000,000 or more in capital for the Company or a 50% or more owned joint venture or subsidiary, Comadex shall receive an option to purchase 1,000,000 shares of the Company's common stock at the closing price on the day the capital is received by the Company.

                  TENGTU INTERNATIONAL CORP., AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

10. Related Party Transactions (Continued)

         On September 9, 1999 a Company director loaned $100,000 to the Company. The loan bears interest at 6% per annum and is due in twelve months. The loan is convertible at the option of the Company director at the rate of $.35 per share, or into an aggregate of 285,714 shares of the Company's common stock. The loan is guaranteed by another director of the Company. At the date of the loan, the Company's common stock was trading at $.25 per share, therefore the loan does not contain a beneficial conversion feature.

11. Stock Options

         The Company's Board of Directors approved two stock option plans for its employees, consultants and directors totaling 5,000,000 shares. The first stock option plan was approved on December 29, 1998 for two (2) million shares. The second stock option plan was approved on August 31, 1999 for three (3) million shares. Both plans were approved by the shareholders of the company.

         The maximum number of shares granted to any individual under the two stock option plans is 300,000 shares. The following were granted stock options under the first plan in March 1999 (1997 plan):


               Pak Cheung, Chairman and CEO              300,000 shares

               Barry Clark, President and Director       300,000 shares

               Jack Lian, Director                       300,000 shares

               Hai Nan, Director                         300,000 shares

               Xiao Feng Lin, President, Tengtu United   300,000 shares

               Greg Mclelland, Vice President            150,000 shares*

               Simon Hui, Vp Finance and Controller      75,000 shares

               Michael Meakes, VP - Iconix               50,000 shares

               Other Employees                           300,000 shares **

               Gordon Reid, Director                     75,000 shares

               John Watt, Director                       75,000 shares

               Michael Nikiforuk, Director               75,000 shares
                                                         ----------------

               Total                                     2,300,000 shares
                                                         ================

         Simon Hui (75,000 shares) and other employees (180,000 shares) exercised options during the year ended June 30, 2000.

                  * On April 8, 1997, the Company entered into an agreement with
                    Gregory McLelland to provide consulting services and to serve as an officer of the Company. The term of the agreement is three years. The agreement provides a $125,000 annual salary, 100,000 shares of common stock upon signing of the agreement and options to purchase 50,000 shares of common stock annually for three years.

                  TENGTU INTERNATIONAL CORP., AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

11. Stock Options (Continued)

                  **To various employees of Tic Beijing and Tengtu United who are not officers or directors of the Company.

         The shortfall in the 1997 plan was made up from shares included in the 1999 plan.

         The following were granted stock options under the 1999 plan and exercised them during the year ended June 30, 2000:

               Simon Hui, VP Finance and Controller        75,000 shares

         All of the stock options granted under the 1997 plan, except for 150,000 issued to Greg McLelland (see above and the following paragraph), had an exercise price greater than the market price on the date of grant, and therefore, no compensation expense has been recognized for these options. The contractual life of the options under both plans cannot exceed ten years from the date of the grant. The board of directors determines the life, but has not yet done so for the options granted.

         For the year ended June 30, 2000 certain employees exercised their options to purchase a total of 330,000 shares for $71,940. The shares were purchased by issuing promissory notes to the company. The notes mature in five years. The notes are interest free in the first year and have an interest rate of 3% a per annum for each subsequent year that the notes are outstanding. Partial or full repayment may be due prior to maturity if the employee sells part or all of the shares purchased. The repayment is equal to the ratio of the shares sold over the total shares purchased.

         On August 1, 1999, the Company entered into a one year contract with a marketing consultant. As part of its fee, the consultant received three warrants from the company, each representing 50,000 shares of the Company. Each of the warrants is exercisable for five years at the following dates and prices: a) warrant 1 - August 1, 1999 at $.75 per share; b) warrant 2 - February 1, 2000 at $1.50 per share and c) warrant 3 - August 1, 2000 at $3.00 per share.

         The following table summarizes information concerning currently outstanding and exercisable stock options and warrants:



                                                     WEIGHTED
                                                     AVERAGE
                         EXERCISE   OUTSTANDING AT   CONTRACTUAL  EXERCISABLE AT
                         PRICE      JUNE 30, 2000    LIFE          JUNE 30, 2000
                         -----      -------------    ----          -------------

Options                  $     .218   2,045,000       8.5  years       2,045,000
Warrants                 $     .750      50,000       4.08 years          50,000
Warrants                 $     1.50      50,000       4.58 years          50,000

         Greg McLelland was granted options on April 8, 1997 to purchase 150,000 shares of common stock at one-third of the market price of the stock at the date of the grant. The options are vested equally over three years, beginning with the year ended June 30, 1997. At June 30, 2000, there is no remaining contractual life. Because the exercise price of the options was below the market price at the date of the grant, the Company has recorded deferred compensation expense of $150,000 in accordance with APB Opinion No. 25 and related interpretations. The deferral is being recognized ratably over three years, with $50,000 being charged to operations for the year ended June 30, 1999.

                  TENGTU INTERNATIONAL CORP., AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

11. Stock Options (Continued)

         Had the Company elected to recognize compensation expense for all options granted using the fair value method prescribed by SFAS 123, the Company's net loss and net loss per share would be the pro forma amounts indicated below:


                                              YEAR ENDED           YEAR ENDED
                                              JUNE 30, 2000        JUNE 30, 1999
                                              -------------        -------------

               Net Loss as Reported           $ (4,701,285)        $ (1,886,399)

               Pro Forma Net Loss                                  $ (2,176,401)

               Loss Per Share as Reported                          $       (.10)

               Pro Forma Loss Per Share                            $       (.11)

         The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. The weighted average fair value of stock options granted to employees used in determining pro forma amounts is estimated at $1.31 for Mr. McLelland's 150,000 options and $.15 for the remaining 1,850,000, for the year ended June 30, 1999.

         The fair value of these options was estimated at the date of grant using the Black-Scholes option pricing model for the pro forma amounts with the following weighted average assumptions:


                                                      JUNE 30, 1999
                                                      -------------

                    Risk Free Interest Rate                 4.5

                    Expected Life                           2.0

                    Expected Volatility                     13.7

                    Expected Dividends                      NONE


12. Fair Value of Financial Instruments

         SFAS No. 107, "Disclosures About Fair Values of Financial Instruments", requires disclosing fair value to the extent practicable for financial instruments which are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement.

                  TENGTU INTERNATIONAL CORP., AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

12. Fair Value of Financial Instrument (Continued)

         For certain financial instruments, including cash and cash equivalents, trade receivables and payable, and short-term debt, it was assumed that the carrying amount approximated fair value because of the near term maturities of such obligations. The fair value of long-term debt was determined based on current rates at which the company could borrow funds with similar remaining maturities, which amount approximates its carrying value.

13. Statements of Cash Flows Supplemental Disclosures

         For the year ended June 30, 2000 the Company issued 3,120,000 shares of common stock in lieu of cash payments for certain services rendered. The value of such services was $765,000. The Company also issued 330,000 shares of common stock to employees exercising their stock options. The total price of the shares was $71,940 and was paid by the employees via promissory notes given to the Company.

         There were no cash payments of interest expense for the years ended June 30, 2000 and 1999.

14. Authoritative Pronouncements

         The FASB issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities", which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. SFAS No. 133 requires that entities recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and how it is designated, for example, gains or losses related to changes in the fair value of a derivative not designated as a hedging instrument are recognized in earnings in the period of the change, while certain types of hedging may be initially reported as a component of other comprehensive income (outside earnings) until the consummation of the underlying transaction.

         SFAS No. 133, as amended by SFAS No. 138, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. Initial application of SFAS No. 133 should be as of the beginning of a fiscal quarter; on that date, hedging relationships must be designated anew and documented pursuant to the provisions of SFAS No. 133. The provisions of SFAS No. 133 are not to be applied retroactively to the financial statements of prior periods. Due to the Company's limited use of derivative financial instruments, adoption of Statement No. 133 is not expected to have a significant effect on the company's consolidated result of operations, financial position, or cash flows.

         In March 2000, the FASB issued interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation". Among other issues, this interpretation clarifies (a) the definition of employees for the purposes of applying opinion 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequences of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. The Company has adopted this pronouncement.

                  TENGTU INTERNATIONAL CORP., AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

15. Allowance For Bad Debts


              FOR THE
              YEAR                      CHARGED   CHARGED TO
              ENDED        BALANCE-       TO        OTHER               BALANCE-
              JUNE 30,     BEGINNING    EXPENSE     ACCTS.  DEDUCTIONS   ENDING
              -------      ---------    -------     ------  ----------   ------


              1999        $  66,900     $143,081    $--        $--      $209,081

              2000        $ 209,081     $(8,984)    $--        $--      $200,097


16. Subsequent Events

         On April 1, 2000, the Company entered into a contract with a consultant which terminates on April 1, 2002. Under the terms of the contract the consultant will receive $10,000 per month, 250,000 common shares of the company under a vesting schedule which coincides with that of the contract, and two options to purchase the Company's common stock for $1 per share. Both options represent 37,500 shares. The first option will be granted by December 1, 2000 and the second option after December 1, 2000 and before April 1, 2001.

17. Equity Investment

         The Company owns approximately 44% of the common shares of Iconix International, Inc. ("Iconix") and accounts for this investment on an equity basis. The following is summarized financial information of Iconix as of June 30, 2000 and for each of the two fiscal years in the period ended June 30, 2000.

                                              JUNE 30,
                                      2000              1999
                                      ----              ----

Current Assets                      $ 69,998
                                    ========
Noncurrent Assets                   $206,492
                                    ========
Current Liabilities                 $221,656
                                    ========
Noncurrent Liabilities              $  - 0 -
                                    ========
Net Sales                            613,082         1,720,751
                                    ========         =========
Gross Profit                         262,086           402,952
                                    ========         =========
Income from
 Continuing Operations               (602,845)         (55,385)
                                    =========        =========
Net Income (Loss)                    (602,845)         (55,385)
                                    =========        =========

18.Presentation

         Certain amounts in the June 30, 1999 financial statements have been reclassified to correspond with the June 30, 2000 presentation.

                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                              FINANCIAL STATEMENTS
                                  JUNE 30, 1999

INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Shareholders
Tengtu International Corp.

We have audited the accompanying consolidated balance sheet of Tengtu International Corp. and its subsidiaries as of June 30, 1999 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two fiscal years in the period then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.

We believe that our audits provide a reasonable basis for our opinion. In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tengtu International Corp. And its subsidiaries as of June 30, 1999, and the results of their operations and their cash flows for each of the two fiscal years in the period then ended in conformity with United States generally accepted accounting principles.

The accompanying statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company incurred a net loss of $1,940,024 for the year ended June 30, 1999 and, as of that date, had a working capital deficiency of $2,420,503. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 2. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Moore Stephens, P.C.
Certified Public Accountants
New York New York

September 26, 1999, except for Note 2 as to which the date is November 15, 1999.



                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                  JUNE 30, 1999

                                     ASSETS

CURRENT ASSETS

    Cash and cash equivalents                                       $   115,552
    Accounts receivable, net of allowance for
         doubtful accounts of $209,981                                   50,625
    Due from related party                                              323,287
    Prepaid expenses                                                     29,903
    Inventories                                                          34,448
    Other receivables                                                    13,346
                                                                    -----------
                  Total Current Assets                                  567,161

PROPERTY AND EQUIPMENT, net                                           1,205,760

INVESTMENTS - at equity                                                  80,147

OTHER ASSETS                                                             58,844
                                                                    -----------
TOTAL ASSETS                                                        $ 1,911,912
                                                                    ===========
                      LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
    Accounts payable                                                $ 1,475,409
    Accrued expenses                                                    404,776
    Due to related party consultants                                  1,059,549
    Other liabilities                                                    47,930
                                                                    -----------
                  Total Current Liabilities                           2,987,664
                                                                    -----------

COMMITMENTS [Note 8]

STOCKHOLDERS' DEFICIT
    Preferred stock, par value $.01 Per share;authorized
     10,000,000 shares; issued -0- shares
    Common stock, par value $.01 Per share; authorized
     100,000,000 shares; issued 19,477,607 shares                       194,777
    Additional paid in capital                                        9,220,096
    Accumulated deficit                                             (10,483,089)
    Accumulated Other Comprehensive Income (Loss):
     Cumulative translation adjustment                                   (6,752)
                                                                    -----------
                                                                     (1,074,968)
    Less: Treasury stock, at cost, 78,420 common shares                    (784)
                                                                    -----------
                  Total Stockholders' Deficit                        (1,075,752)
                                                                    -----------

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT                         $ 1,911,912
                                                                    ===========


              THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE
                       CONSOLIDATED FINANCIAL STATEMENTS.



                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                           FOR THE YEAR ENDED JUNE 30,



                                                     1999              1998
                                                     ----              ----
SALES                                            $    624,121       $ 3,233,170
COST OF SALES                                         769,608         3,010,160
                                                 ------------      ------------
GROSS INCOME (LOSS)                                  (145,487)          213,010
                                                 ------------      ------------
OPERATING EXPENSES
  Research and development                              1,440           511,889
  General and administrative                        1,474,452         3,410,907
  Bad debts                                           143,347            66,898
  Advertising                                              19           128,709
  Selling                                              52,671           298,396
  Depreciation                                         43,217            97,858
  Write down of goodwill                                 -0-            180,000
                                                 ------------      ------------
                                                    1,715,146         4,694,657
                                                 ------------      ------------
OTHER INCOME (EXPENSE)
  Equity earnings in investee                         (65,274)           18,967
  Interest income                                       3,923            22,578
  Other income                                         35,585            38,088
                                                 ------------      ------------
                                                      (25,766)           79,633
                                                 ------------      ------------
NET LOSS                                         $ (1,886,399)     $(4,402,014)
                                                 ============      ============
NET LOSS PER COMMON SHARE
 [Basic and Diluted]                             $       (.10)     $       (.23)

WEIGHTED AVERAGE NUMBER OF SHARES                  19,317,382       18,813,545





              THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE
                       CONSOLIDATED FINANCIAL STATEMENTS.



                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                       STATEMENT OF STOCKHOLDERS' DEFICIT
                   FOR THE YEARS ENDED JUNE 30, 1999 AND 1998

                                                                                                                ACCUMULATED
                                     COMMON STOCK          ADDITIONAL                                              OTHER
                                     ------------           PAID-IN        COMPREHENSIVE    ACCUMULATED        COMPREHENSIVE
                                  SHARES       AMOUNT       CAPITAL         INCOME(LOSS)      DEFICIT          INCOME(LOSS)
                                  ------       ------       -------         ------------      -------          ------------

BALANCE-JUNE 30,1997             18,797,107  $ 187,972   $  9,399,678                      $ (4,194,676)     $   (15,631)

ISSUANCE OF COMMON STOCK
  IN EXCHANGE FOR SERVICES
 AT FAIR VALUE-JUNE 19, 1998        500,000      5,000         (5,000)            -0-           -0-                 -0-

AMORTIZATION OF DEFERRED
COMPENSATION RELATED TO
STOCK OPTIONS ISSUED IN
YEAR ENDED JUNE 1997                   --          -0-            -0-             -0-           -0-                 -0-

OTHER                                  --          -0-            (27)            -0-           -0-                 -0-

OTHER COMPREHENSIVE INCOME:
 FOREIGN CURRENCY ADJUSTMENT           --          -0-            -0-      $    6,296           -0-                6,296

COMPREHENSIVE INCOME:
 NET LOSS                              --          -0-            -0-      (4,402,014)       (4,402,014)            -0-
                                                                         -------------
COMPREHENSIVE INCOME                                                      $(4,395,718)
                                 ----------  ---------   ------------    =============     ------------    -------------


BALANCE-JUNE 30,1998             19,297,107    192,972      9,394,651                        (8,596,690)          (9,335)

ISSUANCE OF COMMON STOCK
  RELATED TO DEFERRED
  COMPENSATION                      180,500      1,805          8,258             -0-           -0-                 -0-

AMORTIZATION OF DEFERRED
 COMPENSATION RELATED TO
 STOCK OPTIONS AND COMMON
 STOCK FOR SERVICES                    --          -0-            -0-             -0-           -0-                 -0-
OTHER COMPREHENSIVE INCOME:
 FOREIGN CURRENCY ADJUSTMENT           --          -0-            -0-       $   2,583           -0-                2,583
COMPREHENSIVE INCOME:
 NET LOSS                              --          --             --       (1,886,399)       (1,886,399)            --
                                                                         -------------
COMPREHENSIVE INCOME                                                     $ (1,883,816)
                                 ----------  ---------   ------------    =============     ------------    -------------

BALANCE-JUNE 30, 1999            19,477,607  $ 194,777   $  9,402,909                      $(10,483,089)   $      (6,752)
                                 ==========  =========   ============                      ============    =============




                                                 TREASURY    UNAMORTIZED      STOCK-
                                                 STOCK A      DEFERRED        HOLDERS'
                                                   COST     COMPENSATION      EQUITY
                                                   ----     ------------      ------
BALANCE-JUNE 30,1997                            $    (784)  $  (770,313)   $ 4,606,246

ISSUANCE OF COMMON STOCK
  IN EXCHANGE FOR SERVICES
 AT FAIR VALUE-JUNE 19, 1998                           -0-        -0-            -0-

AMORTIZATION OF DEFERRED
COMPENSATION RELATED TO
STOCK OPTIONS ISSUED IN
YEAR ENDED JUNE 1997                                   -0-      293,750        293,750

OTHER                                                  -0-        -0-              (27)

OTHER COMPREHENSIVE INCOME:
 FOREIGN CURRENCY ADJUSTMENT                           -0-        -0-            6,296

COMPREHENSIVE INCOME:
 NET LOSS                                              -0-        -0-       (4,402,014)
                                                 ---------      -------     -----------
COMPREHENSIVE INCOME


BALANCE-JUNE 30,1998                                 (784)     (476,563)        504,251

ISSUANCE OF COMMON STOCK
  RELATED TO DEFERRED
  COMPENSATION                                         -0-        -0-            10,063

AMORTIZATION OF DEFERRED
 COMPENSATION RELATED TO
 STOCK OPTIONS AND COMMON
 STOCK FOR SERVICES                                    -0-      293,750         293,750

OTHER COMPREHENSIVE INCOME:
 FOREIGN CURRENCY ADJUSTMENT                           -0-                        2,583
COMPREHENSIVE INCOME:
 NET LOSS                                              --          --        (1,886,399)

                                                ----------  -----------    ------------
COMPREHENSIVE INCOME

BALANCE-JUNE 30, 1999                           $    (784)  $  (182,813)   $ (1,075,752)
                                                =========   ===========    ============



              THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE
                       CONSOLIDATED FINANCIAL STATEMENTS.



                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                           FOR THE YEAR ENDED JUNE 30,

                                                                         1999           1998
                                                                        -------    ---------

CASH FLOWS FROM OPERATING ACTIVITIES

     NET LOSS                                                         $(1,886,399)   $(4,402,014)
     ADJUSTMENTS TO RECONCILE NET LOSS TO NET CASH PROVIDED
     (USED) BY OPERATING ACTIVITIES:
         DEPRECIATION AND AMORTIZATION                                    292,808        289,613
         PROVISION FOR BAD DEBT                                           143,081         66,900
         NONCASH COMPENSATION EXPENSE ON GRANTING OF STOCK OPTIONS              0         50,000
         INVESTMENT - AT EQUITY                                            65,274         (3,560)
         NONCASH COMPENSATION EXPENSE ON SHARES ISSUED FOR SERVICES       303,813        243,750
         WRITE-DOWN OF GOODWILL                                                 0        180,000
         CHANGES IN OPERATING ASSETS AND LIABILITIES:
         DECREASE (INCREASE) IN OPERATING ASSETS:
              ACCOUNTS RECEIVABLE                                         (76,644)        79,738
              PREPAID EXPENSES                                              5,307        559,611
              INVENTORIES                                                 191,164        248,840
              ADVANCES TO SUPPLIERS                                       122,415        180,908
              OTHER RECEIVABLES                                            13,382         88,097
              DUE FROM INVESTEE                                            50,000        (50,000)
              ADVANCE                                                           0         50,228
              DUE FROM RELATED PARTY                                      (32,762)      (258,819)
              OTHER ASSETS                                                (44,307)        14,147
         INCREASE (DECREASE) IN OPERATING LIABILITIES:
              ACCOUNTS PAYABLE                                             87,615      1,084,875
              ACCRUED EXPENSES                                             53,019       (256,879)
              DUE TO RELATED PARTY CONSULTANTS                            481,124        518,931
              DUE TO RELATED PARTY                                              0        (49,756)
              OTHER LIABILITIES                                            (1,768)       (24,430)
                                                                      -----------    -----------
               NET CASH (USED) BY OPERATING ACTIVITIES                   (232,878)    (1,389,820)
                                                                      -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES
     PURCHASE OF PROPERTY AND EQUIPMENT                                   (63,959)      (945,135)
     CHANGE FROM CONSOLIDATION TO EQUITY ACCOUNTING FOR INVESTEE                0        (43,669)
                                                                      -----------    -----------
         NET CASH USED BY INVESTING ACTIVITIES                            (63,959)      (988,804)
                                                                      -----------    -----------

EFFECT OF EXCHANGE RATE CHANGES ON CASH                                     2,583          3,867
                                                                      -----------    -----------
DECREASE IN CASH AND CASH EQUIVALENTS                                    (294,254)    (2,374,757)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                              409,806      2,784,563
                                                                      -----------    -----------
CASH AND CASH EQUIVALENTS, END OF YEAR                                $   115,552    $   409,806
                                                                      ===========    ===========

NONCASH INVESTING AND FINANCING ACTIVITIES:
THE COMPANY ISSUED COMMON STOCK VALUED AT $10,063
IN EXCHANGE FOR SERVICES FOR THE YEAR ENDED JUNE 30, 1999.



              THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE
                       CONSOLIDATED FINANCIAL STATEMENTS.

                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. THE COMPANY

         Tengtu International Corp. (The "Company") was incorporated in Delaware on May 6, 1988 as Galway Capital Corporation for the purpose of seeking potential ventures. After operating as a development stage enterprise through 1991, the Company became inactive and remained so until May 1996, when control of it was acquired by several individuals. On May 24, 1996 the company changed its name to Tengtu International Corp. The Company's main activities, which are carried out through its subsidiaries and investee are the development and marketing of educational software and other forms of electronic publishing in China and Canada.

2. GOING CONCERN

         As shown in the accompanying financial statements, the Company incurred a net loss of $1,886,399 for the year ended June 30, 1999 and, as of that date, had a working capital deficiency of $2,420,502. Those factors, as well as a significant downsizing of operations in its largest operating subsidiary for the year ended June 30, 1999, create an uncertainty about the company's ability to continue as a going concern.

         Management has developed a plan to alleviate these factors to enable the Company to continue as a going concern. The plan includes an injection of $250,000 into the Company, allocated approximately $150,000 as equity and $100,000 as debt; the majority of the funds was received by october 28, 1999. Additionally, the Chinese government has granted the minority owner of one of the Company's subsidiaries in China an exclusive license to upgrade the computer systems in grades kindergarten through twelve in the Chinese public school system. This project is intended to be carried out through the Company's subsidiary. In order to exploit this license, the minority owner has entered into three market development agreements, including one with Microsoft (China) Co., Ltd., to provide computer software and hardware to the schools. To help fund this project, the minority owner of the Company's subsidiary has received bank loans of approximately $4,600,000, which were received in two installments in September and November 1999. It is anticipated that the Company's subsidiary will receive advances if these monies from the minority owner of the subsidiary on an as needed basis. Additionally, the Company has entered into agreements with a number of its related party consultants (see Note 10) to defer payment of their respective fees until the Company completes a major financing transaction, either through equity or debt (see additional plans - Note
         17a).

         The ability of the Company to continue as a going concern is dependent on the success of its plan. The financial statements do not include any adjustments that might be necessary if the company is unable to continue as a going concern.

                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

3. SIGNIFICANT ACCOUNTING POLICIES

         a. PRINCIPLES OF CONSOLIDATION

         The consolidated financial statements include the accounts of the Company and subsidiaries over which it owns more than a 50% equity interest. Significant intercompany balances and transactions have been eliminated on consolidation.

         The Company contributed capital of $6,000,000 to a subsidiary in which the minority has a 43% interest. No portion of the $6,000,000 has been allocated to the minority as the joint venture agreement that concerns the subsidiary assigns all rights to that contribution to the Company.

         In accordance with Accounting Research Bulletin 51, the Company has charged to income the loss applicable to the minority interests that is in excess of the minorities' interests in the equity capital of the subsidiaries, including any guarantees or commitments from minority shareholders for further capital contributions.

         In the case of its joint venture subsidiary, the Company and the minority interest holder agreed that the contribution of software and hardware by the minority interest to the joint venture had no fair market value at the time of the contribution. The joint venture, therefore, assigned a $0 value to these assets. The minority also contributed a contract to the joint venture that gives the joint venture the right to provide the Chinese public school system with certain educational materials, including software and textbooks. A value of $0 was assigned to the contract by the joint venture as it could not create a reliable model of revenue streams or cash flows associated with the contract at the time of the contribution.

                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

3. SIGNIFICANT ACCOUNTING POLICIES  (CONTINUED)

         b. Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at June 30, 1999, and reported amounts of revenues and expenses during each of the two fiscal years then ended. Actual results could differ from those estimates.

         c. Revenue Recognition

         Revenue from the sale of hardware is recognized when the products are delivered to the customer. Revenue from the sale of software products, which do not require any significant production, modification or customization for the Company's targeted users and do not have multiple elements, is recognized in accordance with paragraphs 7 and 8 of SOP 97-2. These paragraphs require four conditions to be present in order to recognize revenue: (1) persuasive evidence of an arrangement exists,
         (2) delivery has occurred, (3) the company's fee is fixed and determinable and (4) collectibility is probable. Revenue from software license fees is recognized on a straight line basis over the term of the license.

         Hardware and software are delivered to customers at or at approximately the same time. Software is generally installed within approximately two weeks of delivery.

         The hardware sold includes personal desktop computers, printers, network servers, monitors, modems, hard drives and other storage media and cables. The Company's software cannot be installed until the hardware is delivered. Therefore, a delay in delivery of hardware will delay the recognition of software sales revenues.

         d. INVENTORIES

         Inventories are priced at the lower of cost, on a weighted-average basis, or market and consist primarily of computer hardware and software.

         e. PROPERTY AND EQUIPMENT

         Property and equipment are stated at cost. Depreciation is provided primarily by the straight-line method over the estimated useful lives of the assets, which range from two to ten years.

                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

3. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         f. GOODWILL

         Goodwill represented the excess of cost of an acquired subsidiary over the fair value of net assets acquired, and was amortized on the straight-line basis over ten years. [See Note 5].

         g. CASH EQUIVALENTS

         The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

         h. INCOME TAXES

         The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", which requires an asset and liability approach to determine deferred tax assets and liabilities. The deferred assets and liabilities are determined based upon the differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are assumed to reverse.

         The Company files a consolidated return with its subsidiaries that are eligible to be consolidated. Separate provisions for income tax are calculated for subsidiaries that are not eligible for consolidation into the U.S. Federal income tax return.

         i. LOSS PER SHARE

         Loss per common and common equivalent share is computed based on the weighted average number of common shares outstanding. Due to the antidilutive effect of the assumed exercise of outstanding common stock equivalents at June 30, 1999 and 1998, loss per share does not give effect to the exercise of these common stock equivalents in either year, but they may dilute earnings per share in the future.

         j. ADVERTISING EXPENSE

         The Company expenses advertising costs as incurred.

         k. IMPAIRMENT

         The Company evaluates its long-lived assets to determine whether later events and circumstances warrant revised estimates of useful lives or a reduction in carrying value due to impairment. [See Note 5].

                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

3. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         l. FOREIGN CURRENCY TRANSACTIONS/TRANSLATION

         The functional currency of the Company's subsidiary and joint venture in China is the Renminbi. The Company's Canadian subsidiary uses the Canadian dollar as its functional currency. Foreign transaction gains and losses in the functional currencies are immaterial. Transactions denominated in other than the functional currencies are insignificant and therefore, foreign currency transaction gains and losses in non-functional currencies are also immaterial.

         Assets and liabilities of the financial statements of foreign subsidiaries and joint venture are translated into u.S. Dollars utilizing the exchange rate at the balance sheet date, and revenues and expenses are translated using average exchange rates in effect during the year. Translation adjustments are accumulated and recorded as a separate component of stockholders' equity. Foreign currency transactions are translated into the functional currency at the exchange rate prevailing on the date of the transaction material gains and losses from foreign currency transactions are reflected in the financial period in which the exchange rate changes.

         The Chinese government imposes significant exchange restrictions on transferring funds out of China for purposes unrelated to business operations. These restrictions have not had a material impact on the Company because it has not engaged in any significant transactions that are subject to the restrictions.

         m. ACCUMULATED OTHER COMPREHENSIVE INCOME

         Accumulated other comprehensive income represents the change in equity of the Company during the periods presented from foreign currency translation adjustments.

         n. STOCK-BASED COMPENSATION

         On July 1, 1996, the Company adopted the disclosure requirements of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" for stock options and similar equity instruments (collectively, "options") issued to employees; however, the company will continue to apply the intrinsic value based method of accounting for options issued to employees prescribed by accounting principles board ("APB") Opinion No. 25, "Accounting for stock issues to employees" rather than the fair value based method of accounting prescribed by SFAS No. 123. SFAS No. 123 also applies to transactions in which an entity issues its equity instruments to acquire goods or services from non-employees. Those transactions must be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

3. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         o. SOFTWARE COSTS

         Software development costs are capitalized if they are incurred after technological feasibility has been established. Purchased software is capitalized if it has an alternative future use. Research and development costs for new products or enhancement of existing software and purchased software that do not meet these requirements are expensed as incurred. Capitalized costs are amortized over the lesser of five years or the useful life of the related product.

4. PROPERTY AND EQUIPMENT

         Property and equipment at June 30, 1999 is comprised as follows:


         COMPUTER HARDWARE                            $ 106,097
         COMPUTER SOFTWARE                                9,057
         FURNITURE AND FIXTURES                          45,479
         AUTOMOBILES                                    206,553
         OFFICE EQUIPMENT                                89,369
         LEASEHOLD IMPROVEMENT                           27,137
         IDLE EQUIPMENT                                  73,305
         PRODUCTION EQUIPMENT                         1,256,574
                                                     ----------
         TOTAL AT COST                                1,813,571
         LESS: ACCUMULATED DEPRECIATION                (607,811)
                                                     ----------
         NET PROPERTY AND EQUIPMENT                  $1,205,760
                                                     ==========

         Depreciation charged to operations for the year ended June 30, 1999 and 1998 was $292,808 and $289,729, respectively, of which approximately $214,601 and $191,871 was included in cost of sales for the year ended June 30,1999 and June 30, 1998, respectively.

         5. IMPAIRMENT OF GOODWILL

         During the fiscal year ended June 30, 1998, the Company recorded an impairment loss of $180,000 from the write down of goodwill. As a result of the loss for the year ended June 30, 1998, and the necessary revisions to the projected future undiscounted cash flows, there was no longer justification for the carrying value of goodwill resulting from the Company's investment in a joint venture of $200,000 ($100,000 cash and 2,000,000 common shares valued at $.05 per share) purchased in June 1996. Fair value of goodwill was based on the present value of estimated expected future cash flows from the related assets. As of June 30, 1998, goodwill of $200,000 and related accumulated amortization of $20,000 was written off.

                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

6. INCOME TAXES

         For the current year, none of the Company's operating subsidiaries will be included in its federal income tax return as these are all foreign entities and are therefore ineligible for consolidation.

         The Company has accumulated approximately $5,330,000 of operating losses that may be used to offset future federal taxable income. The utilization of the losses expires in years from 2005 to 2019. Due to an ownership change in the year ended June 30, 1996, annual utilization of approximately $265,000 of the losses is expected to be limited to an estimated $60,000 by current provisions of section 382 of the internal revenue code, as amended.

         As the Company is not liable for either current or deferred income taxes for the years ended June 30, 1999 and 1998, respectively, no provision is shown on the statement of operations. The Company has recorded a deferred tax asset of approximately $1,813,000 at June 30, 1999 and $1,486,000 at June 30, 1998 due principally to net operating losses. A valuation allowance of an identical amount has been recorded as the Company believes that it is more likely than not that the losses will not be utilized. The allowance has the effect of reducing the carrying value of the deferred tax asset to $0. The valuation allowance increased approximately $327,000 and $717,000 during the years ended June 30, 1999 and 1998, respectively. The Company is a U.S. company that operates through a branch office in Canada. As a U.S. company, it is required to file an income tax return and report those branch operations. The income tax returns have generated the above net operating losses.

         The net operating losses for the Company's Chinese joint venture and subsidiaries, total approximately $6,230,000. Net operating losses in china can be carried forward for five years. The Company's chinese net operating losses expire between 2002 and 2004.

7. CONCENTRATION OF CREDIT RISK

         The Company operates through subsidiaries located principally in Beijing, China and an investee in Toronto, Canada; the administrative office is in Vancouver, Canada. The Company grants credit to its customers in both geographic regions.

         The Company performs certain credit evaluation procedures and does not require collateral. The Company believes that credit risk is limited because the Company routinely assesses the financial strength of its customers, and based upon factors surrounding the credit risk of its customers, establishes an allowance for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowances is limited.

                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

7. CONCENTRATION OF CREDIT RISK (CONTINUED)

         The Company established an allowance for doubtful accounts at June 30, 1999 of $209,981. The Company believes any credit risk beyond this amount would be negligible.

         At June 30, 1999, the Company had approximately $96,700 of cash in banks uninsured. The Company did not have balances in excess of the federally insured amounts in U.S. banks. The Company does not require collateral or other securities to support financial instruments that are subject to credit risk.


         For the fiscal years ended June 30, 1999 and 1998 no customer accounted for more than 10% of total sales.

8. COMMITMENTS AND CONTINGENCIES

         a. The Company has entered into a number of operating leases for office space. The minimum rental payments on these leases are as follows:

         YEAR ENDING
         JUNE 30,
         -----------
          2000                           $ 80,810
          2001                             66,075
          2002                             51,340
                                        ---------
          TOTAL                         $ 198,225
                                        =========

Rent expense for the years ended June 30, 1999 and 1998 has been charged as follows:


                                                       YEAR ENDED JUNE 30,

                                                       1999         1998
                                                       ----         ----

         GENERAL AND ADMINISTRATIVE EXPENSE       $   54,551   $  790,065
         RESEARCH AND DEVELOPMENT                          0      110,810
         SELLING EXPENSE                               8,900       79,531
         COST OF SALES                                52,114       72,257
                                                  ----------   ----------
         TOTAL RENT EXPENSE                       $  115,565   $1,052,663
                                                  ==========   ==========

                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

8. COMMITMENTS AND CONTINGENCIES (CONTINUED)


         The Company has contracts with various executives and consultants. The minimum cash compensation due under these contracts is as follows:


                  YEAR ENDING
                  JUNE 30,
                  --------
                     2000                                273,750
                                                         -------

         b. The Company leased office space under an operating lease expiring in July 2001. In May 1998, the Company terminated its lease agreement and rent expense of approximately $538,000 was accrued as of June 30, 1998, representing the remainder of the lease payments due under such lease. The liability of $538,000 is included in accrued expenses at June 30, 1999 and is part of rent expense within the statement of operations for the year ended June 30, 1998.

         c. The Company is committed to contribute $6,000,000 to the joint venture (see Note 5) and to begin making deferred compensation payments to its related party consultants (see Notes 2 and 10) upon the completion of its next major financing. However, the timing of the payment of deferred compensation and additional contributions is discretionary and not defined in any agreement. The Company's board of directors has not defined a "major financing transaction," and such definition will be wholly within its discretion.

9. RELATED PARTY TRANSACTIONS

         In the normal course of business with the joint venturer, the Company generated a receivable balance of $293,287, which represents the net balance of advances to and from the company during the year ended June 30, 1999. The Company advanced $30,000 to one of the officers during the year.

         During 1999 and 1998, respectively, the Company incurred consulting and related expenses of approximately $787,400 and $952,700 from officers and directors of the Company or its subsidiaries or companies controlled by these officers and directors. Approximately $249,500 of the amount incurred in fiscal year 1998 was paid during the same year. No payments have been made for the amounts incurred in fiscal year 1999.

         Of the total expenses incurred, approximately $243,750 for both 1999 and for 1998 represents the value of common shares issued for services to two officers. The officers entered into agreements with the Company in the year ended june 30, 1997 that entitled them to receive 500,000 and 100,000 shares, respectively, at the date the agreements were signed. Deferred compensation of $731,250 was recorded in the year ended June 30, 1997, and is being amortized over the three year term of each agreement.

                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

10. STOCK OPTIONS

         The Company's Board of Directors approved two stock option plans for its employees, consultants and directors totaling 5,000,000 shares. The first stock option plan was approved on December 29, 1998 for two (2) million shares. The second stock option plan was approved on August 31, 1999 for three (3) million shares. Both plans were approved by the shareholders of the company. The maximum number of shares granted to any individual under the two stock option plans is 300,000 shares. The following were granted stock options under the first plan in March, 1999 (1997 plan), but have not yet exercised the options.


         Pak Cheung, Chairman and CEO                   300,000 shares
         Barry Clark, President and Director            300,000 shares
         Jack Lian, Director                            300,000 shares
         Hai Nan, Director                              300,000 shares
         Xiao Feng Lin, President, Tengtu United        300,000 shares
         Greg McLelland, Vice President                 150,000 shares*
         Simon Hui, VP Finance and Controller            75,000 shares
         Michael Meakes, VP - Iconix                     50,000 shares
         Other Employees                                300,000 shares**
         Gordon Reid, Director                           75,000 shares
         John Watt, Director                             75,000 shares
         Michael Nikiforuk, Director                     75,000 shares

         TOTAL                                    2,300,000 shares

         * On April 8, 1997, the Company entered into an agreement with Gregory McLelland to provide consulting services and to serve as an officer of the Company. The term of the agreement is three years. The agreement provides a $125,000 annual salary, 100,000 shares of common stock upon signing of the agreement and options to purchase 50,000 shares of common stock annually for three years.

         ** To various employees of Tic Beijing and Tengtu United who are not officers or directors of the Company.

         The shortfall in the 1997 plan was made up from shares included in the 1999 plan.

         The following were granted stock options under the 1999 plan but have not yet exercised the options:

         Simon Hui, VP Finance and Controller            75,000 shares

         All of the stock options granted under the 1997 plan, except for 150,000 issued to Greg McLelland (see above and the following paragraph), had an exercise price greater than the market price on the date of grant, and therefore, no compensation expense has been recognized for these options. The contractual life of the options under both plans cannot exceed ten years from the date of grant. The Board of Directors determines the life, but has not yet done so for the options granted.

         The following table summarized information concerning currently outstanding and exercisable stock options.

                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

10. STOCK OPTIONS (CONTINUED)


                    OUTSTANDING      WEIGHTED AVERAGE   EXERCISABLE AT
EXERCISE PRICE    AT JUNE 30, 1999   CONTRACTUAL LIFE   JUNE 30, 1999
--------------    ----------------   ----------------   -------------

$.25                 150,000           8.0 YEARS            150,000
 .218               1,850,000           9.5 YEARS          1,850,000

         Greg McLelland was granted options on April 8, 1997 to purchase 150,000 shares of common stock at one-third of the market price of the stock at the date of grant. The options are vested equally over three years, beginning with the year ended June 30, 1997. At June 30, 1999, there is no remaining contractual life. Because the exercise price of the options was below the market price at the date of grant, the Company has recorded deferred compensation expense of $150,000 in accordance with APB Opinion No. 25 And related interpretations. The deferral is being recognized ratably over three years, with $50,000 being charged to operations for the years ended June 30, 1999 and 1998. Had the company elected to recognize compensation expense for all options granted using the fair value method prescribed by SFAS 123, the Company's net loss and net loss per share would be the pro forma amounts indicated below:


                                                YEARS ENDED JUNE 30,
                                                --------------------
                                             1999               1998
                                             ----               ----

NET LOSS AS REPORTED                    $  (1,886,399)   $  (4,402,014)
PRO FORMA NET LOSS                         (2,176,401)      (4,416,348)
LOSS PER SHARE AS REPORTED                       (.10)            (.23)
PRO FORMA LOSS PER SHARE                         (.11)            (.23)

         The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. The weighted average fair value of stock options granted to employees used in determining pro forma amounts is estimated at $1.31 for Mr. McLelland's 150,000 options and $.15 for the remaining 1,850,000.

         The fair value of these options was estimated at the date of grant using the Black-Scholes option-pricing model for the pro forma amounts with the following weighted average assumptions:

                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

10. STOCK OPTIONS (CONTINUED)



                                        JUNE 30, 1999  JUNE 30, 1997
                                        -------------  -------------

RISK FREE INTEREST RATE                    4.5           6.5
EXPECTED LIFE                              2.0           1.8
EXPECTED VOLATILITY                       13.7          16.2
EXPECTED DIVIDENDS                        NONE          NONE


11. AUTHORITATIVE PRONOUNCEMENTS

         In June 1997 the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting comprehensive income" and SFAS No. 131, "Disclosures about segments of an enterprise and related information". Both are effective for financial statements for fiscal years beginning after December 15, 1997. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in the financial statements. SFAS No. 131 changes how operating segments are reported in the annual financial statements and requires the reporting of selected information about operating segments in interim financial reports issued to shareholders.

         Both standards have been adopted in these financial statements. In February 1998, the FASB issued SFAS No. 132, "Employers disclosure about pensions and other postretirement benefits", which is effective for fiscal years beginning after December 15, 1997. The modified disclosure requirements are not expected to have a material impact on the Company's results of operations, financial position or cash flows. The fasb issued SFAS No. 133 "Accounting for derivative instruments and hedging activities", which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. SFAS No. 133 Requires that entities recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and how it is designated, for example, gains or losses related to changes in the fair value of a derivative not designated as a hedging instrument is recognized in earnings in the period of the change, while certain types of hedging may be initially reported as a component of other comprehensive income (outside earnings) until the consummation of the underlying transaction.

         SFAS No. 133 Is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. Initial application of SFAS No. 133 Should be as of the beginning of a fiscal quarter; on that date, hedging relationships must be designated anew and documented pursuant to the provisions of SFAS No. 133. Earlier application of all the provisions of SFAS No. 133 is not to be applied retroactively to the financial statements of prior periods. The company will evaluate the new standard to determine any required new disclosures or accounting.

                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

12. SUBSEQUENT EVENT

         a. In July, 1999, the Company incorporated a holding company, Edsoft Platforms (Canada) Inc. ("Edsoft") in which it owns 55%. Edsoft owns 100% of a newly incorporated company, Edsoft Platforms (H.K.) Limited which markets educational software in Hong Kong. The Company will contribute technology and a group of private investors, in July 1999, has advanced approximately $250,000 into edsoft as a shareholder's loan, bearing a 10% interest rate. One half of the loan can be converted into common shares of the Company at $3 per share if the loan is not paid in full after 3 years.

13. LITIGATION

         In December 1998 one of the Company's Chinese subsidiaries reached a court settlement with one of its suppliers that requires the subsidiary to return approximately $93,500 of inventory to the supplier. This amount has been removed from inventory and the liability is included in accounts payable at June 30, 1999.

14. PRESENTATION

         Certain amounts in the June 30, 1998 financial statements have been reclassified to correspond with the June 30, 1999 presentation.


15. SUBSEQUENT EVENT (UNAUDITED)

         a. EQUITY FINANCING

         The Company is negotiating for additional equity financing of approximately $5,000,000, which will be contributed to Edsoft Platforms (H.K.) Limited (see Note 12). The potential investor will then own approximately 20% of that company.

16. ALLOWANCE FOR BAD DEBTS



FOR THE
YEAR ENDED   BALANCE-    CHARGED TO   CHARGED TO                     BALANCE-
JUNE 30,     BEGINNING   EXPENSE      OTHER ACCTS.    DEDUCTIONS     ENDING
--------     -------     -------      ------------    ----------     ------

1998        $ --         $ 66,900      $ --            $ --        $ 66,900
1999        $ 66,900      143,081        --              --         209,981



                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                    FOR THE QUARTER ENDED SEPTEMBER 30, 2000

                                                           AS AT          AS AT
                                                       SEPT 30,2000   JUNE 30, 2000
                                                       (UNAUDITED)
                                                       -----------    -------------
                                     ASSETS

CURRENT ASSETS
    CASH AND CASH EQUIVALENTS                        $    707,044         919,091
    ACCOUNTS RECEIVABLE, NET OF
     ALLOWANCE FOR DOUBTFUL ACCOUNTS
     OF $200,097                                           75,989          36,009
    DUE FROM RELATED PARTY                                 96,890         170,123
    PREPAID EXPENSES                                       14,779           3,715
    INVENTORIES                                                 0          18,071
    OTHER RECEIVABLES                                      14,803           5,588
                                                     ----------------------------
                   TOTAL CURRENT ASSETS                   909,505       1,152,597
                                                     ----------------------------
PROPERTY AND EQUIPMENT, NET                               902,208         967,840
                                                     ----------------------------

OTHER ASSETS
     NOTES RECEIVABLE                                      71,940          71,940
     ADVANCE TO DIRECTOR                                   67,511          60,011
     LICENSE FEES                                         118,750         125,000
     OTHER ASSETS                                          10,325          30,454
                                                     ----------------------------
                                                          268,526         287,405
                                                     ----------------------------
TOTAL ASSETS                                         $  2,080,239       2,407,842
                                                     ============================

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
    ACCOUNTS PAYABLE                                 $  1,710,440    $  1,690,658
    ACCRUED EXPENSES                                      442,890         419,160
    RELATED PARTY LOAN PAYABLE                            100,000         100,000
    DUE TO RELATED PARTY CONSULTANTS                    1,565,026       1,415,026
    OTHER LIABILITIES                                     470,704         414,197
                                                     ----------------------------
                  TOTAL CURRENT LIABILITIES             4,289,060       4,039,041
                                                     ----------------------------
OTHER LIABILITIES
     RELATED PARTY LOANS PAYABLE                          255,490         255,490
     CONVERTIBLE DEBENTURE, NET OF DISCOUNT             1,213,688       1,194,334
                                                     ----------------------------
                                                        1,469,178       1,449,824
                                                     ----------------------------
STOCKHOLDERS' DEFICIT
    PREFERRED STOCK, PAR VALUE $.01 PER SHARE;
      AUTHORIZED 10,000,000 SHARES;
      ISSUED -0- SHARES
    COMMON STOCK, PAR VALUE $.01 PER SHARE;
      AUTHORIZED 100,000,000 SHARES;
      ISSUED 23,890,607 SHARES                            238,907         238,907
    ADDITIONAL PAID IN CAPITAL                         11,871,444      11,871,444
    ACCUMULATED DEFICIT                               (15,782,209)    (15,184,374)
    ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS):
      CUMULATIVE TRANSLATION ADJUSTMENT                    (5,357)         (6,216)
                                                     ----------------------------
                                                       (3,677,215)     (3,080,239)
    LESS: TREASURY STOCK, AT COST,
     78,420 COMMON SHARES                                    (784)           (784)
                                                     ----------------------------
          TOTAL STOCKHOLDERS' DEFICIT                  (3,677,999)     (3,081,023)
                                                     ----------------------------
TOTAL LIABILITIES AND
STOCKHOLDERS' DEFICIT                                $  2,080,239       2,407,842
                                                     ============================

              THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE
                       CONSOLIDATED FINANCIAL STATEMENTS.



                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    FOR THE QUARTER ENDED SEPTEMBER 30, 2000
                                   (UNAUDITED)




SALES                                                              $  1,143,446
COST OF SALES                                                         1,035,967
                                                                   ------------
GROSS PROFIT                                                            107,479
                                                                   ============
OPERATING EXPENSES
  GENERAL AND ADMINISTRATIVE                                            382,472
  RELATED PARTY CONSULTANTS                                             180,000
  SELLING                                                                73,765
  DEPRECIATION AND AMORTIZATION                                          13,504
                                                                   ------------
                                                                         649,741
                                                                   ------------
OTHER INCOME (EXPENSE)
  INTEREST INCOME                                                         5,436
  INTEREST EXPENSE                                                      (61,009)
                                                                   ------------
                                                                        (55,573)
                                                                   ------------
NET LOSS                                                           $   (597,835)
                                                                   ============
NET LOSS PER COMMON SHARE [BASIC AND DILUTED]                      $     (0.025)

WEIGHTED AVERAGE NUMBER OF SHARES                                    23,890,607




              THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE
                       CONSOLIDATED FINANCIAL STATEMENTS.




                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                       STATEMENT OF STOCKHOLDERS' DEFICIT
                    FOR THE QUARTER ENDED SEPTEMBER 30, 2000
                                   (UNAUDITED)
                                                                                                              ACCUMULATED
                                     COMMON STOCK              ADDITIONAL                                       OTHER
                                     ------------               PAID-IN      COMPREHENSIVE    ACCUMULATED    COMPREHENSIVE
                                   SHARES          AMOUNT       CAPITAL       INCOME(LOSS)      DEFICIT       INCOME(LOSS)
                                   ------          ------       -------       ----------        -------       -------------
BALANCE JUNE 30, 2000            23,890,607        238,907     11,871,444           --       (15,184,374)         (6,216)

OTHER COMPREHENSIVE INCOME:
 FOREIGN CURRENCY ADJUSTMENT           --                0              0            859               0             859

COMPREHENSIVE INCOME:
 NET LOSS                              --             --             --         (597,835)       (597,835)           --
                                                                            ------------
                                                                                (596,976)
                               ------------   ------------   ------------   ------------    ------------    ------------
BALANCE SEPTEMBER 30, 2000       23,890,607   $    238,907   $ 11,871,444                   $(15,782,209)   $     (5,357)
                               ============   ============   ============                   ============    ============



                                     TREASURY      UNAMORTIZED
                                     STOCK AT        DEFERRED     STOCKHOLERS'
                                      COST         COMPENSATION     DEFICIT
                                   -----------     ------------    ----------

BALANCE JUNE 30, 2000                  (784)              0      (3,081,023)

OTHER COMPREHENSIVE INCOME:
 FOREIGN CURRENCY ADJUSTMENT              0               0             859

COMPREHENSIVE INCOME:
 NET LOSS                              --              --          (597,835)

                              ------------    ------------    ------------
BALANCE SEPTEMBER 30, 2000     $       (784)   $         0    $ (3,677,999)
                               ============    ============    ============







              THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE
                       CONSOLIDATED FINANCIAL STATEMENTS.




                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                    FOR THE QUARTER ENDED SEPTEMBER 30, 2000
                                   (UNAUDITED)


CASH FLOWS FROM OPERATING ACTIVITIES
NET LOSS                                                              $(597,835)
ADJUSTMENTS TO RECONCILE NET LOSS TO
 NET CASH USED BY OPERATING ACTIVITIES:
   DEPRECIATION AND AMORTIZATION                                         73,392
   NONCASH INTEREST EXPENSE-
     CONVERTIBLE DEBENTURE                                               19,354
   CHANGES IN OPERATING ASSETS
   AND LIABILITIES
     DECREASE(INCREASE)ON OPERATING ASSETS:
       ACCOUNTS RECEIVABLE                                              (39,980)
       DUE FROM RELATED PARTY                                            73,233
       PREPAID EXPENSES                                                 (11,064)
       INVENTORIES                                                       18,071
       OTHER RECEIVABLES - CURRENT                                       (9,215)
       ADVANCE TO DIRECTOR                                               (7,500)
       OTHER ASSETS                                                      20,129
     INCREASE (DECREASE)IN OPERATING LIABILITIES:
       ACCOUNTS PAYABLE                                                  19,782
       ACCRUED EXPENSES                                                  23,730
       DUE TO RELATED PARTY CONSULTANTS                                 150,000
       OTHER LIABILITIES                                                 56,507
                                                                      ---------
   NET CASH USED BY OPERATING ACTIVITIES                               (211,396)
                                                                      ---------
CASH FLOWS FROM INVESTING ACTIVITIES
 PURCHASE OF PROPERTY AND EQUIPMENT                                      (1,510)
                                                                      ---------
  NET CASH USED BY INVESTING ACTIVITIES                                  (1,510)
                                                                      ---------

EFFECT OF EXCHANGE RATE CHANGES ON CASH                                     859
                                                                      ---------
INCREASE(DECREASE) IN CASH
  AND CASH EQUIVALENTS                                                 (212,047)
CASH AND CASH EQUIVALENTS,
BEGINNING OF QUARTER                                                    919,091
                                                                      ---------
CASH AND CASH EQUIVALENTS, END OF QUARTER                               707,044
                                                                      =========



              THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE
                       CONSOLIDATED FINANCIAL STATEMENTS.

NOTES

BASIS OF PRESENTATION

         The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary in order to make the financial statements not misleading have been included. Results for the three months ended September 30, 2000 are not necessarily indicative of the results that may be expected for the fiscal year ending June 30, 2001. For further information, refer to the consolidated financial statements and footnotes thereto included in tengtu international corp. (The "Company") and subsidiary's annual report on form 10-K for the fiscal year ended June 30, 2000.

         The accompanying unaudited consolidated financial statements do not contain comparative columns for the interim period ended September 30, 1999. The company has only recently gained the capability of producing quarterly financial statements, filing its first Form 10-Q for the fiscal quarter ended December 31, 1999.

1. Principles of Consolidation

         In accordance with Cccounting Research Bulletin 51, the Company has charged to income the losses applicable to the minority interests of subsidiaries where such losses were in excess of the minorities' interests in the equity capital of the joint venture and subsidiaries, including any guarantees or commitments from minority owners for further capital contributions.

2. Long-term Debt

         On December 23, 1999, the Company received cash in the amount of $1,500,000 in exchange for a four year floating convertible debenture ("debenture") convertible into shares of tengtu's $.01 par value common stock ("common stock") and a separate common stock warrant ("warrant") for the purchase of 1,500,000 shares of common stock. The purchaser of the debenture and warrant is Top Eagle Holdings Limited, a British Virgin Islands company ("Top Eagle"). The Debenture is due December 15, 2003 and provides for accrual of interest beginning December 15, 2000 at a rate equal to the best lending rate of the Hong Kong and Shanghai banking corporation plus two percent (approximately 9% as at September 30, 2000). The debenture is convertible into the Company's common stock at a conversion price of $.50 during the first year, $1.00 during the second year, $2.00 during the third year and $4.00 on any date thereafter. The unpaid balance of principal and interest outstanding at maturity, if any, may be converted by the holder into the Company's common stock at the then existing market price minus twenty percent.

         The warrant gives the holder the right to purchase 1,500,000 shares of the Company's common stock at $1.00 Per share during the first year, $2.00 per share during the second year and $4.00 thereafter. The warrant shall become void three years after issuance. In connection with the purchase of the debenture and warrant, the Company and Top Eagle entered into an investor rights agreement which provides that on or before June 15, 2000, Top Eagle may purchase additional convertible debentures for up to $3.5 million and receive additional warrants on substantially the same terms. Top Eagle did not exercise these rights. The investor rights agreement also provides the holder(s) of the debenture, warrant and or the shares issued upon conversion or exercise thereof, with registration and certain other rights. The effective interest rate of the debenture is 8.5%.

         Because no portion of the price paid by Top Eagle was for the warrants, the warrants were assigned a value by the company and the debenture was discounted by that amount. The interim financial statements reflect entries of $346,154 for a discount to the debenture and paid in capital for the warrant. This value was assigned as follows. On the date that the debenture and warrant were sold to Top Eagle, the Company's stock was trading at $1.60 per share and the warrant was exercisable at $1.00. Therefore, the warrant had a value between $.00 And $.60 per share. The Company chose to value the warrant at $.30 per share. The gross amount of the debenture and warrant were therefore $1.5 million (debenture) plus $450,000 (warrant - $.30 X 1,500,000) for a total of $1.95 million. Of the $1.95 million, the warrant represents 23.08% ($450,000/$1.95 million). The discount to the debenture was calculated by multiplying the percentage of the total represented by the warrant (23.08%) By the total proceeds received from the sale ($1.5 million). The discount to the debenture was therefore equal to $346,154 and the debenture was discounted to $1,153,846 ($1.5 million - $346,154).

         On the date the debenture was issued, the conversion price was $.50 And the market price was $1.60. The conversion feature was valued at the full adjusted amount of the debenture, after valuation of the warrant, of $1,153,846. Because the debenture was immediately convertible, the full discount was charged to interest expense for the fiscal year ended June 30, 2000.

3.  Related Party Transactions

         Due to the continued downsizing of the staff of the joint venture (Tengtu United), the operations of the venture during the quarter ended September 30, 2000 were carried out by the minority interest holder. At September 30, 2000, the joint venture had a receivable balance of $96,980. At June 30, 2000, the joint venture had a receivable balance from the minority interest holder of $170,123. The Company advanced $7,500 to one of the officers during the quarter.

         During the quarter ended September 30, 2000, the Company incurred consulting and related expenses of approximately $180,000 from officers and directors of the company or its subsidiaries or companies controlled by these officers and directors. Only $30,000 in payments have been made for the quarter.

         In January 2000, the Company and Comadex Industries, Ltd. entered into a consulting agreement for the employment of Pak Cheung as the Company's Chairman and CEO. Pursuant to that agreement Comadex received 3,000,000 common shares for past services rendered, resulting in a charge to related party consultants expense of $750,000. If Pak Cheung is able to raise $3,000,000 or more in capital for the Company or a 50% or more owned joint venture or subsidiary, Comadex shall receive an option to purchase 1,000,000 shares of the Company's common stock at the closing price on the day the capital is received by the Company.

         On September 9, 1999 a company director loaned $100,000 to the Company. The loan bears interest at 6% per annum and is due in twelve months. The loan is convertible at the option of the Company director at the rate of $0.35 Per share, or into an aggregate of 285,14 shares of the Company's common stock. The loan is guaranteed by another director of the company. At the date of the loan, the Company's common stock was trading at $0.25 per share, therefore the loan does not contain a beneficial conversion feature.

         On April 1, 2000, the company entered into a contract with a consultant which terminates in April, 2002. Under the terms of the contract the consultant will receive $10,000 per month, 250,000 common shares of the Company under a vesting schedule which coincides with that of the contract, and two options to purchase the Company's common stock for $1 per share. Both options represent 37,500 shares. The first option will be granted by December 1, 2000, and the second option after December 1, 2000 and before April 1, 2001.

4. H.K.$2,000,000 Loan to Edsoft Platforms (Canada) Ltd.

         A group of private investors, in July 1999, advanced approximately $250,000 into Edsoft Platforms (Canada), Inc., one of the Company's subsidiaries, as a shareholder's loan, bearing a 10% interest rate. One half of the loan can be converted into common shares of the Company at $3 per share if the loan is not paid in full at the maturity date of July 27, 2002.

5. License Fees

         On June 21, 2000, the Company entered into a license agreement with Netopia, Inc. The agreement grants the company a fee-bearing, nonexclusive license right to promote and otherwise market netopia's web site product and services to the Company's customers. The agreement shall continue in perpetuity until terminated by either party. The cost of the agreement or $125,000 is being amortized on a straight-line basis over five years. No amortization was recorded for the year ended June 30, 2000 due to the short amortization period of nine days.

6.  Subsequent Events

         A. On October 25, 2000, the Company entered into an investment agreement with Swartz Private Equity, L.L.C. ("Swartz") (the "investment agreement"). The investment agreement entitles the Company to issue and sell up to $30 million of the Company's common stock to Swartz subject to a formula based on the stock price and trading volume, from time to time over a three year period, following the effective date of a registration statement on Form S-1. The investment agreement defines each issuance and sale as a "put."

         Under the investment agreement, Swartz will pay the Company a percentage of the market price for each share of common stock during the 20 business days immediately following the date the Company elects to sell stock to swartz in a put is used to determine the price swartz will pay and the number of shares the Company will issue in return. For each share of common stock, Swartz will pay the Company the lesser of:

         - the "market price" for each share, minus $.075; or 92% of the "market price" for each share.

The "market price is the lowest bid price during the 20 day period preceding a put.

         Each time the Company sells shares of its common stock to swartz, it will also issue five year warrants to Swartz to purchase its common stock in an amount corresponding to 10% of the number of shares in the put. Each warrant will be exercisable at 110% of the market price for the applicable put.

         As consideration for making its financing commitment to the Company, Swartz was issued a warrant to purchase 1,200,000 shares of the Company's common stock exercisable at $.745 per share until October 25, 2005.

         b. On October 6, 2000, Iconix International, Inc.'s ("Iconix") assets and business were sold for $3,333,000. The Company owns 44% of Iconix and is expected to receive a gain from the sale over what it invested in Iconix of $580,000 over the next 12 months. The Company has received $220,000 of the proceeds of the Iconix sale to date.

(f) SELECTED FINANCIAL DATA

         THE FOLLOWING IS SELECTED SUMMARY FINANCIAL INFORMATION FOR THE PAST FIVE YEARS OF OUR OPERATIONS PRESENTED ON A CONSOLIDATED BASIS.


                                            FOR THE FISCAL YEAR ENDED JUNE 30,

                                      1996          1997           1998             1999              2000
                                    --------      --------       --------         -------           --------

total assets                        $750,576      $ 5,763,961    $2,871,926       $1,911,912     $2,407,842

total sales                                0        2,135,066     3,223,170          624,121        358,026

income (loss) from                   (12,239)      (3,929,390)   (4,402,014)      (1,886,399)    (4,701,285)
continuing operations

income (loss) from continuing         (.0001)            (.22)         (.23)            (.10)          (.23)
operations per common share
dividends declared per                     0                0             0                0              0
common share

(g)  SUPPLEMENTARY FINANCIAL INFORMATION

Selected Quarterly Financial Data

         The following supplementary financial information is provided for the periods since we have been required to report on Form 10-Q.


                                              Fiscal Quarter Ended

                                              MARCH 31, 2000    JUNE 30, 2000    SEPTEMBER 30, 2000
                                              --------------    -------------    ------------------

NET SALES                                     $  (115,410)      $  170,303         $1,413,446

GROSS PROFIT (LOSS)                              (115,410)          (1,333)           107,479

INCOME (LOSS) BEFORE EXTRAORDINARY ITEMS         (838,073)        (782,395)          (597,835)

INCOME (LOSS) FROM CONTINUING                        (.04)            (.03)             (.025)
OPERATIONS PER COMMON SHARE


(h) MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion and analysis should be read in conjunction with our consolidated financial statements and the related notes, which are included elsewhere in this prospectus.

OVERVIEW

         Tengtu International Corporation was incorporated in Delaware on May 6, 1988 for the purpose of seeking potential ventures. After operating as a development stage enterprise through 1991, the Company became inactive and remained so until May, 1996, when control was acquired by us. The Company's operations are carried out through a joint venture, Beijing Tengtu United Electronics Development Co., Ltd. ("Tengtu United"), and four subsidiaries, TIC Beijing Digital Pictures Co., Ltd. ("TIC Beijing" wholly owned by us), Edsoft Platforms (Canada) Ltd. (60.2% owned by us) and Edsoft Platforms (H.K.) Limited ("Edsoft," 100% owned by Edsoft Platforms (Canada) Ltd. and therefore, 60.2% owned by us).

         These companies engage in the following lines of business in China and
Canada: systems integration, development and marketing of educational and entertainment software, animation and multimedia. Our main focus is to provide information technology solutions and multimedia content to the educational and entertainment industries in mainland China and Hong Kong.

         On July 22, 2000, the Chinese ministry of education officially endorsed our "Total Solution" software package, sold by Tengtu United, for a General Elementary/Secondary (K-12) School Network Information System for Chinese schools. Our Total Solution makes available via intranet and internet a comprehensive set of tools not only for computerized class instruction, but for school administration and the management of educational and multimedia resources as well. Designed specifically to accommodate broadband internet connections via satellite and cable, the total solution software is an ideal tool for distance learning.

         Once the Total Solution project has been fully implemented with a significant number of users in the Chinese school system, we plan to become an asp (application service provider), and, through our licensing agreement with Netopia, Inc., transform our education business model from its present state of systems integrator/developer to high value added ASP/ICP (Application Service Provider/Internet Content Provider).

         We sell our products to customers through our direct sales force and indirectly through distribution channels. Hardware and software are delivered to customers at approximately the same time. Software is generally installed within approximately two weeks of delivery. The hardware sold includes personal desktop computers, printers, network servers, monitors, modems, hard drives and other storage media and cables. Our software cannot be installed until the hardware is delivered. Therefore, a delay in delivery of hardware will delay the recognition of software sales revenues.

         We have delivered products to a limited number of customers in China such as the Chinese Ministry of Education and marketing partners in China, in lieu of direct sales to end-users. As a result, certain customers account for a significant percentage of sales. Currently, the Chinese Ministry of Education functions as our marketing partner which has committed to direct the purchase of educational software packages from us.

         Cost of sales include Microsoft and self-developed product costs, salaries and related expenses for direct and indirect manufacturing personnel and manufacturing overhead. Our gross margin varies among our products and our overall gross margin will fluctuate from period to period as a result of shifts in product mix, promotion pricing and our ability to introduce new products.

         Research and development has been funded by Beijing Tengtu Culture & Education Development Co. Ltd. ("Tengtu China") because we have not provided sufficient funding to Tengtu united as required by our joint venture agreement with Tengtu China.

         Selling and administrative expenses consist primarily of salaries and related expenses for personnel, sales commissions, travel expenses, marketing programs, professional services, management information systems, human resources, financing consulting costs and other corporate expenses. We expect that, in support of our continued growth, the expansion of our sales efforts and our operations as a public company, selling and administrative expenses will continue to increase with sales for the foreseeable future.

         Our consolidated financial statements are prepared in accordance with U.S. Generally Accepted Accounting Principles. We believe that period-to-period comparisons of our historical operating results should not be relied as being a good indication of our future performance. Our prospect must be considered in light of the risks experienced by companies in new and rapidly evolving markets like ours. We have experienced sales growth in the quarter ended September 30, 2000, and we believe that sales will continue to grow.


DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS FOR THE FISCAL QUARTER ENDED SEPTEMBER 30, 2000
--------------------------------------------------------------------------------

COMPARISONS OF RESULTS OF OPERATION FROM THE FISCAL QUARTER ENDED SEPTEMBER 30, 2000 AND THE CORRESPONDING PERIOD IN 1999 ARE NOT PROVIDED. WE RECENTLY GAINED THE CAPABILITY OF PRODUCING QUARTERLY FINANCIAL STATEMENTS FOR THE FISCAL QUARTER ENDED DECEMBER 31, 1999.

Liquidity and Capital Resources

         For the fiscal quarter ended September 30, 2000, net cash used by operating activities totaled $211,396, including a net loss of $597,835 and depreciation and amortization of $73,392. Accounts receivable, prepaid expenses, advance to director and other receivables increased by $39,980, $11,064, $7,500 and $9,215, respectively, primarily due to the increase in sales activities at Edsoft, our new Toronto office and a $7,500 advance to a director. Noncash interest expense increased by $19,354 due to amortization on the convertible debenture issued to Top Eagle Holdings, Ltd. in December, 1999. Due from related party, inventories and other assets decreased by $73,233, $18,071 and $20,129, respectively, primarily due to a loan repayment from a related party, sale of inventory and a reduction in rent deposits.

         Accounts payable, accrued expenses, due to related party consultants and other liabilities increased by $19,782, $23,730, $150,000, $56,507, respectively, primarily due to deferral of legal and consultants fees and accrual of interest expenses on related party loans.

         To conserve cash, we have not been paying our senior management and consultants. Therefore, amounts due to related party consultants and management increased by another $150,000 during the quarter for a accumulated total of $1,565,026. Under the terms of a board of directors resolution, payments to the consultants and management will not be made until we are successful in a "major financing transaction." A "major financing transaction" was not defined in the resolution.

         Cash used by investing activities amounted to $1,510 primarily due to an upgrade of production equipment for TIC Beijing operations.

         There were no financing activities during the fiscal quarter ended September 30, 2000. However, on October 25, 2000, we entered into an investment agreement with Swartz Private Equity, L.L.C. which may provide equity financing of up to $30 million to us over the next three years depending upon the volume of trading in our common stock and the price at which it trades. A full description of the transaction with Swartz Private Equity, L.L.C. is provided in "Selling Securityholders" above.

Revenues
--------

         Sales increased by 571.4% from $170,303 for the fiscal quarter ended June 30, 2000 to $1,143,446 for the fiscal quarter ended September 30, 2000 primarily due to a significant increase in installations of the "Total Solution" by Tengtu United in China and digital classroom by Edsoft in Hong Kong.

Gross Profit
------------

         We recorded a gross profit of $107,479 for the fiscal quarter ended September 30, 2000. This was an improvement from a gross loss of $1,333 for the fiscal quarter ended June 30, 2000. We had a gross margin of 9.4%. The low gross margin resulted from special promotion prices for the "Total Solution" and low margins earned on system integration services.

Research and Development Expenses
---------------------------------

         Research and development continued during the fiscal quarter ended September 30, 2000 with the emphasis on product refocusing of the Tengtu United's operations and modification of Tengtu United software for sale by Edsoft in Hong Kong. Because we have not provided an additional $5,300,000 in funding that we committed to Tengtu United, research and development expenses were funded by Beijing Tengtu Culture & Education Development Co., Ltd. ("Tengtu China"), our joint venture partner which is owned by the following four Chinese companies: Legend Computer Group, Taiji Computer Corporation, Great Wall Computer Group and Beijing Oriental Lian Fa Technology & Trade Group, Co. Ltd. Zhang Fan Qi, one of the Company's directors, is the Chairman of Beijing Oriental Lian Fa Technology & Trade Group Co., Ltd.

General and Administrative Expenses
-----------------------------------

         General and administrative expenses decreased by 32.8%, from $569,372 for the fiscal quarter ended June 30, 2000, to $382,472 for the fiscal quarter ended September 30, 2000, primarily due to professional fees and financing fees incurred in the fiscal quarter ended June 30, 2000.

Related Party Consultants
-------------------------

         Related party consultants expense decreased by 50.4%, from $362,813 for the fiscal quarter ended June 30, 2000, to $180,000 for the fiscal quarter ended September 30, 2000, primarily due to the amortization of the balance of deferred compensation of $156,251 in the fiscal quarter ended June 30, 2000.

Selling Expenses
----------------

         Selling expenses increased by 121.2% from $33,351 for the fiscal quarter ended June 30, 2000, to $73,765 for the fiscal quarter ended September 30, 2000, primarily due to increased sales activities.

Interest Expense
----------------

         Interest expenses of $61,009 for the fiscal quarter ended September 30, 2000 was primarily the interest on the convertible debenture issued to Top Eagle Holdings, Ltd. in december, 1999 and related party loans.

Business Update
---------------

         Tengtu united continued to work diligently with Tengtu China to capture market share in the Chinese educational software market. Tengtu United believes it has cleared the previously existing installation bottleneck that had existed with respect to installations of the "Total Solution" with the assistance of Microsoft (China), Ltd. and has generated more than $1 million sales in the fiscal quarter ended September 30, 2000. Tengtu United management believes that the clearing of the installation bottleneck will enable it to accomplish installations at 3,000 schools.

         On September 20, 2000, Tengtu China entered into an agreement with the Chinese Ministry of Education under the auspices of the National Center for Audio/Visual Education ("NCAVE") called "Operation Morning Sun." Under Operation Morning Sun, the NCAVE made a commitment to direct the purchase by the end of the calendar year 2000 of 3,000 educational software packages which could result in sales of approximately $5.4 million by Tengtu United.

         In addition, the NCAVE, Tengtu China and Legend Computer Group entered into a cooperation agreement on September 20, 2000 known as the "Relief for Disadvantaged Regions Project." Under this cooperation agreement, the NCAVE is to direct the purchase of 5,000 units of Tengtu United's Total Solution by Chinese schools. The Chinese Ministry of Education, as well as the provincial education departments, have the right to audit the school districts and individual schools. The Ministry of Education has advised us that if it finds that a school is utilizing an unauthorized version of a designated software program, such as a copy of the Company's Network Classroom, or the Microsoft components to the Total Solution, it will cut off information technology funding to that school.

         In the fiscal quarter ended September 30, 2000, Tengtu China entered into three contracts for the provision of the following systems integration services by Tengtu United: purchase and supply of software hardware and related materials and network installation, testing and tuning. The first contract is with Qwai Zhou Normal University Attached High School and Qwai Zhou Qin Hwa Yuen Information Technology Development Co., Ltd. that agreement calls for payments of RMB 170,000 to Tengtu China for Tengtu United software. The second contract is with the Inner Mongolia 1st High School and calls for payments of RMB 1.95 million to Tengtu China for Tengtu United software and services. The third contract is with Zhong Yau Normal College and calls for payment of RMB 1,525,347 to Tengtu China for Tengtu United software and services.

         On July 22, 2000 the Chinese Ministry of Education officially endorsed Tengtu United's "Total Solution" package for a General Elementary/secondary (K-12) School Network Information System for China schools. We believe this endorsement on the national level is evidence of the Ministry's support of our mandate to play a major role in preparing China's educational infrastructure for the 21st century. In addition, the we believe that this endorsement sends a strong signal to all school boards in China that the ministry expects their full and serious cooperation in implementing its plan, in which the Company is a key component. Our Total Solution makes available via intranet and internet a comprehensive set of tools not only for computerized class instruction, but for school administration and the management of educational and multimedia resources as well. Designed specifically to accommodate broadband internet connections via satellite and cable, the Total Solution software is also an ideal tool for distance learning.

         Once the Total Solution project has been fully implemented with a significant number of users in the Chinese school system, we plan to become an ASP (application service provider), and, through our licensing agreement with Netopia, Inc., transform our education business model from its present state of systems integrator/software developer to a value added ASP/ICP (Application Service Provider/Internet Content Provider).

         Since our June 30, 2000 fiscal year end, Edsoft has undergone a restructuring to focus on the sale of its Multimedia Digital Classroom coftware in the Hong Kong market. Sales commenced in July, 2000 and Edsoft's management believes that these sales will increase. Edsoft's management also believes that Edsoft can benefit from our licencing agreement with Netopia, Inc.

         On August 8, 2000, TIC Beijing entered into a contract with Beijing Hwa Yue Advertisement Co., Ltd. in which it agreed to lease its post- production facilities and personnel until September 2001 for a total of RMB 1,270,000. However, TIC Beijing has retained the exclusive use of these facilities and personnel for two days each week and the right to the use of these facilities and personnel when the lessee is not using them, thus, enabling TIC Beijing to furnish any post-production required by its strategic alliances.

         On October 6, 2000, Iconix (which was 44% owned by us but in which we had only a 30% voting interest) was sold for $5,000,000 (Canadian). Barry Clark, our president, who was the president of Iconix, and former employees of Iconix, will own approximately 8% of the stock in the acquiring company. We are expected to receive a gain from the sale over what we invested in iconix of $580,000 over the next 12 months. We have received $220,000 of the proceeds of the Iconix sale to date.

LIQUIDITY AND CAPITAL RESOURCES FOR THE FISCAL YEARS ENDED JUNE 30, 2000, 1999 AND 1998
------------------------------------------------------------------------

Fiscal Year Ended June 30, 2000

         For the fiscal year ended June 30, 2000, net cash used by operating activities totaled $1,185,677, including a net loss of $4,701,285, and depreciation and amortization of $266,614. Accounts receivable, prepaid expenses, inventories, and other assets decreased by $22,398, $26,188, $16,377 and $28,390 respectively, primarily due to a writedown of obsolete inventory, scaling down and the product refocusing of Tengtu United operations during the year. Advance to director increased, and due from related party decreased by $30,000 and $168,208, respectively, primarily due to an advance to an officer and a repayment of an advance from Tengtu United. Accounts payable, accrued expenses, due to related party consultants and other liabilities increased by $90,249, $14,384, $355,477 and $366,267, respectively. To conserve cash, we have deferred payment to consultants and senior management until the next major financing.

         We recorded an $8,985 recovery of bad debt from an over-provision recorded in the previous year. During the year, we issued common stock for services totaling $947,813, realized the decrease of investment at equity of $80,147, due to losses of our investee (Iconix) and recorded an interest expense due to a beneficial conversion feature of $1,194,334 on the $1.5 million convertible debenture issued to Top Eagle Holdings, Ltd. As described above.

         Net cash used by investing activities amounted to $42,535 primarily due to acquisitions of machinery and equipment for the start-up operations of Edsoft Platforms (H.K.) Limited. Funds generated by financing activities during the year included the $1.5 Million convertible debenture from Top Eagle, $258,064 from an Edsoft shareholder and $100,000 from a director. During the year, we issued shares for $175,725.

         We incurred a net loss of $4,701,285 for the year ended June 30, 2000, and, as of that date, had a working capital deficiency of $2,786,444. These factors, as well as a significant downsizing and product refocusing of operations in ours largest operating entity (Tengtu United), create an uncertainty about our ability to continue as a going concern. Management, however, has developed a plan to alleviate these factors to enable us to continue as a going concern. The plan includes a private placement of equity, or a debenture with warrants attached for a total of $ 2 million short term financing to provide working capital to us in the next two months and the $30 million equity line entered into with Swartz for the next 3 years.

         During the fiscal year ended June 30, 2000, we continued a restructuring and reduction of operating expenses to a minimum and deferred payments of consulting and management fees. We issued a convertible debenture of $1.5 million and received $250,000 ($150,000 for our shares and a $100,000 short term loan) from a shareholder/director. On October 6, 2000, Iconix sold all of its assets and we are expected to receive about $800,000 from the sale over the next two years. Tengtu China Has continued to provide funding for Tengtu United's operations. The total solution was being shipped and installed in China and we believe that sales may increase significantly prior to the end of calendar year 2000 by up to U.S.$5 To 10 million.

         Our ability to continue as a going concern is dependant on the success of the above plan.

Fiscal Year Ended June 30, 1999

         For the fiscal year ended June 30, 1999, net cash used by operating activities totaled $232,878, including net loss of $1,886,399, and depreciation and amortization of $292,808. Prepaid expenses, inventories, advances to suppliers and other receivables decreased by $5,307, $191,164, $122,415, $13,382, respectively, primarily due to a writedown of obsolete inventory and scaling down and product refocusing of tengtu united operations during the year.

         Accounts receivable, other assets, and advance to director increased by $76,644, $44,307 and $30,000, respectively, primarily due to longer terms extended to customers and an advance of $30,000 to an officer. Due from investee (Iconix) decreased by $50,000 due to a loan repayment from the investee. Accounts payable, accrued expenses and due to related party consultants increased by $87,615, $53,019 and $481,124, slightly offset by other liabilities by $1,788. To conserve cash, we deferred payments to consultants and senior management. At the end of the fiscal year ended June 30, 1999, we set up a provision for bad debt of another $ 143,081 for overdue receivables. During the fiscal year ended June 30, 1999, we issued common stock for services of $303,813 and recorded the decrease of investment at equity of $65,274 due to the losses of the investee (iconix).

         Net cash used by investing activities amounted to $63,859 primarily due to acquisitions of machinery and equipment for the animation center at tic beijing. There were no funds generated by financing activities during the fiscal year ended June 30, 1999.

Fiscal Year Ended June 30, 1998

         For the fiscal year ended June 30, 1998, net cash used by operating activities totaled $1,389,820, including a net loss of $4,402,014 and deprecation and amortization of $ 289,613. Accounts receivable, prepaid expenses, inventories, advances to suppliers and other receivables decreased by $79,738, $559,611, $248,840, $180,908 and $ 88,097 respectively primarily due to scaling down and product refocusing of tengtu united operations at the end of the year.

         Accounts payable increased by $1,084,875 and offset accrued expenses by $256,879. To conserve cash, we deferred payments to consultants of $518,931. Included in accrued expenses was a contingent liability of $538,544 payable to a former landlord due to a breach of contract. At the end of the year, we wrote down the balance of goodwill of $180,000, set up a provision for bad debt of $66,900 for overdue receivables, issued common stock for services of $243,750 and expensed compensation costs on granting of stock options of $50,000. Net cash used by investing activities amounted to $988,804 primarily due to acquisitions of machinery and equipment for the TIC Beijing animation center. There were no funds provided by financing activities during the year.

FISCAL YEAR 1998, 1999 AND 2000 COMPARATIVE OPERATING RESULTS
-------------------------------------------------------------


Revenues
--------
                        2000            1999           1998
                      --------        ---------    -----------
                       358,026         624,121      3,223,170

         We derived revenues from systems integration, educational and entertainment software, and animation businesses. Sales declined by 42.6% from fiscal 1999, following a decrease of 80.6% from fiscal 1998 primarily due to the downsizing and product refocusing of Tengtu United's operations and the delay of total solution shipments and installations.

Gross Profit (Loss)
-------------------

                         2000          1999          1998
                       --------      ---------    -----------
                       (148,838)    (145,487)       213,010

         Negative gross profits in fiscal 2000 and fiscal 1999 were due to smaller sales activities but large fixed overhead costs such as rent, depreciation and management staff.

Research and Development Expenses
---------------------------------

                       2000          1999             1998
                     ---------      ----------    ---------
                        0            1,440         511,889

         Research and development expenses were minimal in fiscal 2000 and fiscal 1999 because they were funded by Tengtu China, our joint venture partner.

General and Administrative Expenses
-----------------------------------

                           2000           1999         1998
                        ---------      ----------   -----------
                        1,537,833        699,582       2,587,607

         General and administrative expenses increased by 119.8% from fiscal 1999 primarily due to approximately $300,000 in financing costs incurred for the $1.5 million convertible debenture sold to Top Eagle Holdings, Ltd., Edsoft Platforms (H.K.) Ltd. and Edsoft Platforms (Canada) Limited startup expenses and the introduction of the Total Solution. The decrease of 73.0% from fiscal 1998 was primarily due to the significant downsizing and product refocusing of Tengtu United's operations.


Related Party Consultants
-------------------------

                                2000            1999           1998
                              --------       --------       ---------
                              1,492,813       774,870        890,198

         Related party consultants' expenses increased by 92.7% from fiscal 1999 primarily due to non-cash compensation expense of $750,000 and accrued consultant fees of $80,000 for an officer. The decrease of 13.0% from fiscal 1998 was primarily due to the termination of a consultant's services. In 1998, related party consultants expense was included in general and administrative expenses.

Bad Debt
--------

                              2000           1999              1998
                            --------       --------         ---------
                            (8,964)        143,347            66,898

         There was a bad debt recovery of $8,984 in fiscal 2000 from an over-provision of $143,347 in fiscal 1999.

Advertising Expense
-------------------

                           2000         1999          1998
                         --------    --------      ----------
                          28,991         19          128,709

         Advertising expenses were incurred to promote the total solution in fiscal 2000. Advertising expenses were minimal in fiscal 1999 due to the downsizing and product refocusing of Tengtu United's operations.

Selling Expense
---------------

                             2000            1999           1998
                           --------       ---------      ----------
                            74,819          52,671        298,396

         Selling expenses increased by 42.0% from fiscal 1999 primarily due to the selling activities related to the introduction of the total solution. Selling expenses decreased by 82.3% from fiscal 1998 primarily due to the downsizing and product refocusing Tengtu United's operations.

Depreciation and Amortization
-----------------------------
                              2000           1999              1998
                           ---------       ---------         ---------
                             58,698         43,217            97,858

         Depreciation and amortization expenses increased by 35.8% from fiscal 1999 primarily due to the acquisitions of machinery and equipment for Edsoft Platforms (H.K.) Limited operations. Depreciation and amortization expenses decreased by 55.8% from fiscal 1998 primarily due to the downsizing and product refocusing of Tengtu United's operations, resulting in reclassifying certain equipment as idle at June 30, 1999.

Write Down of Goodwill
----------------------

                         2000           1999              1998
                       --------      ---------         ---------
                          0              0               180,000

         We recorded an impairment loss of $180,000 from the write down of goodwill during the fiscal year ended June 30, 1998. As a result of the loss and the necessary revisions to the projected future undiscounted cash flows, there is no longer justification for the carrying value of goodwill resulting from our investment in tengtu united of $200,000 ($100,000 cash and 2,000,000 common shares valued at $.05 per share) purchased in June, 1998. As of June 30,1998, goodwill of $200,000 and related accumulated amortization of $20,000 was written off.

Other Income (Expense)
----------------------

                               2000           1999            1998
                            -----------    ----------      ----------
                            (1,396,477)     (25,766)        79,633

         Other expenses of $1,396,477 in fiscal 2000 were primarily due to a non-cash interest expense of $1,311,372 on the convertible debenture issued to Top Eagle Holdings, Ltd. and other debt and an equity loss in investee (Iconix) of $80,147. Other expenses of $25,766 in fiscal 1999 were primarily due to an equity loss of $65,274 offset by other income of $35,585 attributable to sales of technical support services and software copyrights.


Minority Interests in Subsidiary's Loss
---------------------------------------

                                2000              1999             1998
                              ---------        --------        ---------
                               (28,200)            0                0

         The minority interests in subsidiary's loss of $28,200 in fiscal 2000 were due to the start-up loss of Edsoft Platforms (H.K.), Ltd.'s and Edsoft Platforms (Canada) Limited's operations.

(i) CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

         Our accountants have not resigned or declined to stand for re-election and have not been dismissed in the past two fiscal years or during the subsequent period.

(j)  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         We operate through subsidiaries located principally in mainland China and Hong Kong; the administrative office is in Vancouver, Canada. We grant credit to customers in both geographic regions.

         We perform certain credit evaluation procedures and do not require collateral. We believe that credit risk is limited because we routinely assess the financial strength of our customers, and based upon factors surrounding the credit risk of its customers, establish an allowance for uncollectible accounts and, as a consequence, believe that our accounts receivable credit risk exposure beyond such allowances is limited.

         We established an allowance for doubtful accounts at September 30, 2000 of $200,997. We believe any credit risk beyond this amount would be negligible.

         At September 30, 2000, we had approximately $300,000 of cash in banks uninsured. We haves balances in excess of the federally insured amounts in U.S. Banks.

         We do not require collateral or other securities to support financial instruments that are subject to credit risk.

         Because our subsidiaries are in mainland China and Hong Kong, our accounts receivable are also subject to foreign currency exchange rate risk in the U.S. dollar/Chinese yen and U.S. dollar/Hong Kong dollar. We do not hedge these foreign currency exchange rate risks.

         As of September 30, 2000, one customer accounted for 95.8% of total sales.

MARKET RISK SENSITIVE INSTRUMENTS
---------------------------------

FINANCIAL INSTRUMENT                              CARRYING VALUE      FAIR VALUE
--------------------                              --------------      ----------

INSTRUMENTS ENTERED INTO FOR TRADING PURPOSES
NONE

INSTRUMENTS ENTERED INTO FOR
OTHER THAN TRADING PURPOSES

     CASH AND CASH EQUIVALENTS
          UNITED STATES                                $  570,986     $  570,986
          FOREIGN                                         136,058        136,058
                                                       ----------     ----------
                  TOTAL                                $  707,044     $  707,044
                                                       ==========     ==========

     ACCOUNTS RECEIVABLE, NET
          UNITED STATES                                $   67,511     $   67,511
          FOREIGN                                         259,622        259,622
                                                       ----------     ----------
                                                       $  327,133     $  327,133
                  TOTAL                                ==========     ==========

     ACCOUNTS PAYABLE
          UNITED STATES                                $1,130,876     $1,130,876
          FOREIGN                                       3,158,184      3,158,184
                                                       ----------     ----------
                  TOTAL                                $4,289,060     $4,289,060
                                                       ==========     ==========


         These financial instruments are short-term and are not subject to significant market risk. Substantially all financial instruments are settled in the local currency of each subsidiary, and therefore, we have no substantial exposure to foreign currency exchange risk. Cash is maintained by each subsidiary in its local currency.

(k) DIRECTORS AND EXECUTIVE OFFICERS

         The following are the names, ages and current principal position(s) and office(s), if any, with us of each of our current directors. Each of the directors set forth below was nominated for re-election at our annual shareholders meeting on November 27, 2000, and was elected on that date.

                               CURRENT PRINCIPAL POSITION(S) AND
NAME                    AGE     OFFICE(S)
---------------------- ----    ---------------------------------
PAK KWAN CHEUNG         50      CHAIRMAN OF THE BOARD OF DIRECTORS AND CHIEF
                                EXECUTIVE OFFICER
JING LIAN               48      VICE PRESIDENT AND DIRECTOR
JOHN D. WATT            54      DIRECTOR AND EXECUTIVE VICE PRESIDENT
MICHAEL NIKIFORUK       46      DIRECTOR
GORDON CAMPBELL REID    60      DIRECTOR
ZHANG FAN QI            41      DIRECTOR
BARRY CLARK             59      PRESIDENT AND DIRECTOR

         The following is a description of the qualifications and experience of each of our current directors:

         PAK KWAN CHEUNG is the Chairman of the Board of Directors and Chief Executive Officer. During the past five years, Mr. Cheung has served and continues to serve as President of Bluelake Industries, Ltd., Seattle, Washington, and Comadex Industries, Ltd. Vancouver, Canada. Both companies are computer technology and software firms. Mr. Cheung has served as our Chairman of the Board and Chief Executive Officer since June, 1996. Mr. Cheung received an M.B.A. degree from University of British Colombia and was the founder of Comadex Industries, Ltd., Vancouver, Canada, and Bluelake Industries, Ltd., Seattle, Washington. Mr. Cheung also has 25 years experience in computer hardware, software and systems integration.

         JING LIAN is a member of our Board of Directors and a Vice-President. During the past five years, Mr. Lian has been Vice-President of Bluelake Industries, Ltd., Seattle, Washington. Mr. Lian has served as a director and Vice President since June 1996. Mr. Lian is also currently the President of our TIC Beijing Digital Pictures, Ltd. subsidiary and is the founder and Secretary of the Chinese Educational Software Council. Mr. Lian received an M.S. degree in computer science from Tsing Hua University, Beijing, China. Mr. Lian was a also visiting scholar at the University of Washington, Seattle, Washington.

         JOHN DONALD WATT is a member of our Board of Directors and Vice President of our multimedia division. Mr. Watt has been President of John D. Watt & Associates, Ottawa, Canada, from 1995 to the present. Mr. Watt has served as a director since June, 1996 and was elected Vice President of the multimedia division on September 15, 2000 by our Board of Directors.

         MICHAEL NIKIFORUK, is a member of our Board of Directors and Executive Vice President of Corporate Affairs. During the past five years, Mr. Nikiforuk has been the Executive Vice President of Banro Explorations in Toronto, Canada and has been responsible for equity financing and investor relations at Transarctic Petroleum Corporation. Mr. Nikiforuk has served as a director since, April, 1997 and was elected Executive Vice President of Corporate Affairs on September 15, 2000 by our Board of Directors.

         GORDON CAMPBELL REID is a member of our Board of Directors. During the past five years, Mr. Reid has served as President of Gencon Investments, Ltd. Mr. Reid has served as a director since June, 1996 and is also a Director of Systech Retail Systems, Inc. and Lariat Property Corp.

         ZHANG FAN QI is a member of our Board of DirecTors. During the past five years, Zhang Fan Qi has served as Chairman of Beijing Oriental Lian Fa Technology & Trade Group, Co. Ltd., an owner of 51% of Tengtu China, our joint venture partner, and as the manager of the Ningpo Baoji Real Estate Company. Zhang Fan Qi has served as a director since August, 1999.

         BARRY CLARK is a member of our Board of Directors and its President. During the past five years Mr. Clark was an executive Vice President of ISB, Canada's largest outsourcing company, a Vice President of three divisions of Unisys, Canada and President of B.D. Clark & Associates. Mr. Clark has 30 years of experience in the information technology business with IBM Canada where he was a Vice President for 15 years. Mr. Clark has been a director since April, 1997.

         The following are the names, ages and current principal position of our executive and significant officers who do not also serve as directors and therefore, are not listed above:


                                CURRENT PRINCIPAL POSITION(S) AND
NAME                    AGE     OFFICE(S)
---------------------- ----     ---------------------------------
Gregory Mavroudis       38      Executive Vice President
Simon Hui               43      Vice President and Controller


Gregory Mavroudis, Executive Vice President (38)

         On September 15, 2000, Mr. Mavroudis was elected Vice President of Business Affairs. Since April, 2000, Mr. Mavroudis has acted as an independent contractor to us and was largely responsible for obtaining our licencing agreement with Netopia, Inc. and the reorganization of Edsoft Platforms (H.K.) Ltd. From December, 1998 to October, 1999, Mr. Mavroudis was the Chief Operating Officer of Ivynet, Inc. Ivynet, inc. is a publicly traded communications company. For the previous four years, Mr. Mavroudis was the Director of Business Development and Sales for True Spectra, Inc., which has developed and is marketing a proprietary Internet imaging technology which enables faster transmission of images over the internet.

Simon Hui, Vice President and Controller (43)

         During the past five years, Mr. Hui has been employed as a the Controller of the following companies in Canada: Bluestar Battery Systems, Ltd. and Glas Aire Industries, Ltd. Mr. Hui also currently serves as a director of our Edsoft Platforms (Canada), Ltd. and Edsoft Platforms (H.K.) Limited subsidiaries. Mr. Hui began working with us as a full time employee as of June 30, 1997. Mr. Hui is a chartered accountant.

FAMILY RELATIONSHIPS

         There are no family relationships among the Directors or Executive Officers.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

         During the past five years, none of our Directors or Executive Officers has:

         (1) been general partner or executive officer of a business at the time a bankruptcy petition was filed by, or against it, or a receiver, fiscal agent or similar officer was appointed by a court for it or its property;

         (2) been convicted in a criminal proceeding and are not currently a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

         (3) been subject to an order, judgment or decree, permanently or temporarily enjoining, barring, suspending or otherwise limiting their involvement in any type of business, securities or banking activities; or

         (4) been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission, or the Commodity Futures Trading Commission, to have violated a federal of state securities or commodities law.

COMPENSATION OF DIRECTORS

         No cash compensation was paid to any of our directors during the fiscal year ended June 30, 2000. Pursuant to a resolution passed by our Board of Directors on April 27, 1997, each outside director, who is not an employee or consultant to us, is entitled to the following compensation:

         Annual Fee: $6,000
         Each Board of Directors Meeting Attended: $ 500
         Each Board of Directors Committee Meeting Attended: $ 250

         No cash compensation pursuant to the April 27, 1997 resolution has been paid to any director. For the fiscal year ended June 30, 1999, each member of our Board of Directors received options to purchase our common stock in lieu of a cash payment.

STOCK OPTIONS

         Under our stock option incentive plan, directors may receive options to purchase our common stock. No options may be granted at less than fair market value on the date of the grant. No options were granted to directors for the fiscal year ended June 30, 2000.

(l) EXECUTIVE COMPENSATION

         No cash compensation was paid to any of our executive officers during the fiscal year ended June 30, 2000. On March 29, 1999, we adopted a deferred compensation plan for future payment of past due amounts. Pursuant to the deferred compensation plan, all compensation to executive officers is to be deferred until we receive certain amounts of financing. At that time, we will begin paying salaries or consulting fees at the agreed-upon rate and 90% of the payments will be applied to current obligations and 10% to past due compensation and fees which have been deferred. In the interim, we have advanced $30,000 to jack lian, a director. The total payments deferred as of June 30, 2000 is $1,415,026.

SUMMARY COMPENSATION TABLE

         The following table provides information relating to compensation for the fiscal years ended June 30, 1998, 1999 and 2000 for our chief executive officer and compensation payable to another highly compensated executive officer whose total salary and bonus (as determined pursuant to sec rules) exceeded $100,000 (determined by reference to fiscal 2000) (collectively, the "named executive officers"). The amounts shown include compensation for services in all capacities provided to us. With respect to the chief executive officer, the salary listed represents an amount he is entitled to receive as his compensation has been deferred. With respect to the vice president listed, it should be noted that the salary listed has been annualized and that we began paying compensation to him in April, 2000.


                                                                     LONG-TERM

                                                                COMPENSATION AWARDS

                                              ANNUAL          ------------------------

                                           COMPENSATION                             SECURITIES

NAME AND                 FISCAL     ---------------------     RESTRICTED STOCK     UNDERLYING          ALL OTHER

PRINCIPAL POSITION        YEAR      SALARY ($)     BONUS ($)        AWARDS ($)      OPTIONS (#)      COMPENSATION ($)
------------------      --------    ----------     ---------     ----------------   -----------      ----------------
PAK KWAN CHEUNG(1)       2000       $128,400      $   0          $750,000 (2)       $    0           $      0
CHIEF EXECUTIVE          1999              0(2)       0            65,400 (3)            0
OFFICER                  1998              0(2)       0                 0                0

GREGORY MAVROUDIS(4)     2000       $120,000      $   0          $      0 (5)       $    0           $      0
VICE PRESIDENT           1999              0          0                 0                0                  0
                         1998              0          0                 0                0                  0


(1) Pak Kwan Cheung's services are retained by us through a consulting contract with Comadex Industries, Inc. entered into as of November, 1999. Comadex Industries, Ltd. has not been paid any monies during the fiscal year ended June 30, 2000 under the contract. The amount listed represents compensation it is entitled to under the agreement.

(2) Pursuant to the contract between us and Comadex Industries, Inc., all past due compensation to Pak Kwan Cheung was discharged in exchange for 3,000,000 shares of Company common stock with a value of $.25 per share on the date of the grant.

(3) 300,000 options to purchase our common stock were granted to Pak Kwan Cheung during the fiscal year ended June 30, 1999 with an exercise price equal to the fair market value at the time of $.218 per share.

(4) Gregory Mavroudis' services have been retained by us through a consulting agreement with 1334945 Ontario Limited dated April 1, 2000.

(5) The consulting agreement with 1334945 Ontario Limited calls for the issuance of 250,000 stock over the term of the agreement, 25,000 shares of which are to vest on the six month anniversary of the agreement.

EMPLOYMENT OR CONSULTING CONTRACTS WITH EXECUTIVE OFFICERS AND DIRECTORS

COMADEX INDUSTRIES LTD.

           Effective October 15, 1999, we entered into a consulting agreement with Comadex Industries, Ltd. ("Comadex") to retain the services of Pak Kwan Cheung as our Chairman of the Board of Directors and Chief Executive Officer. The agreement may be summarized as follows:

           (1) Comadex will receive a base salary of $10,700 per month, commencing November 30, 1999, inclusive of the Canadian General Services Tax;

           (2) Beginning October 15, 2000, the Compensation Committee of the Board of Directors can increase the base salary up to a maximum of $10,000 per year;

           (3) For past due services of Mr. Cheung, the principal of Comadex, from July 1996 through October 15, 1999, and the seven weeks thereafter, Comadex shall be paid the rate of $10,000 per month, and is to receive 3,000,000 shares of restricted stock, which was the amount determined by the Compensation Committee. Our Common Stock was trading at approximately $.10 per share in October 1999;

           (4) Comadex shall receive an incentive option of 1,000,000 shares if Mr. Cheung is primarily responsible for raising $3,000,000 in equity by November 15, 2000. The exercise price shall be equal to the closing price of our Common Stock on the closing date of the financing obtained by Mr. Cheung. In the case of a convertible security, the exercise price shall be determined as of the date that security is converted into equity;

         (5) Comadex shall receive an incentive of 1% of the capital raised in excess of $3,000,000 by Mr. Cheung for us or any company subsidiary that is 50% or more owned by us;

           (6) Comadex shall receive 1% of our net profits if we exceeds pre-set profit targets and our audited pre-tax profits exceed that target(s). No such targets have been set as of March 15, 2000 by the Board of Directors;

           (7) Comadex shall receive certain payments in the event the agreement is terminated without cause or if we are merged into or acquired by another company.

B.D. CLARK & ASSOCIATES

           On March 21, 1997, B.D. Clark & Associates agreed to provide one of its officers to assume the position of President to perform, inter alia, the following tasks: development and field implementation of strategies for our product lines, marketing, development of profit and revenue plan objectives. The term of the agreement is three years. Although it has expired as of March, 2000, B.D. Clark & Associates appointee is still the acting President. The agreement provides for a base fee of $240,000 in cash, with the possibility of an additional $260,000 in cash and stock as a performance bonus upon the attainment of certain objectives by us, and 500,000 shares of Company stock upon signing the agreement.

GREGORY MCLELLAND

           On April 8, 1997, we entered into an agreement with Gregory McLelland to provide consulting services and to serve as an officer. The term of the agreement is three years. The agreement provides a $125,000 annual salary, 100,000 shares of common stock upon signing of the agreement and options to purchase 50,000 shares of common stock annually for three years. The agreement also provides for the possibility of performance and incentive bonuses.

JING LIAN

           We and Jing Lian entered into an agreement effective January 1, 1996 for Mr. Lian to serve as a Vice President at an annual salary of $80,000. The agreement also provides for the possibility of performance and incentive bonuses.


JOHN D. WATT & ASSOCIATES, LTD.

         On November 17, 1996 we retained John D. Watt & Associates, Ltd. to identify and develop strategic alliances to support our operational needs with suppliers of multimedia educational, animation and children's entertainment products and to develop government contacts for financing and the establishment of technology and training centers. The agreement with John D. Watt & Associates, Ltd. provides for compensation of U.S.$10,000 per month.

HAI NAN

           On September 26, 1998, we entered into an agreement for consulting services with Hai Nan to assist us in developing its educational software business in China. The agreement with Hai Nan provides for compensation of $40,000 per year.

1334945 ONTARIO LIMITED

           On April 1, 2000, we entered into a consulting agreement with 1334945 Ontario Limited ("Ontario") to retain the services of Gregory Mavroudis, Ontario's principal, as its Vice President of Business Development. The agreement may be summarized as follows:

           (1) The agreement has a term of two years with a probationary period ending on September 30, 2000. We had the option to terminate the agreement at the end of the probationary period with notice provided by September 1, 2000. We elected not to terminate the agreement;

         (2) Ontario is to receive U.S.$10,000 per month for the term of the agreement;

           (3) Ontario is to receive 250,000 shares of Company stock of which 25,000 shares is to vest at the six month anniversary of the agreement, 112,500 at the twelve-month anniversary and an additional 112,500 at the twenty four month anniversary;

           (4) Ontario is to receive options to purchase 37,500 Company shares within 90 days of the six month anniversary of the agreement and an additional 37,500 options between 90 and 180 days after the six month anniversary of the agreement. The agreement also provides for additional options once a new stock option plan is adopted by our Board of Directors;

         (5) We may terminate the agreement at any time for cause and with a penalty without cause; and

         (6) Both Ontario and Mavroudis are subject to non-competition, non-solicitation and confidentiality obligations.

ADDITIONAL INFORMATION WITH RESPECT TO COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS
-----------------------------------------------

           The following members of the Compensation Committee of our Board of Directors served as our officers or employees during the fiscal year ended June 30, 2000:

Name                     Position
--------------------     ------------------------------
Jing Lian                President, TIC Beijing Digital Pictures Co., Ltd.
Barry Clark              President of the Company and Iconix International, Inc.


PERFORMANCE CHARTS
-----------------

           The following charts show the cumulative performance for our Common Shares over the last four years compared with the performance of the Nasdaq Composite and software Industry Group Performance Composite. The first chart assumes $100 invested as of September 3, 1996 in our common stock and in each of the named indices. The performance shown is not necessarily indicative of future performance.




                            Tengtu           Nasdaq       Industry
         Date               Return           Index          Index
---------------------- ----------------- -----------------------------
                              100            100            100
        6/30/97                16            126            141
        6/30/98                 4            166            226
        6/30/99                 3            235            315
        6/30/00                23            347            419

                         Tengtu           Change
                          Stock         from prior                   Calculated
         Date             Price           period        % chg.         Return
---------------------- -------------- ------------------------------------------
        9/3/96               5                          Base 100
        6/30/97           0.82          -4.18        -83.60%             16
        6/30/98           0.19          -0.63        -76.83%              4
        6/30/99           0.13          -0.06        -31.58%              3
        6/30/00           1.01           0.88        676.92%             23



                             Nasdaq         Change
                           Composite      from prior                  Calculated
         Date                Index           period        % chg.        Return
---------------------- ----------------- ---------------------------------------
        9/3/96              1142                    Base      100
       6/30/97              1442            300         26.27%           126
       6/30/98              1895            453         31.41%           166
       6/30/99              2686            791         41.74%           235
       6/30/00              3967           1281         47.69%           347

                            Industry
                             Group           Change
                         Performance       from prior                 Calculated
         Date              Software          period        % chg.       Return
---------------------- ----------------- ---------------------------------------
           9/3/96               243                        Base 100
          6/30/97               342             99         40.74%          141
          6/30/98               549            207         60.53%          226
          6/30/99               764            215         39.16%          315
          6/30/00              1017            253         33.12%          419

(m) SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

           The following table sets forth information furnished to us with respect to the beneficial ownership of our common shares by each executive officer named below, director and nominee, and by all directors and executive officers as a group, each as of June 30, 2000. Unless otherwise indicated, each of the persons listed has sole voting and dispositive power with respect to the shares shown as beneficially owned.


TITLE                                         AMOUNT AND NATURE OF   PERCENT OF
OF CLASS        NAME OF BENEFICIAL OWNER      BENEFICIAL OWNERSHIP   CLASS
--------        ----------------------------  --------------------   ----------

$.01 par        Pak Cheung (1)                    4,370,750           13.52
common

$.01 par        Jing Lian (2)                     1,170,750           3.6
common

$.01 par        John D. Watt (3)                  112,000              *
common

$.01 par        Michael Nikiforuk (4)             225,000              *
common


$.01 par        Zhang Fan Qi                    1,035,714             3.2
common

$.01 par        Gordon Reid (5)                   271,448              *
common

$.01 par        B.D. Clark & Associates, Inc. (6) 700,000             2.2
common

$.01 par        Simon Hui                         150,000             *
common

        * Less than one percent

(1) Includes 300,000 Common Shares subject to options that are exercisable within 60 days.

(2) Includes 300,000 Common Shares subject to options that are exercisable within 60 days.

(3) Includes 75,000 Common Shares subject to options that are exercisable within 60 days.

(4) Includes 75,000 Common Shares subject to options that are exercisable within 60 days.

(5) Includes 75,000 Common Shares subject to options that are exercisable within 60 days.

(6) B.D. Clark & Associates is owned equally by Barry Clark, our President, and his wife. Includes 300,000 Common Shares subject to options that are exercisable within 60 days.


           The following table shows certain information with respect to all persons who are not executive officers, directors or nominees, known by us to beneficially own more than five percent of our outstanding common stock.

TITLE          NAME AND ADDRESS                       AMOUNT AND NATURE OF     PERCENT OF
OF CLASS       OF BENEFICIAL OWNER                    BENEFICIAL OWNERSHIP       CLASS
--------       --------------------------------       --------------------       ----------
Debenture      Top Eagle Holdings, Ltd. - c/o (1)     4,500,000                  13.92
and warrant    Yugang Int'l Ltd., Room 3301-4,
               26 Harbour Rd., Hong Kong


(1) Top Eagle Holdings, Ltd. currently holds a debenture convertible into our common stock and warrants to purchase 1,500,000 shares of our common stock. If Top Eagle Holdings, Ltd. were to convert its debenture and exercise all of its warrants prior to December 23, 2000, it would own 4,500,000 shares of our common stock. After December 23, 2000, the conversion price of the convertible debenture increases from $.50 to $1.00.

(n) CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

           Due to the continued downsizing of the staff of Tengtu United, our joint venture, the operations of the venture during the fiscal year ended June 30, 2000 were substantially financed by our joint venture partner, Tengtu China. Zhang Fan Qi, a Company director, is a principal of Beijing Oriental Lian Fa Technology & Trade Group Co., Ltd., which is a 51% owner of Tengtu China. As a result of Tengtu China financing Tengtu United's operations, Tengtu United has a receivable balance of $170,123 as of June 30, 2000. At June 30, 1999, the joint venture had a receivable balance from Tengtu China of $293,287.

           Zhang Fan Qi has also capitalized and registered Tengtu Electronic Publishing, a Chinese company which could be the basis for a proposed joint venture with us or strategic alliance, at an approximate cost of $240,000.

           In July, 1999, Zhang Fan Qi purchased 750,000 shares of Company common stock for $150,000. On September 9, 1999 Zhang Fan Qi, a Company director, loaned $100,000 to us. The loan had an interest rate of 6% per annum and was due in twelve months. The loan was convertible at the option of Zhang Fan Qi at the rate of $.35 per share, or into an aggregate of 285,714 shares of our common stock. At the date of the loan, our common stock was trading at $.25 per share, therefore the loan does not contain a beneficial conversion feature. Zhang Fan Qi elected to convert the loan.

         We advanced $30,000 to Jing Lian, who serves as an officer and director, during the year. During 2000 and 1999, respectively, we incurred consulting and related expenses of approximately $1,492,003 and $774,900 from officers and directors of the Company or its subsidiaries or companies controlled by these officers and directors. No payments have been made for the amounts incurred in either fiscal year. Of the total expenses incurred, approximately $182,800 in 2000 and $243,750 for 1999 represent the value of common shares issued for services to two officers. The officers entered into agreements with the Company in the year ended June, 30, 1997 that entitled them to receive 500,000 and 100,000 shares, respectively, at the date the agreements were signed. Deferred compensation of $731,250 was recorded in the year ended June 30, 1997, and is being amortized over the three year term of each agreement.

         In January, 2000, we and Comadex Industries, Ltd. entered into a consulting agreement for the employment of Pak Kwan Cheung as our Chairman and CEO as described above.

            DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES

           We have agreed to indemnify Swartz, including its owners, employees, investors and agents, from all liability and losses resulting from any misrepresentations or breaches we make in connection with the Investment agreement, the registration rights agreement, other related agreements, or this registration statement. We have also agreed to indemnify these persons for any claims based on violation of Section 5 of the Securities Act of 1933 caused by the integration of the private sale of our common stock to Swartz and the public offering pursuant to the registration statement.

           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

           The expenses of this Offering are estimated as follows:

           Attorneys Fees                                              $150,000

           Accountants Fees                                            $  5,000

           Registration Fees                                           $  6,650

           Blue Sky Fees (including counsel fees)                      $  8,000

           Transfer Agent Fees                                         $  2,500

           Printing                                                    $0

           Advertising                                                 $0

           Other Expenses                                              $0

                                                                       --------
                               TOTAL                                   $172,150
                                                                       ========

INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Pursuant to Article 8 of our By-Laws, we are authorized to indemnify and hold harmless any person who was or is a director, consultant, officer, incorporator, employee or agent of the Company, or such other person acting at the request of the foregoing, from and against liability incurred as a result of the fact that he or she is or was director, consultant, officer, incorporator, employee or agent of the Company, or such other person acting at the request of the foregoing. The permitted indemnification is to the full extent permitted by the Delaware General Corporation Law ("GCL"). Under the GCL, a corporation may indemnify any of the foregoing persons as long as he or she was acting, in good faith, in the best interests of the corporation, and the corporation does not have reason to believe that the actions taken were unlawful.

           Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable.

           We presently do not have any Directors and Officers liability insurance.

RECENT SALES OF UNREGISTERED SECURITIES

           We sold the following unregistered securities in the past three years in reliance upon exemptions from registration provided by Section 4(2) of the Securities Act of 1933.

           On July 20, 1999, we sold 750,000 shares of its common stock, $.01 par value per share, to Zhang Fan Qi, a Company Director for $250,000 in cash. The sale was made pursuant to an exemption from registration under the Securities Act of 1933, as amended (the "Act") provided by Section 4(2) thereof.

           The facts relied upon for an exemption under Section 4(2) of the Act are as follows:

         1. The securities were offered and sold in a private transaction without general solicitation or advertisement;

         2. Zhang Fan Qi is a sophisticated investor, and one of our directors, who has such knowledge and experience in financial or business matters that he is capable of evaluating the merits and risks of this investment in the securities and protecting his interests in connection with the investment;

         3. Zhang Fan Qi had a preexisting business relationship with us and certain of its officers, directors or controlling persons of a nature and duration that enabled him to be aware of the character, business acumen and financial circumstances of such persons;

         4. Zhang Fan Qi made his own due diligence investigation and executed an investment representation letter stating that the securities were acquired with an investment intent and not with a view to their distribution or resale.

         On December 23, 1999, we received an investment of U.S.$1,500,000 in exchange for a four year Floating Convertible Debenture ("Debenture") convertible into shares of Tengtu's $.01 par value common stock and a separate Common Stock Warrant ("Warrant") for the purchase of 1,500,000 shares of common stock. The purchaser of the Debenture and Warrant was Top Eagle Holdings Limited, a British Virgin Islands company ("Top Eagle") that is wholly owned by Yugang International Limited, a Hong Kong company engaged in the trading of audio visual products and components, industrial equipment, automobile parts, agricultural products, raw materials and other products in the Central and Western parts of China.

           The Debenture is due December 15, 2003 and provides for accrual of interest beginning December 15, 2000 at a rate equal to the best lending rate of The Hong Kong and Shanghai Banking Corporation plus two percent. The Debenture Is convertible into Tengtu's Common Stock at a conversion price of U.S.$.50 during the first year, U.S.$1.00 during the second year, U.S.$2.00 during the third year and U.S.$4.00 on any date thereafter. The unpaid balance of principal and interest outstanding at maturity, if any, may be converted by the holder into Tengtu Common Stock at the then existing market price minus twenty percent. The Warrant gives the holder the right to purchase 1,500,000 shares of Tengtu common stock at U.S.$1.00 per share during the first year, U.S.$2.00 per share during the second year and U.S.$4.00 thereafter. The Warrant shall become void three years after issuance.

         In connection with the purchase of the Debenture and Warrant, Tengtu and Top Eagle entered into an Investor Rights Agreement which provides The holder(s) of the Debenture, Warrant and or the shares issued upon conversion or exercise thereof, with registration and certain other rights.

         The sale of the Debenture and Warrant were accomplished pursuant to Rule 506 of Regulation D relying on the fact that Top Eagle meets the definition of an accredited investor.

         Effective October 15, 1999, we entered into a consulting agreement with Comadex Industries, Ltd. ("Comadex") to retain the services of Pak Kwan Cheung as our Chairman of the Board of Directors and Chief Executive Officer. The agreement also provided for past due compensation for past services rendered over a three year period in the amount of 3,000,000 shares of our common stock.

         The sale of 3,000,000 shares was accomplished in reliance upon Section 4(2) of the Securities Act of 1933. The facts relied upon for the exemption are that Pak Kwan Cheung is an accredited investor by virtue of his position as an executive officer and director of the Company.

         On November 17, 2000, we entered into a Loan Agreement with Orion Capital Incorporated ("Orion") under which Orion loaned us $500,000 until December 31, 2000, with an interest rate of 10%. In connection with the loam, we granted Orion a warrant to purchase 100,000 shares of our common stock with an exercise price of $.50. The issuance of the warrants was accomplished in reliance upon Section 4(2) of the Securities Act. The facts relied upon for the exemption are that Orion Capital Incorporated is an accredited investor.

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

           (a) Index of Exhibits required by Item 601 of regulation S-K:

                  1. Exhibit (3.1) - Articles of Incorporation (filed as part of our Form 10 filed on May 25, 2000 and incorporated herein by reference);

                  2. Exhibit (3.2) - By-Laws (filed as part of our Form 10 filed on May 25, 2000 and incorporated herein by reference);

                  3. Exhibit (5.1) - Opinion re: Legality of the securities being registered.

                  4. Exhibit (10) - Material contracts;

                  10.1 - Tengtu International Corp. Investment Agreement with Swartz Private Equity, L.L.C. dated October 25, 2000 (filed as part of our Form 10-Q filed on November 14, 2000 and incorporated herein by reference);

                  10.2 - English Translation of Agreement between National Center for Audio Visual Education and Tengtu Culture and Education Electronics Development Co., Ltd. dated September 20, 2000 - referred to as "Operation Morning Sun" (filed as part of our Form 10-Q filed on November 14, 2000 and incorporated herein by reference);

                  10.3 - English Translation of Cooperation Agreement among the Chinese National Center for Audio/Visual Education of the Ministry of Education, Tengtu China and Legend Group (filed as part of our Form 10-Q filed on November 14, 2000 and incorporated herein by reference);

                  10.4 - English Translation of Qwai Zhou Normal University Attached High School Thousand Mega Campus Network System Agreement with Tengtu China and Qwai Zhou Qin Hwa Yuen Information Technology Development Co., Ltd. dated July 28, 2000 (filed as part of our Form 10-Q filed on November 14, 2000 and incorporated herein by reference);

                  10.5 - English Translation of Zhong Yau Normal College Campus Network Contract with Tengtu China dated September 10, 2000 (filed as part of our Form 10-Q filed on November 14, 2000 and incorporated herein by reference);

                  10.6 - English Translation of Inner Mongolia 1st High School Campus Network Contract with Tengtu China dated August 25, 2000 (filed as part of our Form 10-Q filed on November 14, 2000 and incorporated herein by reference);

                  10.7 - English Translation of Equipment Lease contract between TIC Beijing Digital Pictures Co., Ltd and Beijing Hwa Yue Advertisement Co., Ltd. dated August 8, 2000 (filed as part of our Form 10-Q filed on November 14, 2000 and incorporated herein by reference);

                  10.8 - 1999 Non-Qualified Stock Option Incentive Plan (filed as part of our Form 10 filed on May 25, 2000 and incorporated herein by reference),

                  10.9 - English Translation of Microsoft Cooperation Agreement (filed as part of our Form 10 filed on May 25, 2000 and incorporated herein by reference),

                  10.10 - Consulting Agreement between Tengtu and B.D. Clark and Associates, Ltd. (filed as part of our Form 10 filed on May 25, 2000 and incorporated herein by reference),

                  10.11 - Tengtu United Joint Venture Agreement and the amendment thereto (filed as part of our Form 10 filed on May 25, 2000 and incorporated herein by reference),

                  10.12 - Iconix agreement with Dell Products, L.P. (filed as part of our Form 10 filed on May 25, 2000 and incorporated herein by reference),

                  10.13 - Employment agreement between Tengtu and Jing Lian (filed as part of our Form 10 filed on May 25, 2000 and incorporated herein by reference),

                  10.14 - Consulting agreement between Comadex Industries, Ltd. and Tengtu (filed as part of our Form 10 filed on May 25, 2000 and incorporated herein by reference),

                  10.15 - Top Eagle Holdings, Ltd. Convertible Debenture and Warrant Purchase Agreement (filed as part of our Form 8-K dated December 23, 1999 and incorporated herein by reference),

                  10.16 - Top Eagle Holdings, Ltd. Investor Rights Agreement (filed as part of our Form 8-K dated December 23, 1999 and incorporated herein by reference),

                  10.17 - Top Eagle Holdings, Ltd. Convertible Debenture (filed as part of our Form 8-K dated December 23, 1999 and incorporated herein by reference),

                  10.18 - Top Eagle Holdings, Ltd. Common Stock Warrant (filed as part of our Form 8-K dated December 23, 1999 and incorporated herein by reference),

                  10.19 - Independent Contractor Agreement among us, 1334945 Ontario Limited and Gregory Mavroudis dated April 1, 2000 (filed as part of our Form 10-K dated September 28, 2000 and incorporated herein by reference),

                  10.20 - Letter of Intent for Cooperation between Guandong Southern Natural Museum Co., Ltd. and Tic Beijing (filed as part of our Form 10-K dated September 28, 2000 and incorporated herein by reference),

                  10.21 - License Agreement between us and Netopia, Inc. dated June 21, 2000 (filed as part of our Form 10-K dated September 28, 2000 and incorporated herein by reference).

                  5. Exhibit (11.1) - Statement re: Computation of Per Share Earnings;

                  6. Exhibit (13.1) - Annual Report on Form 10-K for the fiscal year ended June 30, 2000;

                  9. Exhibit (21.1) - List of Subsidiaries;

                  10. Exhibit (23.1) - Consent of counsel to the use of the opinion annexed at Exhibit (5.1) is contained in the opinion annexed at Exhibit (5.1); Consent of accounts for use of their report;

                  12. Exhibit (27.1) - Financial Data Schedules.

           (b) The following financial statements are incorporated in this filing above:

                  1. Tengtu International Corp. and Subsidiaries audited financial statements for the fiscal year ended June 30, 2000;

                  2. Tengtu International Corp. and Subsidiaries audited financial statements for the fiscal year ended June 30, 1999;

                  3. Tengtu International Corp. and Subsidiaries unaudited financial statements for the fiscal quarter ended September 30, 2000.

UNDERTAKINGS

           The undersigned Registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement(or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

           (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Burnaby, British Columbia, Canada, on November 24, 2000.


                                       TENGTU INTERNATIONAL CORP.


                                       By:/s/ PAK KWAN CHENUG
                                          -------------------
                                          Pak Kwan Cheung
                                          Chairman of the Board of
                                          Directors and Chief Executive
                                          Officer

           Pursuant to the requirements of the Securities Act of 1933, this registration statement has been filed by the following persons in the capacities and on the dates indicated.


/S/ SIMON HUI
---------------------------------                November 24, 2000
Simon Hui
Vice President and Controller


/S/ BARRY CLARK
---------------------------------                November 21, 2000
Barry Clark
President and Director


/S/ MICHAEL NIKIFORUK
---------------------------------                November 22, 2000
Michael Nikiforuk
Director


/S/ JOHN D. WATT
---------------------------------                November 24, 2000
John D. Watt
Executive Vice President and
Director


/S/ JING LIAN
---------------------------------                November 22, 2000
Jing Lian
Vice President and Director


/S/ GORDON REID
---------------------------------                November 24, 2000
Gordon Reid
Director


/S/ ZHANG FAN QI
---------------------------------                November 24, 2000
Zhang Fan Qi
Director


/S/ HAI NAN
---------------------------------                November 24, 2000
Hai Nan
Director




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